UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Natus Medical Incorporated
(Name of Registrant as Specified in its Charter)
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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NATUS MEDICAL INCORPORATED
3150 Pleasant View Road
Middleton, WI 53562
[•], 2022
To the stockholders of Natus Medical Incorporated:
On April 17, 2022, your Board of Directors approved an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) by and among Natus Medical Incorporated (“Natus,” the “Company,” “we,” “us,” or “our”), Prince Parent Inc. (“Parent”) and Prince Mergerco Inc. (“Merger Sub”), which are legal entities formed by funds managed by ArchiMed to facilitate its acquisition of Natus. Under the terms of the Merger Agreement, Merger Sub will be merged into Natus, each outstanding share of our common stock (other than shares, if any, owned directly or indirectly by Parent or Merger Sub) will be cancelled and converted into the right to receive $33.50 in cash (without interest and less any applicable withholding taxes) and Natus will become a privately held subsidiary of Parent. We refer to this transaction as the “Merger.” We cannot complete the Merger until our stockholders have adopted the Merger Agreement and we have obtained necessary regulatory approvals. Accordingly, you are cordially invited to attend a special meeting of stockholders of the Company (the “Company Stockholder Meeting”) to be held via a virtual meeting on [•], 2022, at [•] Eastern Time in order to vote on a proposal to adopt the Merger Agreement.
At the Company Stockholder Meeting, you will also be asked to consider and vote on a proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting, and a proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
If our stockholders adopt the Merger Agreement in accordance with applicable law, the other closing conditions in the Merger Agreement are satisfied and the Merger is completed, our stockholders will be entitled to receive $33.50 in cash, without interest and less any applicable withholding taxes, for each share of Natus common stock (the “Company Common Stock”) held at the effective time of the Merger. This price represents a premium of approximately 28.6% from the closing price of $26.05 on April 14, 2022, the last trading day prior to the execution of the Merger Agreement.
After considering the factors more fully described in the enclosed proxy statement, your Board of Directors has unanimously (1) determined that it is in the best interests of the Company and Natus’ stockholders (the “Company Stockholders”), and declared it advisable, to enter into the Merger Agreement and consummate the Merger in accordance with the Delaware General Corporation Law (“DGCL”) upon the terms and subject to the conditions set forth in the Merger Agreement; (2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth in the Merger Agreement; and (3) resolved to recommend, subject to certain provisions in the Merger Agreement, that the Company Stockholders adopt the Merger Agreement in accordance with the DGCL.
Accordingly, your Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
The enclosed proxy statement provides detailed information about the Merger Agreement and the Merger, as well as the Company Stockholder Meeting. In addition, a copy of the Merger Agreement is attached as Annex A to the proxy statement. The enclosed proxy statement also describes the process by which the Board of Directors considered, negotiated and ultimately approved the Merger Agreement and the Merger, as well as the reasons the Board of Directors approved the Merger Agreement and recommends that Natus’ stockholders adopt it. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain more information about Natus from documents Natus has filed with the Securities and Exchange Commission (the “SEC”).
Whether or not you plan to attend the Company Stockholder Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the virtual Company Stockholder Meeting and vote by ballot, your vote will revoke any proxy that you have previously submitted. The failure of any stockholder to vote will have the same effect as a vote against adopting the Merger Agreement.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
We cannot complete the Merger unless the proposal to adopt the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company’s capital stock entitled to vote thereon. For this purpose, failures to vote will be counted as votes against the Merger Agreement and the Merger. Your affirmative vote is very important regardless of the number of shares of Company Common Stock that you own.
If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
E-mail: proxy@mackenziepartners.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Joshua H. Levine
Chairperson of the Board of Directors
The accompanying proxy statement is dated [•], 2022 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Natus on or about [•], 2022.
Neither the SEC nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NATUS MEDICAL INCORPORATED
3150 Pleasant View Road
Middleton, WI 53562
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held [•], 2022
Notice is hereby given that a special meeting of stockholders of the Company (the “Company Stockholder Meeting”) of Natus Medical Incorporated, a Delaware corporation (“Natus,” the “Company,” “we,” “us,” or “our”), will be held solely by means of remote communications described below on [•], 2022, at [•] Eastern Time, for the following matters:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, made and entered into as of April 17, 2022 (as amended from time to time, the “Merger Agreement”), by and among Natus, Prince Parent Inc. (“Parent”), and Prince Mergerco Inc. (“Merger Sub”). Each of Parent and Merger Sub is affiliated with an investor group comprised of funds managed by ArchiMed, an investment firm focused on the healthcare industry. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Natus and Natus will continue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent (the “Merger”);

2.
To consider and vote on the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and

3.
To consider and vote on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.

Only stockholders of record as of the close of business on [•], 2022 are entitled to notice of the Company Stockholder Meeting and to vote at the Company Stockholder Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement in accordance with the DGCL; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
All stockholders, whether of record or beneficially, are cordially invited to attend the Company Stockholder Meeting virtually. The Company Stockholder Meeting will be held solely by means of a live webcast on the Internet at www.virtualshareholdermeeting.com/NTUS2022SM.
Only stockholders of record are entitled to participate in, vote at and examine the stockholders list during the Company Stockholder Meeting.
All stockholders with a 16-digit control number have the ability to vote, participate in Q&A and view the stockholders list by logging in to the above Internet address at the time of the meeting. Beneficial stockholders who did not receive a 16-digit control number from their bank or brokerage firm who wish to attend the meeting should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a stockholder to obtain a legal proxy either online or by mail.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company’s capital stock entitled to vote thereon. Whether or not you plan to attend the Company Stockholder Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone.
If you attend the Company Stockholder Meeting and vote by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
By the Order of the Board of Directors,

Douglas Balog
Vice President and General Counsel

Dated: [•], 2022

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE COMPANY STOCKHOLDER MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE COMPANY STOCKHOLDER MEETING. If you are a stockholder of record, voting by ballot at the Company Stockholder Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person (virtually) at the Company Stockholder Meeting.
If you fail to (1) return your proxy card; (2) grant your proxy electronically over the internet or by telephone; or (3) attend the Company Stockholder Meeting in person (virtually), your shares will not be counted for purposes of determining whether a quorum is present at the Company Stockholder Meeting; and if a quorum is present, your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the other proposals.
We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Company Stockholder Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our Proxy Solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
E-mail: proxy@mackenziepartners.com

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger (the “Merger”) of Prince Mergerco Inc. with and into Natus Medical Incorporated, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information.” The Agreement and Plan of Merger, made and entered into as of April 17, 2022 (as amended from time to time, the “Merger Agreement”), by and among Natus, Parent and Merger Sub is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Except as otherwise specifically noted in this proxy statement, “Natus,” the “Company,” “we,” “our,” “us,” and similar words refer to Natus Medical Incorporated, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Prince Parent Inc. as “Parent,” and Prince Mergerco Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated April 17, 2022, among Natus, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.”
The Companies
Natus Medical Incorporated
Natus delivers innovative and trusted solutions to screen, diagnose, and treat disorders affecting the brain, neural pathways, and eight sensory nervous systems to advance the standard of care and improve patient outcomes and quality of life. The Company offers hardware, advanced software and algorithms, and consumables that provide stimulus, acquire and monitor physiological signals, and capture the body’s response. With sales in over 100 countries, Natus is a leader in neurodiagnostics, pediatric retinal imaging, and infant hearing screening, as well as a leading company in hearing assessment, hearing instrument fitting, balance, and intracranial pressure monitoring.
Natus’ common stock is quoted on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “NTUS.”
Natus’ principal executive office is located at 3150 Pleasant View Road, Middleton, WI 53562, and its telephone number is 608-829-8500.
Prince Parent Inc.
Parent was formed by funds managed by ArchiMed on April 11, 2022 for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.
Prince Mergerco Inc.
Merger Sub is a wholly owned direct subsidiary of Parent and was formed by funds managed by ArchiMed on April 11, 2022 for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.
Parent and Merger Sub are affiliated with an investor group comprised of funds managed by ArchiMed, an investment firm focused on the healthcare industry. Parent, Merger Sub and Natus will cause the Merger to be consummated pursuant to the Delaware General Corporation Law (“DGCL”) by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware to be effective on the date and time specified in the Certificate of Merger or the date and time of filing if no such date and time is specified in the Certificate of Merger (the “Effective Time”). Upon consummation of the Merger, Natus, as the Surviving Corporation, will be indirectly owned by ArchiMed.
Parent and Merger Sub have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, which will be available to fund the aggregate purchase price and certain other payments contemplated by, and subject to the terms and conditions of, the Merger Agreement. In addition,

Med Platform II S.L.P., a société de libre partenariat incorporated under the laws of France (the “Fund”) has also provided Natus with a limited guaranty in favor of Natus, which guarantees the payment of the Parent Termination Fee that may become payable by Parent under the Merger Agreement.
The Merger
The Merger and the Per Share Price
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Natus, with Natus continuing as the surviving corporation and as a wholly owned direct subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, at the Effective Time, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock held in treasury, held by Parent, Merger Sub or their respective subsidiaries or as to which appraisal rights have been perfected in accordance with the DGCL, but including each share of Company Restricted Stock (as defined below)) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $33.50, without interest thereon and less any applicable withholding taxes (the “Per Share Price”). After the Merger is completed, you will no longer own any shares of the capital stock or any other rights or interest in the Surviving Corporation and you will have the right to receive the Per Share Price, but you will no longer have any rights as a stockholder.
Each holder of shares of Company Common Stock will be entitled to receive, upon (i) surrender to the payment agent of a certificate or certificates, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the payment agent (or such other evidence, if any, of transfer as the payment agent would reasonably request) in the case of a book-entry transfer of uncertificated shares, the Per Share Price payable for each share of Company Common Stock represented by a certificate or for each uncertificated share, without interest.
Treatment of Natus Equity-Based Awards
Pursuant to the Merger Agreement, at the Effective Time:
•
except as set forth below with respect to Employee Interim Awards (as defined below), each share of Company Common Stock subject to vesting restrictions or a risk of forfeiture (“Company Restricted Stock”) outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any of the Company’s equity plans (“Company Stock Plans”), will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to the Per Share Price;

•
except as set forth below with respect to Employee Interim Awards or as set forth in the CEO Retention Agreement (as defined below), each restricted stock unit in respect of shares of Company Common Stock, which includes time-vesting restricted stock units, market stock units and other performance-vesting restricted stock units (each, a “Company Restricted Stock Unit”) outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be cancelled and be converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price; multiplied by (ii) (1) with respect to Company Restricted Stock Units that are only subject to time-vesting requirements, the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (2) with respect to Company Restricted Stock Units that are subject to time- and performance-vesting requirements, the total number of shares of Company Common Stock determined to be performance vested with the performance goals deemed achieved at maximum levels and with the remaining time-vesting requirements deemed satisfied;

•
any Company Restricted Stock and Company Restricted Stock Units granted after the date of the Merger Agreement, other than awards that may be granted to non-employee directors after the date of the Merger Agreement (such awards, “Employee Interim Awards”), that are outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be treated at the Effective Time in the manner set forth above, provided that any applicable performance goals will be deemed achieved at target levels (rather than at maximum) and the number of shares subject to such Employee Interim Awards that will vest at the Effective Time will be prorated to reflect the portion of the applicable vesting period that has elapsed from the date of grant until the Effective Time (rather than vesting in full), and the remaining unvested portion of any Employee Interim Awards will be forfeited at the Effective Time;
•
each option (or portion thereof) to purchase a share of Company Common Stock (a “Company Option”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, and that has an exercise price per share less than the Per Share Price (each, an “In-the-Money Company Option”) will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option), multiplied by (ii) the total number of shares of Company Common Stock that are issuable upon the full exercise of such Company Option; and

•	each Company Option that is not an In-the-Money Company Option will be cancelled without any cash payment being made in respect thereof.
CEO Retention Agreement
To ensure the continued retention of the Company’s President and Chief Executive Officer, Thomas J. Sullivan, following the Closing, in connection with entering into the Merger Agreement, Parent required Mr. Sullivan to enter into a retention agreement, dated as of April 17, 2022, with Parent and the Company (the “CEO Retention Agreement”).
Pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that, notwithstanding the treatment of Company Restricted Stock Units set forth in the Merger Agreement (as described above), he would not receive payment in respect of his Company Restricted Stock Units that are market stock units (“MSUs”) based on deemed achievement of performance goals at maximum levels. Instead, Mr. Sullivan’s MSUs will be deemed attained at the level of performance actually achieved through the Closing based on the Per Share Price (which is approximately 143.4% of target, in the case of MSUs granted to Mr. Sullivan in December 2021, and 139.6% of target, in the case of MSUs granted to Mr. Sullivan in January 2022), consistent with the level of return to the Company’s stockholders pursuant to the Merger Agreement. The consequence to Mr. Sullivan will be a reduction by over $3,000,000 in the amount of gross proceeds that he otherwise was entitled to receive and would have received in respect of his MSUs.
Furthermore, pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that an amount equal to $6,000,000 (the “Retention Payment”) payable to him at the Effective Time in respect of his Company Restricted Stock Units would not become payable at the Effective Time and, instead, would become payable 50% on the six-month anniversary of the Closing and 50% on the one-year anniversary of the Closing, subject to his continued employment with the Company until the relevant retention date. If Mr. Sullivan’s employment is terminated by the Company without cause, by Mr. Sullivan with good reason, or due to his death or disability, any then-unpaid portion of the Retention Payment will be paid to him upon his termination (subject to, in the case of a termination by the Company without cause or by Mr. Sullivan for good reason, his execution and non-revocation of a release of claims). If Mr. Sullivan’s employment terminates for any other reason prior to the relevant retention date, he will immediately forfeit all portions of the Retention Payment that relate to a future retention date. Mr. Sullivan’s right to receive the Retention Payment is further subject to his continued compliance with certain restrictive covenants. At the Effective Time, all other amounts payable to Mr. Sullivan in respect of his Company Restricted Stock and Company Restricted Stock Units will become payable in accordance with the Merger Agreement, as described above.
The CEO Retention Agreement was signed at the same time the Merger Agreement was signed, but if the Merger Agreement is terminated and the Closing does not occur, it will automatically become null and void.

Expected Timing of the Merger
We currently expect to complete the Merger in the third calendar quarter of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger,” many of which are outside of our control.
Material U.S. Federal Income Tax Consequences of the Merger
For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of Company Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger.
A Non-U.S. Holder (as defined in the section of this proxy statement captioned “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger, unless such Non-U.S. Holder has certain connections to the United States.
Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. tax jurisdiction.
Regulatory Approvals Required for the Merger
The completion of the Merger is conditioned on, among other things, any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and certain other antitrust and foreign investment laws having expired or been terminated, or all requisite consents pursuant thereto being obtained.
Upon the terms and subject to the conditions set forth in the Merger Agreement, Parent and Merger Sub, on the one hand, and Natus, on the other hand, will use their respective reasonable best efforts (x) to take (or cause to be taken) all actions; (y) do (or cause to be done) all things; and (z) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law (as defined in the Merger Agreement) or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using its reasonable best efforts to cause the conditions to the Merger in the Merger Agreement to be satisfied.
On April 29, 2022 and May 5, 2022, Natus and Parent, respectively, filed notification of the proposed Merger with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) under the HSR Act. The waiting period under the HSR Act is expected to expire at 11:59 p.m., Eastern time, on June 6, 2022.
See the section of this proxy statement captioned “The Merger Agreement—Required Efforts to Consummate the Merger” for a more detailed discussion of the parties’ obligations with respect to obtaining regulatory approvals in connection with the Merger.
Appraisal Rights
If the Merger is consummated, Company Stockholders who do not vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement, who continuously hold such shares of Company Common Stock from the date they make the demand through the Effective Time, and who properly perfect appraisal of their shares of Company Common Stock will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are met. This means that such stockholders would be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Conditions to the Merger
Each party’s obligation to consummate the Merger, with the exception of the absence of the Company Material Adverse Effect condition which is only applicable to Parent and Merger Sub’s obligation to consummate the Merger, is subject to the satisfaction or (where permitted by applicable law) written waiver of the following conditions:
•	at and as of the consummation of the Merger (the “Closing”), the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;
•
at and as of the Closing, the expiration or termination of the applicable waiting period under the HSR Act and the other antitrust laws and foreign direct investments laws set forth in the Merger Agreement, or all requisite consents pursuant thereto will have been obtained;

•
at and as of the Closing, no order or injunction issued by any court of competent jurisdiction in any jurisdiction where the Company or its Subsidiaries has material operations will be in effect, and no law will have been enacted by any Governmental Authority of competent jurisdiction in any jurisdiction where the Company or its Subsidiaries has material operations after the date of the Merger Agreement, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger;

•
at or prior to the Effective Time, the accuracy of the representations and warranties of Natus, Parent and Merger Sub in the Merger Agreement, made at and as of the date of the Merger Agreement and as of the Closing Date or the date in respect of which such representation or warranty was specifically made, with the exception of certain representations and warranties of Natus, made at and as of the Closing Date or the date in respect of which such representation or warranty was specifically made. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”;

•
at or prior to the Effective Time, the performance in all material respects by Natus, Parent and Merger Sub of their respective covenants and obligations required to be performed by them under the Merger Agreement at or prior to the Closing;

•
at or prior to the Effective Time, receipt of certificates executed by authorized officers of Natus, on the one hand, and Parent and Merger Sub, on the other hand, to the effect that the conditions described in the preceding two bullets have been satisfied; and

•
the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred after the date of Merger Agreement that is continuing.

Financing of the Merger
Concurrently with the execution of the Merger Agreement, MED Platform II S.L.P., a société de libre partenariat incorporated under the laws of France (the “Fund”) delivered to Parent an executed equity commitment letter (the “Equity Commitment Letter”) pursuant to which the Fund has committed to invest up to $840,000,000 in Parent for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses, subject to the terms and conditions set forth therein. Natus is an express third party beneficiary of the Equity Commitment Letter. In addition, pursuant to the Limited Guaranty, dated April 17, 2022, from Med Platform II S.L.P., a société de libre partenariat incorporated under the laws of France (the “Guarantor”), who has also provided Natus with a limited guaranty in favor of Natus, which guarantees the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any reverse termination fee that may become payable by Parent to Natus.

In addition, pursuant to a debt commitment letter delivered to Parent (the “Debt Commitment Letter”), Jefferies Finance LLC (the “Lead Arranger”) has committed to provide a senior secured term loan and a senior secured revolving credit facility (collectively, the “Credit Facilities”) for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses, subject to the terms and conditions set forth therein. The obligation of the Lead Arranger to provide debt financing under the Debt Commitment Letter is subject to a number of customary conditions.
The completion of the Merger is not subject to any financing conditions. Although the obligation of the parties to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that the Closing of the Merger will not occur earlier than the sixtieth day following the date of the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Recommendations of the Board of Directors
After considering various factors more fully described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors of Natus (the “Board of Directors” or “Board”) has unanimously (1) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth in the Merger Agreement; (2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth in the Merger Agreement; and (3) resolved to recommend, subject to certain provisions in the Merger Agreement, that the Company Stockholders adopt the Merger Agreement in accordance with the DGCL.
Accordingly, the Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement in accordance with the DGCL; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Notwithstanding the foregoing, if an Intervening Event (as defined in the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of Natus’ Board of Directors”) occurs at any time prior to the adoption of the Merger Agreement by Company Stockholders, the Board of Directors may withdraw or change its recommendation regarding the Merger Agreement and the Merger, provided that the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, as further described and subject to compliance with the obligations described in the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of Natus’ Board of Directors.”
In addition, at any time prior to the adoption of the Merger Agreement by Company Stockholders, if Natus receives a bona fide written competing acquisition proposal for Natus that was not solicited in material breach of the non-solicitation provisions of the Merger Agreement and that the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such competing acquisition proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement) , then the Board of Directors may, subject to compliance with certain procedural protections, (i) withdraw or change its recommendation regarding the Merger Agreement and the Merger, or (ii) terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, provided that in either case the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take the actions described in clauses (i) or (ii) above would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law.

Opinion of Stifel Nicolaus & Company, Incorporated
In connection with the Merger, Natus retained Stifel, Nicolaus & Company, Incorporated (“Stifel”) to provide it with financial advisory services and to provide the Board of Directors an opinion in connection with the possible sale of Natus. Natus selected Stifel as its financial advisor based on the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the healthcare and medical technology sectors and in providing strategic advisory services in general. On April 17, 2022, Stifel delivered its oral opinion, subsequently confirmed in writing by delivery of a written opinion dated April 17, 2022 (the “Opinion”), to the Board of Directors as to the fairness, from a financial point of view and as of such date, and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, to the holders of Company Common Stock (other than Excluded Shares) of the Per Share Price to be received by such holders in the Merger pursuant to the Merger Agreement.
The full text of the Opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of the Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such Opinion. Company Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limits of the review undertaken by Stifel in connection with the Opinion. The Opinion was for the information of, and directed to, the Board of Directors (in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger, was only one of many factors considered by the Board of Directors in its evaluation of the Merger and only addresses the fairness, from a financial point of view and as of the date of the Opinion, of the Per Share Price to be received in the Merger by holders of the Company Common Stock (other than Excluded Shares). The Opinion does not address the relative merits of the Merger as compared to other transactions or strategies that might be available to Natus or the underlying business decision of Natus to proceed with the Merger, and is not intended to, and does not, constitute a recommendation to the Board of Directors as to how the Board of Directors should vote or otherwise act on the Merger or any other matter or to any shareholder of the Company as to how any such shareholder should act with respect to the Merger or any other matter.
Interests of Natus’ Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) adopting the Merger Agreement; and (iii) recommending that the Merger Agreement be adopted by Company Stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:
•
accelerated vesting and cash out of Company Options, Company Restricted Stock and Company Restricted Stock Units at the Effective Time, with any performance conditions applicable to outstanding Company Restricted Stock Units (including those held by our executive officers) deemed to have been achieved at the maximum levels and with the remaining time vesting requirements deemed satisfied (except that, pursuant to the CEO Retention Agreement, a portion of Mr. Sullivan’s Company Restricted Stock Units are deemed achieved at the actual level of achievement based on the Per Share Price and a portion of the proceeds otherwise payable at the Effective Time in respect of Mr. Sullivan’s Company Restricted Stock Units will not become payable to him at the Effective Time and, instead, will be subject to vesting based on his continued service following the Effective Time);

•
in the case of our currently employed executive officers (other than Dr. Chung), the opportunity to receive payments and benefits under each executive officer’s respective employment agreement upon either (1) an involuntary termination of service other than for “cause,” death, or disability or (2) voluntary resignation for “good reason,” in each case, occurring, in the case of Mr. Sullivan, within the 3-month period preceding or 24-month period following the Effective Time or, in the case of Messrs. Davies and Noll, within the 6-month period following the Effective Time. These payments and benefits may include:

•
cash severance equal to, in the case of Mr. Sullivan, two times the sum of his annual base salary and target annual bonus, and in the case of each of Messrs. Davies and Noll, the sum of his annual base salary and target annual bonus;

•
solely in the case of Mr. Sullivan, a prorated target annual bonus for the year of termination, with the prorated amount based on the number of days that he was employed during the year prior to termination of service; and

•	payment of the premium costs for continuing health benefits for a period of time following termination;
•
in the case of our executive officers and directors who have an account balance pursuant to our nonqualified deferred compensation plan, we intend to terminate our nonqualified deferred compensation plan prior to the Effective Time, resulting in the cessation of deferrals under the plan and accelerated payment of each such balance (which is fully vested regardless of the Merger), promptly following the Effective Time; and

•	continued indemnification and directors’ and officers’ liability insurance.
If the proposal to adopt the Merger Agreement is approved, the shares of Company Common Stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Company Common Stock held by all other stockholders.
Insurance and Indemnification of Directors and Executive Officers
From and after the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by DGCL or pursuant to any and all provisions of any certificate of incorporation, bylaws or other similar organizational documents of the Company or its Subsidiaries and any indemnification agreements with Natus and any of its Subsidiaries in effect on the date of April 17, 2022, each current or former director and officer of Natus (and any person who becomes a director or officer of Natus or any of its Subsidiaries prior to the Effective Time) (“Indemnified Person”) from and against any costs, fees and expenses (including reasonable and documented attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, with respect to any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of Natus or any of its Subsidiaries or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time (including any matters arising in connection with the Merger Agreement or the Merger).
During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of the Subsidiaries of Natus, as applicable, as of the date of the Merger Agreement that have been made available to Parent. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.
The Merger Agreement also provides during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain Natus’ current directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to those of the D&O Insurance; provided that Parent may substitute therefor policies with a substantially comparable insurer (of the same or better credit worthiness and financial capability) of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured thereunder. The Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the annual premium amount paid by Natus for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Natus’ current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, Natus may (and if Natus is unable to purchase such a policy prior to Closing, Parent shall) purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as Natus’ current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If Natus (or Parent) purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect for a period of no less than six years after the Effective Time.
Go Shop Period & Non-Solicitation of Competing Acquisition Proposals After Go Shop Period
Go Shop Period
Until 11:59 p.m., Eastern time, on May 17, 2022 (the “Go-Shop Period End Date”), Natus was permitted to:
•	solicit, initiate and encourage, facilitate and assist any proposal or inquiry that constitutes, or could reasonably be expected to lead to, a competing acquisition proposal for Natus;
•
subject to the execution of an acceptable confidentiality agreement, furnish to any person public and/or non-public information relating to Natus or afford to any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Natus, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate and assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, a competing acquisition proposal for Natus or any inquiries or the making of any proposal that could reasonably be expected to lead to any such competing acquisition proposals, provided that Natus must substantially concurrently provide access to Parent or Merger Sub any non-public information provided to such person if such information was not previously made available to Parent or Merger Sub; or

•
subject to the execution of an acceptable confidentiality agreement, participate or engage in discussions or negotiations with any person with respect to a competing acquisition proposal for Natus or any proposal that could reasonably be expected to lead to a competing acquisition proposal for Natus.

Non-Solicitation After Go Shop Period
Commencing at 11:59 p.m., Eastern time, on May 17, 2022, Natus and its Subsidiaries, and its and their respective directors and officers may not:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to a competing acquisition proposal for Natus;

•
furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Natus or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Natus (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, a competing acquisition proposal for Natus or any inquiries or the making of any proposal that would reasonably be expected to lead to a competing acquisition proposal for Natus;

•
participate, engage in or continue discussions or negotiations with any person with respect to a competing acquisition proposal for Natus or inquiry that could reasonably be expected to lead to a competing acquisition proposal for Natus;

•	approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, a competing acquisition proposal for Natus;
•	enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to a competing acquisition proposal for Natus;
•	waive the applicability of all or any portion of any anti-takeover laws in respect of any person (other than Parent and its Affiliates); or

•	resolve or agree to take any of the foregoing actions.
Notwithstanding the foregoing, if any person submits a competing acquisition proposal prior to the Go-Shop Period End Date, then Natus may continue discussions and negotiations with the person that submitted such competing acquisition proposal, provide non-public information to such person, and otherwise facilitate such competing acquisition proposal after the Go-Shop Period End Date until the date which is five days after the Go-Shop Period End Date, subject to certain restrictions included in the Merger Agreement.
In addition, under certain circumstances, after the Go-Shop Period End Date and prior to the adoption of the Merger Agreement by the stockholders, Natus may engage in discussions or negotiations with, furnish any non-public information to, or and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Natus to any person that has made or delivered to Natus a bona fide written competing acquisition proposal for Natus after the date of the Merger Agreement that has not been withdrawn, or otherwise facilitate or assist such competing acquisition proposal or assist such person with such competing acquisition proposal, provided that such competing acquisition proposal was not solicited in material breach the foregoing non-solicitation provisions of the Merger Agreement and (i) the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such competing acquisition proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or could reasonably be expected to lead to a Superior Proposal, (ii) the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; and (iii) Natus promptly (and in any event within 24 hours) makes available to Parent any non-public information that is provided to any such person that was not previously made available to Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time in the following ways:
•	by mutual written agreement of Natus and Parent;
•	by either Natus or Parent if, whether prior to or after the receipt of the adoption of the Merger Agreement by its stockholder:
•
(1) any order or injunction issued by any court of competent jurisdiction in any jurisdiction where Natus or its Subsidiaries has material operations will be in effect, or any action has been taken by any government, governmental or regulatory authority, entity or body, department, commission, board, agency, accreditation organization or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign (a “Governmental Authority”) of competent jurisdiction in any jurisdiction where Natus or its Subsidiaries has material operations, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (2) any law that will be enacted after the date of the Merger Agreement that prohibits, makes illegal or enjoins the consummation of the Merger;

•
the Effective Time has not occurred by 5:00 p.m., Eastern time, on October 14, 2022 (the “Outside Date”), except that the Outside Date shall automatically be extended to January 12, 2023, if on the initial Outside Date all of the conditions to the Merger have been satisfied or waived (to the extent waivable) other than conditions relating to antitrust approvals; or

•
by either Natus or Parent if stockholders of Natus fail to adopt the Merger Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof at which a vote is taken on the Merger;

•	by Natus if:
•
whether prior to or after receipt of the adoption of the Merger Agreement by its stockholders, Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements set forth in the Merger

Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is 30 calendar days following Natus’ delivery of written notice of such breach;
•
at any time prior to receipt of the adoption of the Merger Agreement by its stockholders if (1) Natus has received a Superior Proposal; (2) the Board of Directors has authorized Natus to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal; (3) Natus has complied in all material respects with the Merger Agreement with respect to such Superior Proposal; (4) substantially concurrently with such termination Natus pays, or causes to be paid the Company Termination Fee (as defined below) and (5) promptly after such termination Natus enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; or

•
whether prior to or after receipt of the adoption of the Merger Agreement by its stockholders if (1) the Merger is not consummated on the date upon which Parent is required to consummate the Closing pursuant to the Merger Agreement; (2) all conditions to Parent and Merger Sub’s obligation to consummate the Merger set forth in the Merger Agreement are satisfied (other than those conditions that by their terms are to be satisfied at closing, each of which is capable of being satisfied at Closing) are satisfied; (3) Natus has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing and that as of such time, based on the information then available to Natus, all of Natus’ closing conditions are satisfied or waived; (4) Natus has provided Parent three days which are not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of New York is closed (each a “Business Day”) written notice prior to the termination stating Natus’ intention to terminate the Merger Agreement if Parent and Merger Sub fail to consummate the Merger on the date required by the Merger Agreement; and (5) Parent and Merger Sub fail to consummate the Merger Sub on the later of (x) the expiration of the three Business Day period contemplated by the foregoing clause, and (y) the date of Closing contemplated by the Merger Agreement; and

•	by Parent if:
•
whether prior to or after the receipt of the adoption of the Merger Agreement by its stockholders, Natus has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach; or

•	prior to receipt of the adoption of the Merger Agreement by stockholders of Natus, the Board of Directors has effected a Company Board Recommendation Change.
In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any willful and intentional breach of the Merger Agreement or for fraud.
Termination Fee
Except in specified circumstances, whether or not the Merger is completed, Natus, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their own respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Under the terms of the Merger Agreement, if the Merger Agreement is terminated by Natus in order for it to enter into an alternative acquisition agreement with respect to a Superior Proposal, (i) prior to the Cut-Off Date, Natus will be obligated to pay to Parent a one-time fee equal to $19,753,676 in cash or (ii) after the Cut-Off Date, Natus will be obligated to pay Parent a one-time fee equal to $39,507,352 in cash.
Additionally, if (i) prior to the adoption of the Merger Agreement by the Company Stockholders, the Merger Agreement is terminated by Parent because the Board withdraws or adversely modifies its recommendation that the stockholders of Natus vote in favor of adopting the Merger Agreement or (ii) (1)(A) the Merger Agreement is terminated as a result of either (x) the Merger not occurring on or before the Outside Date, (y) the approval of Company Stockholders not being obtained at a meeting of Company Stockholders at which a vote is taken on the Merger or (z) Natus breaching or failing to perform in any material respect any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances, and (B) an alternative acquisition proposal is publicly announced (or in the case of termination due to the Merger not occurring on or before the Outside Date, a bona fide written acquisition proposal is communicated to the Board) and not withdrawn or otherwise abandoned or (2) the Merger Agreement is terminated by Parent under the termination right in clause (z) above due to Natus’ willful and material breach of its no-shop obligations, and in the case (1) and (2), within one year after such termination of the Merger Agreement, an alternative acquisition transaction is consummated or Natus enters into a definitive agreement with respect to an alternative acquisition transaction, then, in each case, Natus will be obligated to pay Parent a one-time fee equal to $39,507,352 in cash promptly after entry into such definitive agreement.
Under the terms of the Merger Agreement, Parent has agreed to pay Natus a fee of $79,014,704 in cash in the event that the Merger Agreement is terminated (i) by Natus (A) if all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and Natus is prepared to consummate the Merger but Parent and Merger Sub fail to consummate the Merger in accordance with the Merger Agreement or (B) in connection with Parent or Merger Sub breaching or failing to perform in any material respect its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied (subject to a cure period in certain circumstances), or (ii) if either party terminates because the Merger has not been consummated by the Outside Date, and at the time of such termination, Natus was otherwise entitled to terminate the Merger Agreement for either of the foregoing reasons (the “Parent Termination Fee”).
Pursuant to the limited guaranty delivered by Med Platform II in favor of Natus, dated as of April 17, 2022 (the “Limited Guaranty”), Med Platform II has guaranteed the payment of the Parent Termination Fee if it becomes payable under the Merger Agreement, subject to an aggregate cap equal to $79,014,704.
Remedies
Natus, Parent and Merger Sub agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it thereunder in order to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions. Parent and Merger Sub, on the one hand, and Natus, on the other hand, will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof.
Notwithstanding the foregoing, it is explicitly agreed that Natus will have the right to an injunction or specific performance to cause the Equity Financing to be funded and to cause Parent and Merger Sub to consummate the Merger if and only if (1) all conditions to each party’s obligations to effect the Merger and conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing was required to have occurred pursuant the Merger Agreement, (2) the Debt Financing (or any alternative financing) has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof at the Closing if the Equity Financing is funded to fund the Merger at the Closing, and (3) Natus has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing is funded and Parent and Merger Sub comply with their obligations in the Merger Agreement, then Natus is ready, willing and able to, and will take such actions as are within its control, to consummate the Closing pursuant the Merger Agreement. However, Natus may not be entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and all or any portion of a termination fee paid by Parent).

Market Price of Natus Stock
The Per Share Price of $33.50 represents a premium of approximately 28.6% over Natus’ closing share price on April 14, 2022, the last trading day prior to the announcement that Natus had entered into the Merger Agreement and a premium of approximately 23.1% to Natus’ closing share price on March 3, 2022, which is 30 trading days prior the execution of the Merger Agreement. The closing price of Company Common Stock on the NASDAQ on [•], 2022, the most recent practicable date prior to the date of this proxy statement, was $[•] per share. You are encouraged to obtain current market prices of Company Common Stock in connection with voting your shares of Company Common Stock.
Litigation Related to the Merger
As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the merger. The outcome of any future litigation is uncertain.
Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to Natus, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no order or injunction issued by any court of competent jurisdiction in any jurisdiction where the Company or its Subsidiaries has material operations will be in effect that prohibits, makes illegal, or enjoins the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected timeframe.
For additional information regarding the pending litigation, please see the section entitled “The Merger—Litigation Related to the Merger.”
Company Stockholder Meeting
Date, Time and Place
The Company Stockholder Meeting of Natus will be held virtually on [•], 2022, at [•], Eastern Time. You may attend the Company Stockholder Meeting solely via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/NTUS2022SM. We refer to the special meeting, and any adjournment, postponement or other delay of the Company Stockholder Meeting, as the “Company Stockholder Meeting.” You will need the control number found on your proxy card or voting instruction form in order to participate in the Company Stockholder Meeting (including voting your shares). We elected to use a virtual meeting due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees and stockholders, as well as our positive experiences with virtual meetings.
Record Date; Shares of Company Common Stock Entitled to Vote
You are entitled to receive notice of and vote at the Company Stockholder Meeting if you owned shares of Company Common Stock at the close of business on [•], 2022 (the “record date”). You will have one vote at the Company Stockholder Meeting for each share of Company Common Stock that you owned and are entitled to vote at the close of business on the record date. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization (i.e. obtain a legal proxy) from them and vote the shares yourself at the meeting.
Only stockholders of record are entitled to participate in, vote at and examine the stockholders list during the Company Stockholder Meeting. All stockholders with a 16-digit control number have the ability to vote, participate in Q&A and view the stockholders list. Beneficial stockholders who did not receive a 16-digit control number from their bank or brokerage firm who wish to attend the meeting should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a stockholder to obtain a legal proxy either online or by mail.
Purpose
At the Company Stockholder Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; (2) adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.

Quorum
As of the record date, there were [•] shares of Company Common Stock outstanding and entitled to vote at the Company Stockholder Meeting. The stockholders of Natus representing a majority of the issued and outstanding Company Common Stock entitled to vote at the Company Stockholder Meeting, present in person (virtually) or represented by proxy, will constitute a quorum for purposes of transacting business at the Company Stockholder Meeting.
Required Vote
The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company capital stock entitled to vote thereon is required to adopt the Merger Agreement. An abstention, a failure to vote your shares of Company Common Stock or a broker non-vote (if any) will all have the same effect as a vote “AGAINST” the Merger Agreement proposal.
Approval of the proposal to adjourn the Company Stockholder Meeting, regardless of whether a quorum is present at the Company Stockholder Meeting, requires the affirmative vote of a majority of the votes cast affirmatively or negatively at the Company Stockholder Meeting. An abstention, a failure to vote your shares of Company Common Stock or a broker non-vote (if any) will each have no effect on the outcome of this proposal.
Approval, by non-binding, advisory vote, of certain compensation that will or may become payable to Natus’ executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast affirmatively or negatively at the Company Stockholder Meeting. Assuming a quorum is present, an abstention, a failure to vote your shares of Company Common Stock or a broker non-vote (if any) will each have no effect on the outcome of this proposal.
Share Ownership of Our Directors and Executive Officers
As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of Company Common Stock, representing approximately [•]% of the shares of Company Common Stock outstanding on the record date. All of our directors and executive officers have informed us that they intend to vote all of their shares of Company Common Stock (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Voting and Proxies
Any stockholder of record entitled to vote at the Company Stockholder Meeting may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the internet or by telephone, or may vote in person (virtually) by appearing at the Company Stockholder Meeting. If you are a beneficial owner and hold your shares of Company Common Stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of Company Common Stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals expected to be considered at the Company Stockholder Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.
If you are a stockholder of record on the record date, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholder Meeting by (1) signing another proxy card with a later date and returning it to us prior to the Company Stockholder Meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our corporate secretary; or (4) attending the Company Stockholder Meeting and voting in person (virtually) by ballot.
If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person (virtually) at the Company Stockholder Meeting.

All shares represented by properly executed proxies received in time for the Company Stockholder Meeting will be voted at the Company Stockholder Meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (1) “FOR” the proposal regarding adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Shares of Company Common Stock represented at the Company Stockholder Meeting but not voted, including shares of Company Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Company Stockholder Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.
Only shares affirmatively voted for the proposal regarding adoption of the Merger Agreement, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you attend the Company Stockholder Meeting in person (virtually) or by proxy but abstain from voting, it will have the same effect as a vote “AGAINST” the proposal regarding adoption of the Merger Agreement, but will have no effect on the other proposals. If you do not execute a proxy card and do not attend the Company Stockholder Meeting in person (virtually), it will have the same effect as a vote “AGAINST” the proposal regarding adoption of the Merger Agreement, but will not have any effect on the other proposals (assuming, in the case of the proposal to approve, by non-binding advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger, that a quorum is present).
Effect on Natus if the Merger is Not Completed
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, Company Stockholders will not receive any payment for their shares of Company Common Stock. Instead, Natus will remain an independent public company, Company Common Stock will continue to be listed and traded on NASDAQ and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we will continue to file periodic reports with the SEC. Under specified circumstances, Natus will be required to pay to Parent a termination fee upon the termination of the Merger Agreement.

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Company Stockholder Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Company Common Stock of Natus in connection with the solicitation of proxies to be voted at the Company Stockholder Meeting.

Q:	What am I being asked to vote on at the Company Stockholder Meeting?
A:	You are being asked to vote on the following proposals:
1)
To adopt the Merger Agreement pursuant to which Merger Sub will be merged with and into Natus and Natus will continue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent (the “Merger”);

2)
To approve the adjournment of the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and

3)	To approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Q:	Who is entitled to vote at the Company Stockholder Meeting?
A:
Holders of Company Common Stock as of [•], 2022 (the “record date”) are entitled to notice of the Company Stockholder Meeting and to vote at the Company Stockholder Meeting. Each holder of shares of Company Common Stock is entitled to cast one vote on each matter properly brought before the Company Stockholder Meeting for each share of Company Common Stock owned as of the record date.

Q:	Why are you having a virtual Company Stockholder Meeting?
A:
We elected to use a virtual meeting due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees and stockholders, as well as our positive experiences with virtual meetings.

Q:	How can I attend a virtual Company Stockholder Meeting?
A:
The Company Stockholder Meeting will be held on [•], 2022, at [•], Eastern Time via live webcast on the Internet at www.virtualshareholdermeeting.com/NTUS2022SM. Only stockholders of record of shares of our Company Common Stock as of the close of business on the record date, may participate in the Company Stockholder Meeting, including voting and asking questions during the virtual meeting. You will not be able to attend the Company Stockholder Meeting physically in person.

Only stockholders of record are entitled to participate in, vote at and examine the stockholders list during the Company Stockholder Meeting. All stockholders with a 16-digit control number have the ability to vote, participate in Q&A and view the stockholders list. Beneficial stockholders who did not receive a 16-digit control number from their bank or brokerage firm who wish to attend the meeting should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a stockholder to obtain a legal proxy either online or by mail.
Even if you plan to attend the Company Stockholder Meeting virtually, to ensure that your shares will be represented and voted at the Company Stockholder Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Company Stockholder Meeting and vote virtually by ballot, your vote will revoke any proxy previously submitted by you with respect to the shares so voted at the Company Stockholder Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares at the Company Stockholder Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee and submit it to the Company in the manner described above.
Q:	What is the proposed Merger and what effects will it have on Natus?
A:
The proposed Merger is the acquisition of Natus by Parent. If the proposal to adopt the Merger Agreement is adopted by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Natus with Natus continuing as the Surviving Corporation. As a result of the Merger, Natus will become a wholly owned subsidiary of Parent, and Company Common Stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, Company Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Per Share Price for each share of Company Common Stock that you own. For example, if you own 100 shares of Company Common Stock, you will receive $3,350.00 in cash in exchange for your shares of Company Common Stock, less any applicable withholding taxes.

Q:	How does the Per Share Price compare to the unaffected market price of the Company Common Stock?
A:
The relationship of the Per Share Price to the trading price of the Company Common Stock constituted a premium of approximately 28.6% to the closing price of $26.05 on April 14, 2022, the last trading day prior to the execution of the Merger Agreement.

Q:	What do I need to do now?
A:
We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone, so that your shares can be voted at the Company Stockholder Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?
A:
No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of Company Common Stock represented by your stock certificates, as described in the section of this proxy statement captioned “The Merger Agreement—Exchange of Certificates and Payment Procedures.” You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”
Q:	What happens if I sell or otherwise transfer my shares of Company Common Stock after the record date but before the Company Stockholder Meeting?
A:
The record date for the Company Stockholder Meeting is earlier than the date of the Company Stockholder Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of

Company Common Stock after the record date but before the Company Stockholder Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Natus in writing of such special arrangements, you will transfer the right to receive the Per Share Price, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Company Stockholder Meeting. Even if you sell or otherwise transfer your shares of Company Common Stock after the record date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the internet or by telephone.
Q:	How does the Board of Directors recommend that I vote?
A:
The Board of Directors, after considering the various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that it is in the best interests of Natus and Company Stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by Natus, the performance by Natus of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (3) resolved to recommend that Company Stockholders adopt the Merger Agreement in accordance with the DGCL.

The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement in accordance with the DGCL; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Company Common Stock. Instead, Natus will remain an independent public company, Company Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Please see the section of this proxy statement captioned “The Merger—Effect on Natus if the Merger is Not Completed.”

Under specified circumstances, Natus will be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”
Q:	What constitutes a quorum?
A:
The stockholders of Natus representing a majority of the issued and outstanding Company Common Stock entitled to vote at the Company Stockholder Meeting, present in person (virtually) or represented by proxy, will constitute a quorum for the transaction of any business at such meeting. As of the record date, [•] shares of Company Common Stock will be required to obtain a quorum. Abstentions and any broker non-votes (if any) are considered as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to adopt the Merger Agreement?
A:	The affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company’s capital stock entitled to vote thereon is required to adopt the Merger Agreement.
The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote virtually by ballot at the Company Stockholder Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name”, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:
What vote is required to approve the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting?

A:
Approval of the proposal to adjourn the Company Stockholder Meeting requires the affirmative vote of a majority of the votes cast affirmatively or negatively at the Company Stockholder Meeting, regardless of whether a quorum is present.

The failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote virtually by ballot at the Company Stockholder Meeting will not have any effect on the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal. Abstentions will not have any effect on the adjournment proposal.
Q:	What vote is required to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger?
A:
Approval, by non-binding, advisory vote, of certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast affirmatively or negatively at the Company Stockholder Meeting.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote virtually by ballot at the Company Stockholder Meeting will not, assuming a quorum is present, have any effect on the proposal to approve, by non-binding advisory vote, of certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not, assuming a quorum is present, have any effect on the compensation proposal. Abstentions will not, assuming a quorum is present, have any effect on the compensation proposal.
Q:	Why am I being asked to cast a non-binding, advisory vote regarding certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger?
A:	SEC rules require Natus to seek a non-binding, advisory vote regarding certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Q:	What is the compensation that will or may become payable by Natus to its named executive officers in connection with the Merger for purposes of this advisory vote?
A:
The compensation that will or may become payable by Natus to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Natus’ named executive officers. For further detail, please see the section in this proxy statement captioned “Proposal 3: Advisory, Non-Binding Vote to Approve Certain Merger Related Executive Compensation Arrangements.”

Q:
What will happen if stockholders do not approve the compensation that will or may become payable by Natus to its named executive officers in connection with the Merger at the Company Stockholder Meeting?

A:
Approval of the compensation that will or may become payable by Natus to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by Natus to its named executive officers in connection with the Merger is an advisory vote and will not be binding on Natus or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by Natus to its named executive officers in connection with the Merger may be paid to Natus’ named executive officers even if stockholders do not adopt the payment of that compensation. The underlying plans and arrangements providing for such compensation are contractual in nature and are not, by their terms, subject to stockholder approval.

Q:	Are there any other risks to me from the Merger that I should consider?
A:	Yes. There are risks associated with all business combinations, including the Merger. For further detail, please see the section of this proxy statement captioned “Forward-Looking Statements.”

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered, with respect to those shares, to be the “stockholder of record” as of the record date. In this case, this proxy statement and your proxy card have been sent directly to you by Natus.

If your shares are held through a bank, broker or other nominee as of the record date, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Company Stockholder Meeting. However, because you are not the stockholder of record, you may not vote your shares in person (virtually) at the Company Stockholder Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. For voting purposes, any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, and as a result, any shares held in “street name” will not be combined for voting purposes with shares that you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for the shares held in each such form, because they are held in a different form of record ownership. Shares of Company Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	How may I vote?
A:
If you are a stockholder of record (that is, if your shares of Company Common Stock are registered in your name with Broadridge Financial Solutions, Inc., our transfer agent), there are four ways to vote:

•	by signing and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the internet at the address on your proxy card;
•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or
•	by attending the Company Stockholder Meeting and voting virtually by ballot.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company Common Stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.
Even if you plan to attend the Company Stockholder Meeting in person (virtually), you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Company Common Stock virtually by ballot at the Company Stockholder Meeting even if you have previously voted by proxy. If you are present at the Company Stockholder Meeting and vote virtually by ballot, your previous vote by proxy will not be counted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me without receiving voting instructions from me?
A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Company Stockholder Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting, or, assuming a quorum is present, the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholder Meeting by:
•	signing another proxy card with a later date and returning it to us in accordance with the instructions therein prior to the Company Stockholder Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy but prior to the Company Stockholder Meeting;
•	delivering a written notice of revocation to the corporate secretary; or
•	attending the Company Stockholder Meeting and voting virtually by ballot.
If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Company Stockholder Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Company Stockholder Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” Thomas J. Sullivan is the proxy holder for the Company Stockholder Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Company Stockholder Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Q:	What should I do if I receive more than one set of voting materials?
A:	Please sign, date and return (or grant your proxy electronically over the internet or by telephone) each proxy card and voting instruction card that you receive.
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Company Stockholder Meeting?
A:
Natus will publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Company Stockholder Meeting. All reports that Natus files with the SEC are publicly available when filed. Please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of Company Common Stock for cash pursuant to the Merger?
A:
If you are a U.S. Holder (as defined in the section of this proxy statement captioned “Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.
Because particular circumstances may differ, we recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or non-U.S. tax jurisdiction. A more complete description of the material U.S. federal income tax consequences of the Merger is provided in the section of this proxy statement captioned “Material U.S. Federal Income Tax Consequences of the Merger.”
Q:	What will the holders of Company Restricted Stock, Company Restricted Stock Units and Company Options receive in the Merger?
A:
At the Effective Time, except as set forth below with respect to Employee Interim Awards, each share of Company Restricted Stock outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to the Per Share Price.

At the Effective Time, except as set forth below with respect to Employee Interim Awards or as set forth in the CEO Retention Agreement, each Company Restricted Stock Unit outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be cancelled and be converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price; multiplied by (ii) (1) with respect to Company Restricted Stock Units that are only subject to time-vesting requirements, the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (2) with respect to Company Restricted Stock Units that are subject to time- and performance-vesting requirements, the total number of shares of Company Common Stock determined to be performance vested with the performance goals deemed achieved at maximum levels and with the remaining time-vesting requirements deemed satisfied.
At the Effective Time, any Company Restricted Stock and Company Restricted Stock Units that are Employee Interim Awards and are outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be treated at the Effective Time in the manner set forth above, provided that any applicable performance goals will be deemed achieved at target levels (rather than at maximum) and the number of shares subject to such Employee Interim Awards that will vest at the Effective Time will be prorated to reflect the portion of the applicable vesting period that has elapsed from the date of grant until the Effective Time (rather than vesting in full), and the remaining unvested portion of any Employee Interim Awards will be forfeited at the Effective Time.
At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, and is an

In-the-Money Company Option will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option), multiplied by (ii) the total number of shares of Company Common Stock that are issuable upon the full exercise of such Company Option.
At the Effective Time, each Company Option that is not an In-the-Money Company Option will be cancelled without any cash payment being made in respect thereof.
Pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that he will not receive payment in respect of his Company Restricted Stock Units that are MSUs based on deemed achievement of performance goals at maximum levels and, instead Mr. Sullivan’s MSUs will be deemed attained at the level of performance actually achieved through the Closing based on the Per Share Price (which is approximately 143.4% of target, in the case of MSUs granted to Mr. Sullivan in December 2021, and 139.6% of target, in the case of MSUs granted to Mr. Sullivan in January 2022), consistent with the level of return to the Company’s stockholders pursuant to the Merger Agreement. The consequence to Mr. Sullivan will be a reduction by over $3,000,000 in the amount of gross proceeds that he otherwise was entitled to receive and would have received in respect of his MSUs.
Furthermore, pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that an amount equal to $6,000,000 (the “Retention Payment”) payable to him at the Effective Time in respect of his Company Restricted Stock Units would not become payable at the Effective Time and, instead, would become payable 50% on the six-month anniversary of the Closing and 50% on the one-year anniversary of the Closing, subject to his continued employment with the Company until the relevant retention date. If Mr. Sullivan’s employment is terminated by the Company without cause, by Mr. Sullivan with good reason, or due to his death or disability, any then-unpaid portion of the Retention Payment shall be paid to him upon his termination (subject to, in the case of a termination by the Company without cause or by Mr. Sullivan for good reason, his execution and non-revocation of a release of claims). If Mr. Sullivan’s employment terminates for any other reason prior to the relevant retention date, he will immediately forfeit all portions of the Retention Payment that relate to a future retention date. Mr. Sullivan’s right to receive the Retention Payment is further subject to his continued compliance with certain restrictive covenants.
Q:	What will happen to the Employee Stock Purchase Plan?
A:
There are no outstanding purchase rights under the Company’s 2011 Employee Stock Purchase Plan. Even if the Company’s Amended and Restated 2011 Employee Stock Purchase Plan (“ESPP”) is adopted by the Company’s stockholders at its 2022 annual meeting, the Merger Agreement does not permit any employee to commence participation in the ESPP and requires that the ESPP be terminated as of the Effective Time.

Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the third calendar quarter of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger,” many of which are outside of our control.

Q:	If the Merger is completed, how will I receive the cash for my shares?
A:
If the Merger is completed and your shares of Company Common Stock are held as uncertificated shares, the payment agent will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If you are a stockholder of record with your shares held in certificated form, you will receive a letter of transmittal with instructions on how to send your shares of Company Common Stock to the payment agent in connection with the Merger. The payment agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. Please see the section in this proxy statement captioned “The Merger Agreement—Exchange of Certificates and Payment Procedures.”

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”
Q:	Am I entitled to appraisal rights under the Delaware General Corporation Law?
A:	If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement,

who continuously hold shares from the date they demand appraisal through the Effective Time, and who properly demand appraisal of their shares of Company Common Stock will be entitled, provided certain conditions set forth in Section 262(g) of the DGCL are met, to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Company Common Stock may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL). Stockholders who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.
Q:	Do any of Natus’ directors or officers have interests in the Merger that may differ from those of Company Stockholders generally?
A:
Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) adopting the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Natus’ Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Company Stockholder Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
E-mail:proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This proxy statement, the documents incorporated by reference in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “should,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this proxy statement include, but are not limited to, statements about the benefits and effects of the transaction, the expected timing of the completion of the transaction, the amounts to be received by stockholders. Each forward-looking statement contained in this communication is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the expected benefits of recent and anticipated corporate governance initiatives and the Company’s strategies for driving growth and long-term value for our stockholders. These statements relate to current estimates and assumptions of our management as of the date of this proxy statement and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions, and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The Company’s future results could differ materially due to a number of factors, including the business, social and economic impact of the COVID-19 outbreak on the Company’s business and results of operations, the ability of the Company to realize the anticipated benefits of corporate governance initiatives, its consolidation strategy and recent and anticipated governance initiatives, effects of competition, the Company’s ability to successfully integrate and achieve its profitability goals, the demand for Natus products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on the Company’s target markets, the Company’s ability to expand its sales in international markets, the Company’s ability to maintain current sales levels in a mature domestic market, the Company’s ability to control costs, risks associated with bringing new products to market, the impact of supply chain disruptions, and the Company’s ability to fulfill product orders on a timely basis; and the risks identified under the heading “Risk Factors” in Natus’ Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2022, Natus’ Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2022, as well as Natus’ subsequent Current Reports on Form 8-K and other information filed by Natus with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Factors that may impact such forward-looking statements include:
•	The impact of the COVID-19 pandemic on Natus’ businesses, including our supply chain, projected results of operations, financial performance or other financial metrics;
•
The occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require Natus to pay a termination fee;

•	The failure to receive, on a timely basis or otherwise, the required approvals by Company Stockholders with regard to the merger agreement;
•	The risk that a closing condition to the Merger Agreement may not be satisfied;
•	Natus’ and Parent’s ability to complete the proposed Merger on a timely basis or at all;
•	The failure of the Merger to be completed on a timely basis or at all for any other reason;
•	The risks that Natus’ business may suffer as a result of uncertainties surrounding the merger;
•	The ability of Natus to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the consummation of the Merger;
•	The possibility of disruption to Natus’ business from the proposed Merger, including increased costs and diversion of management time and resources;
•	Limitations placed on Natus’ ability to operate its business under the merger agreement;

•	General economic, business and political conditions;
•	The outcome of any legal proceedings that may be instituted against Natus or others relating to the Merger Agreement or the Merger;
•	Other financial, operational and legal risks and uncertainties detailed from time to time in Natus’ SEC reports;
•	The amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger; and
•	Risks that our stock price may decline significantly if the Merger is not completed.
Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE COMPANIES
Natus Medical Incorporated
Natus delivers innovative and trusted solutions to screen, diagnose, and treat disorders affecting the brain, neural pathways, and eight sensory nervous systems to advance the standard of care and improve patient outcomes and quality of life. The Company offers hardware, advanced software and algorithms, and consumables that provide stimulus, acquire and monitor physiological signals, and capture the body’s response. With sales in over 100 countries, Natus is a leader in neurodiagnostics, pediatric retinal imaging, and infant hearing screening, as well as a leading company in hearing assessment, hearing instrument fitting, balance, and intracranial pressure monitoring.
Natus’ common stock is quoted on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “NTUS.”
Natus’ principal executive office is located at 3150 Pleasant View Road, Middleton, WI 53562, and its telephone number is 608-829-8500.
Prince Parent Inc.
Parent was formed by funds managed by ArchiMed on April 11, 2022 for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.
Prince Mergerco Inc.
Merger Sub is a wholly-owned direct subsidiary of Parent and was formed by funds managed by ArchiMed on April 11, 2022 for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.
Parent and Merger Sub are affiliated with an investor group comprised of funds managed by ArchiMed, a leading investment firm focused exclusively on the healthcare industry. Parent, Merger Sub and Natus will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware at the Effective Time. Natus, as the Surviving Corporation, will be indirectly owned by ArchiMed.
Parent and Merger Sub have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, which will be available to fund the aggregate purchase price and certain other payments contemplated by, and subject to the terms and conditions of, the Merger Agreement. In addition, Med Platform II has also provided Natus with a limited guaranty in favor of Natus, which guarantees the payment of the Parent Termination Fee that may become payable by Parent under the Merger Agreement.

THE COMPANY STOCKHOLDER MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Company Stockholder Meeting.
Date, Time and Place
The Company Stockholder Meeting is scheduled to be held exclusively online via live webcast on the internet at www.virtualshareholdermeeting.com/NTUS2022SM on [•], 2022, at [•], Eastern Time.
Only stockholders of record are entitled to participate in, vote at and examine the stockholders list during the Company Stockholder Meeting. All stockholders with a 16-digit control number have the ability to vote, participate in Q&A and view the stockholders list. Beneficial stockholders who did not receive a 16-digit control number from their bank or brokerage firm who wish to attend the meeting should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a stockholder to obtain a legal proxy either online or by mail.
Purpose of the Company Stockholder Meeting
At the Company Stockholder Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement; (ii) adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (iii) approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of [•], 2022 (the “record date”) are entitled to notice of the Company Stockholder Meeting and to vote at the Company Stockholder Meeting. A list of stockholders entitled to vote at the Company Stockholder Meeting will be available at our principal executive offices, located at 3150 Pleasant View Road, Middleton, WI 53562, during regular business hours beginning for a period of no less than 10 days before the Company Stockholder Meeting and will be made available on the meeting website during the Company Stockholder Meeting.
As of the record date, there were [•] shares of Company Common Stock outstanding and entitled to vote at the Company Stockholder Meeting.
The stockholders of Natus representing a majority of the issued and outstanding Company Common Stock entitled to vote at the Company Stockholder Meeting, present in person (virtually) or represented by proxy, will constitute a quorum at the Company Stockholder Meeting. In the event that a quorum is not present at the Company Stockholder Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
Each share of Company Common Stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the Company Stockholder Meeting.
The affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company’s Capital stock entitled to vote thereon as of the close of business on the record date is required to adopt the Merger Agreement. Adoption of the Merger Agreement by stockholders is a condition to the Closing of the Merger.
Regardless of whether a quorum is present, either the chairman of the meeting or the stockholders by the affirmative vote of a majority of the votes cast affirmatively or negatively, will have the power to adjourn the Company Stockholder Meeting. In the event that a quorum is not present at the Company Stockholder Meeting, the Company currently expects that the meeting will be adjourned to solicit additional proxies.
The affirmative vote of a majority of the votes cast affirmatively or negatively at the Company Stockholder meeting is required to approve the non-binding, advisory vote, of certain compensation that will or may become payable to Natus’ executive officers in connection with the Merger.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement, but will have the no effect on the other proposals (assuming, in the case of the proposal to approve certain compensation that will or may become payable to Natus’ executive officers in connection with the Merger, that a quorum is present).
Each “broker non-vote” (if any) will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the other proposals. A “broker non-vote” generally occurs with respect to a specific proposal when a bank, broker or other nominee holding shares of Company Common Stock on your behalf is entitled to vote on at least one proposal at a meeting, so that such shares are present at the meeting, but does not vote on the proposal at issue because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares of Company Common Stock on such proposal. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on the proposals without your instructions such that it is anticipated that there will be no broker non-votes at the meeting.
Shares Held by Natus’ Directors and Executive Officers
As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of Company Common Stock, representing approximately [•]% of the shares of Company Common Stock outstanding on the record date. All of our directors and executive officers have informed us that they intend to vote all of their shares of Company Common Stock (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Voting of Proxies
If your shares are registered in your name with our transfer agent, Broadridge Financial Solutions, Inc., you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote at the Company Stockholder Meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend the Company Stockholder Meeting and wish to vote virtually, you will need the control number located on the enclosed proxy card. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Company Stockholder Meeting virtually. If you attend the Company Stockholder Meeting and vote virtually by ballot, your vote will revoke any previously submitted proxy.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Company Stockholder Meeting will be voted at the Company Stockholder Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
With respect to any other matters properly presented for a vote at the Company Stockholder Meeting, the proxy holders will vote your shares in accordance with their best judgment. If you fail to return your proxy card (and fail to grant a proxy by telephone or the Internet) and you are a holder of record on the record date, unless you attend the Company Stockholder Meeting and vote virtually, the effect will be that your shares of Company Common Stock will not be considered for purposes of determining whether a quorum is present at the Company

Stockholder Meeting, will have the same effect as a vote against the proposal to adopt the Merger Agreement and will not have any effect on the other proposals (assuming, in the case of the proposal to approve certain compensation that will or may become payable to Natus’ executive officers in connection with the Merger, that a quorum is present).
If your shares of Company Common Stock are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending Company Stockholder Meeting and voting in person (virtually) with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Company Stockholder Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement, but will not have any effect on the other proposals (assuming, in the case of the proposal to approve certain compensation that will or may become payable to Natus’ executive officers in connection with the Merger, that a quorum is present).
Revocability of Proxies
If you are a stockholder of record on the record date, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholder Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Company Stockholder Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy and before the Company Stockholder Meeting;
•	delivering a written notice of revocation to our corporate secretary before the Company Stockholder Meeting; or
•	attending the Company Stockholder Meeting and voting in person (virtually) by ballot.
If you have submitted a proxy, your appearance at the Company Stockholder Meeting, in the absence of voting in person (virtually) or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person (virtually) at the Company Stockholder Meeting by delivering a legal proxy pursuant to your bank, broker or other nominee's requirements.
Any adjournment, postponement or other delay of the Company Stockholder Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Company Stockholder Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors, after considering various factors described under the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that it is in the best interests of Natus and Company Stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by Natus, the performance by Natus of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (3) resolved to recommend that Company Stockholders adopt the Merger Agreement in accordance with the DGCL.
The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement in accordance with the DGCL; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Tabulation of Votes
A representative from MacKenzie Partners will serve as the inspector of election.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Natus. We have retained MacKenzie Partners, Inc., a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Company Stockholder Meeting at a cost of $20,000, plus certain expenses. We will also indemnify the Proxy Solicitor against certain losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the internet or by other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in the third calendar quarter of 2022.
Appraisal Rights
If the Merger is consummated, stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold such shares from the date they demand appraisal through the Effective Time and who properly perfect appraisal of their shares of Company Common Stock will be entitled, provided certain conditions set forth in Section 262 of the DGCL are met, to appraisal of their shares of Company Common Stock in connection with the Merger under Section 262 of the DGCL. This means that such holders of shares of Company Common Stock may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL), so long as they comply with the procedures established by Section 262 of the DGCL. Due to the complexity of the appraisal process, Natus stockholders who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Price that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock.
To exercise your appraisal rights, you must (1) submit a written demand for appraisal to Natus before the vote is taken on the adoption of the Merger Agreement; (2) not vote, in person (virtually) or by proxy, in favor of the proposal to adopt the Merger Agreement; and (3) continue to hold the subject shares of Company Common Stock of record through the time (the “Effective Time”) Parent, Merger Sub and Natus cause the Merger to be consummated pursuant to the DGCL. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Natus stockholders who assert appraisal rights unless (x) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of Natus’ outstanding shares of Company Common Stock eligible for appraisal or (y) the value of the aggregate Per Share Price in respect of such shares exceeds $1 million. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as

Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.
Householding of Company Stockholder Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.
If you are a stockholder of record, you may contact us by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or calling toll-free +1 800-542-1061. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Company Stockholder Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Company Common Stock, please contact our Proxy Solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
E-mail: proxy@mackenziepartners.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to adopt the Merger Agreement.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.
Under applicable law, we cannot complete the Merger without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company capital stock entitled to vote thereon. If you abstain from voting or fail to cast your vote, in person (virtually) or by proxy, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE COMPANY STOCKHOLDER MEETING
We are asking you to approve a proposal for one or more adjournments of the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting. If the stockholders of Natus approve the adjournment proposal, we could adjourn the Company Stockholder Meeting, and any adjourned session of the Company Stockholder Meeting, and use the additional time, among other things, to solicit additional proxies.
If, at the Company Stockholder Meeting, the number of shares of Company Common Stock present in person (virtually) or by proxy and voting in favor of the proposal to adopt the Merger Agreement is not sufficient to approve that proposal, we may move to adjourn the Company Stockholder Meeting in order to enable our directors, officers and employees to solicit additional proxies for the adoption of the Merger Agreement. In that event, we will ask the stockholders of Natus to vote only upon the adjournment proposal, and not the Merger Agreement proposal.
We retain full authority to the extent set forth in our bylaws and the DGCL (subject to the terms of the Merger Agreement) to adjourn the Company Stockholder Meeting for any other purpose without the consent of any stockholders of Natus.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE TO APPROVE
CERTAIN MERGER RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to Natus’ named executive officers by Natus in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of Natus’ Directors and Executive Officers in the Merger—Golden Parachute Compensation.”
We are asking stockholders to indicate their approval of the various compensation payments that will or may become payable by Natus to its named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of Natus’ Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Natus’ overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the compensation discussion and analysis and related sections of our annual proxy statements (other than the acceleration of vesting of equity-based awards pursuant to the Merger Agreement). These historical arrangements were approved and adopted by the Compensation Committee of the Board of Directors, which believed them to be reasonable and in line with marketplace norms. The CEO Retention Agreement, which was entered into with Mr. Sullivan by the Company and Parent in connection with the Merger, has the consequence of reducing the amounts that would otherwise be payable to Mr. Sullivan pursuant to the Merger Agreement and causing him to receive less favorable treatment of his equity-based awards as compared to the treatment of equity-based awards held by other employees of the Company.
Accordingly, we are seeking approval of the following resolution at the Company Stockholder Meeting:
“RESOLVED, that the stockholders of Natus Medical Incorporated approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Natus to its named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement captioned “The Merger—Interests of Natus’ Directors and Executive Officers in the Merger—Golden Parachute Compensation.”
Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Natus, the Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER
This discussion of the merger (the “Merger”) of Prince Mergerco Inc. (“Merger Sub”) with and into Natus Medical Incorporated (“Natus”) is qualified in its entirety by reference to the Agreement and Plan of Merger, made and entered into as of April 17, 2022 (as amended from time to time, the “Merger Agreement”) by and among Natus, Prince Parent Inc. (“Parent”), and Merger Sub, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
Effect of the Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement, if the Merger is completed, Merger Sub will be merged with and into Natus and Natus will continue as the Surviving Corporation of the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, Company Common Stock will no longer be publicly traded and will be delisted from NASDAQ. At this time, all of the property, rights, privileges, powers and franchises of Natus, and Merger Sub will vest in the Surviving Corporation; and all debts, liabilities and duties of Natus and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation. In addition, all outstanding shares of Company Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock or any other rights or interest in the Surviving Corporation.
The Effective Time will occur upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as would be specified in the Certificate of Merger.
Effect on Natus if the Merger is Not Completed
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, Company Stockholders will not receive any payment for their shares (or interests in shares) of Company Common Stock. Instead, Natus will remain an independent public company, Company Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Natus operates and risks related to adverse economic conditions.
Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock. If the Merger is not completed, the Board of Directors of Natus (the “Board of Directors”) will continue to evaluate and review Natus’ business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Natus’ business, prospects or results of operation will not be adversely impacted.
In addition, upon termination of the Merger Agreement under specified circumstances, Natus will be required to pay Parent a termination fee. If the termination fee becomes payable by Natus due to (x) Natus’ termination of the Merger Agreement on or prior to 11:59 p.m., Eastern time, on May 22, 2022 (the “Cut-Off Date”) with respect to Natus entering into an alternative acquisition agreement with an Excluded Party (as such term is defined in the Merger Agreement), the amount of the termination fee will be $19,753,676, and (y) if the termination fee becomes payable under any other circumstance, the amount of the termination fee will be $39,507,352. For more information please see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”
If the Merger Agreement is terminated (i) by the Company (A) if all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and the Company is prepared to consummate the Merger but Parent and Merger Sub fail to consummate the Merger in accordance with the Merger Agreement or (B) in connection with Parent or Merger Sub breaching or failing to perform in any material respect its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied (subject to a cure period in certain circumstances), or (ii) if either party terminates because the Merger has not been consummated by the Outside Date (as defined in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees”), and at the time of such termination, the Company was otherwise entitled to terminate the Merger Agreement for either of the foregoing reasons, then, in each case, Parent will be obligated to pay to the Company a one-time fee equal to $79,014,704 in cash. For more information please see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees.”
The Per Share Price
At the Effective Time, and without any action required by any stockholder, each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares (each as such terms are defined in the Merger Agreement), but including each share of Company Restricted Stock) will be cancelled and extinguished, and automatically converted into the right to receive cash in an amount equal to $33.50 without interest thereon and less any applicable withholding taxes.
After the Merger is completed, you will have the right to receive the Per Share Price, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive a payment for the “fair value” of their shares of Company Common Stock as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger Agreement—Appraisal Rights”).
For more information regarding the treatment of Company Options and Company Restricted Stock Units, please see the section of this proxy statement captioned “—Interests of Natus’ Directors and Executive Officers in the Merger—Treatment of Natus Equity-Based Awards.”
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the Board of Directors, Natus’ representatives or other parties.
As part of the ongoing consideration and evaluation of Natus’ long-term strategic goals and plans, the Board of Directors and Natus’ senior management periodically review, consider and assess Natus’ operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review includes, among other items, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.
In early January 2021, a private equity sponsor (“Financial Sponsor A”) submitted a proposal to acquire the Company for a per share price of $28 to $30 in cash. In mid-January 2021, the Board of Directors met and discussed and considered this proposal, and also in attendance were members of management and outside counsel. Outside counsel reviewed with the Board of Directors their fiduciary duties under Delaware law. In light of that conversation, the Board of Directors determined to retain a financial advisor. Shortly after that meeting, the Board of Directors met again to interview two financial advisors, one of whom was Stifel, Nicolaus & Company, Incorporated (“Stifel”). After evaluating both financial advisors, and discussing each financial advisor’s qualifications, credentials and independence in connection with serving as the Company’s financial adviser, the Board of Directors retained Stifel to be the Company’s financial advisor, based on Stifel’s expertise and experience in similar transactions and absence of conflicts. At a subsequent meeting, the Board of Directors met again, with representatives of Stifel and outside counsel in attendance. Outside counsel reviewed with the Board of Directors their fiduciary duties under Delaware law. Based on instruction by the Board of Directors, Stifel encouraged Financial Sponsor A to improve the terms of its proposal before due diligence access would be granted by the Company.
In early February 2021, Financial Sponsor A subsequently increased its proposal for a business combination with the Company to a per share price of $35 to $37 in cash. Outside counsel reviewed with the Board of Directors their fiduciary duties under Delaware law. The Board of Directors met, and also in attendance were members of management and outside counsel. The Board of Directors discussed and considered this improved proposal, and in mid-February 2021, at the direction of the Board of Directors, the Company and Financial Sponsor A entered into a confidentiality agreement (which contained a “standstill” provision that, among other things, would automatically terminate if the Company were to enter into a definitive agreement to sell more than 50% of its capital stock or consolidated assets), and the Company provided due diligence access to Financial Sponsor A.

In early March 2021, while Financial Sponsor A was continuing its due diligence on the Company, outside counsel to Financial Sponsor A provided a draft merger agreement to the Company and its outside counsel. Thereafter, during March 2021, outside counsel for Financial Sponsor A and outside counsel for the Company discussed and negotiated the terms of the merger agreement.
In late March 2021, Financial Sponsor A informed Stifel that it no longer was willing to pay a price per share of $35 to $37 in cash. Shortly thereafter, the Board of Directors met, and also in attendance were members of management and representatives from Stifel and outside counsel. After outside counsel reviewed with the Board of Directors their fiduciary duties under Delaware law, the Board of Directors discussed this development, and determined to contact other potential financial and strategic parties who might have interest in the Company. The Board of Directors noted that contacting other parties had the risk of creating opportunities for public speculation that the Company was pursuing a sale, and that such speculation could be harmful to the Company and its employees and business partners. In light of these considerations, the Board of Directors determined that the risks of broadly contacting too many additional potential acquirers outweighed the benefits, and instead determined to instruct Stifel to contact a more tailored set of other potential parties. In late March 2021, pursuant to instructions from the Board of Directors, Stifel contacted two strategic parties and one financial sponsor, who the Board of Directors, in consultation with Stifel, believed would have synergies in connection with an acquisition of the Company. The two strategic parties declined to enter into confidentiality agreements. The one financial sponsor did sign a confidentiality agreement with the Company (which contained a “standstill” provision that, among other things, would automatically terminate if the Company were to enter into a definitive agreement to sell more than 50% of its capital stock or consolidated assets) and conducted limited due diligence but declined to proceed further.
At the end of March 2021, Financial Sponsor A communicated to Stifel that they would be willing to proceed at a price per share of $31. Shortly thereafter, the Board of Directors met, and also in attendance were members of management and representatives from Stifel and outside counsel. Outside counsel reviewed with the Board of Directors their fiduciary duties under Delaware law, after which the Board of Directors discussed this development and reviewed this revised proposal from Financial Sponsor A. The Board of Directors declined to make a definitive decision on the revised proposal by Financial Sponsor A at that time. The Board of Directors determined to contact additional other potential financial and strategic parties who might have interest in the Company. The Board of Directors again discussed and weighed the benefits of a targeted approach versus a broad approach to contacting other parties noted above. In light of these considerations, the Board of Directors again determined that the risks of broadly contacting too many additional potential acquirers outweighed the benefits, and instead determined to instruct Stifel to contact a more tailored set of other potential parties.
In early April 2021, pursuant to instructions from the Board of Directors, Stifel contacted an additional strategic party and three financial sponsors. The strategic party declined to enter into a confidentiality agreement with the Company, but each of the three financial sponsors entered into confidentiality agreements with the Company (each of which contained a “standstill” provision that, among other things, would automatically terminate if the Company were to enter into a definitive agreement to sell more than 50% of its capital stock or consolidated assets). Two of the three financial sponsors proceeded with due diligence but declined to proceed further. The third declined to proceed with due diligence.
The Board of Directors met again in early to mid-April 2021, and also in attendance were members of management and representatives from Stifel and outside counsel. After outside counsel reviewed with the Board of Directors their fiduciary duties under Delaware law, the Board of Directors further discussed the revised proposal of $31 per share in cash from Financial Sponsor A. The Board of Directors authorized Thomas Sullivan, then the senior independent director, to speak with Financial Sponsor A to encourage it to improve its proposal. In mid to late April 2021, Mr. Sullivan spoke with a representative at Financial Sponsor A, and Financial Sponsor A thereafter signaled a willingness to improve its proposal, offering to acquire the Company for a per share price of $31.50 in cash. However, in early May 2021, Financial Sponsor A notified the Company that it was no longer willing to proceed with a transaction with the Company.
In mid-2021, the Company and ArchiMed SAS (“ArchiMed”) had discussions concerning the Company’s interest in acquiring a portfolio company of ArchiMed (the “Portfolio Company”). These discussions were preliminary and high level. The Company received information on the Portfolio Company and conducted preliminary due diligence, but the Company did not provide any information of the Company to ArchiMed.

In August 2021, the Company’s management met with a strategic party (“Strategic Party A”) as part of the normal course of business. During this meeting, Strategic Party A expressed interest in pursuing a strategic transaction with the Company. In mid-August 2021, the Board of Directors met, and also in attendance were members of management and representatives from Stifel and outside counsel. After outside counsel reviewed with the Board of Directors their fiduciary duties under Delaware law, the Board of Directors discussed this interest from Strategic Party A, and authorized management to cause the Company to enter into a confidentiality agreement with Strategic Party A. The Board of Directors also determined to contact other financial sponsors and strategic parties to assess their interest in a business combination transaction with the Company. The Board of Directors again discussed and weighed the benefits of a targeted approach versus a broad approach to contacting other parties noted above. In light of these considerations, the Board of Directors again determined that the risks of broadly contacting too many additional potential acquirers outweighed the benefits, and instead determined to instruct Stifel to contact a more tailored set of other potential parties.
In late August 2021, the Company entered into a confidentiality agreement with Strategic Party A (which contained a “standstill” provision that, among other things, would automatically terminate if the Company were to enter into a definitive agreement to sell more than 50% of its capital stock or consolidated assets). Subsequent to entering into the confidentiality agreement, the Company’s management met with Strategic Party A’s management to provide due diligence information.
In September 2021, Stifel, at the instruction of the Board of Directors, contacted two additional financial sponsors and one strategic party to assess their interest in a business combination transaction with the Company. Each of these parties signed a confidentiality agreement with the Company (which contained a “standstill” provision that, among other things, would automatically terminate if the Company were to enter into a definitive agreement to sell more than 50% of its capital stock or consolidated assets). All three parties were then given access to due diligence information. The two financial sponsors declined to proceed further. The strategic party indicated interest in certain segments of the Company but not the entire Company, but such a transaction would not, in the view of the Board of Directors, have been viewed favorably by the Company Stockholders. The strategic party did not indicate a definitive price it would be willing to pay for the segments in which it was interested.
During the month of September 2021, Strategic Party A continued its due diligence investigation of the Company. In late September 2021, Strategic Party A submitted a proposal to acquire the Company for $28 per share in cash.
In early October 2021, the Board of Directors met, and also in attendance were members of management and representatives from Stifel and outside counsel. After outside counsel reviewed with the Board of Directors their fiduciary duties under Delaware law, the Board of Directors discussed the proposal from Strategic Party A. The Board of Directors authorized the chairman of the Board of Directors and the senior independent director, and Stifel, to encourage Strategic Party A to improve the terms of its proposal. The Board of Directors also discussed that Strategic Party A may make a request of exclusivity, and that such a request would be acceptable if Strategic Party A improved its proposal. In early October 2021, after the chairman of the Board of Directors, the senior independent director and Stifel met with Strategic Party A, Strategic Party A submitted an improved proposal, which it stated was its best and final offer, to acquire the Company for $32 per share in cash, conditioned upon a short period of exclusivity. Thereafter, the Company and Strategic Party A signed an exclusivity agreement providing for a short period of exclusivity. The Company’s outside counsel then sent a draft merger agreement to Strategic Party A’s outside counsel, and the parties negotiated that merger agreement, and Strategic Party A continued its due diligence, during the remainder of October 2021 and early November 2021. In early November 2021, Strategic Party A declined to proceed with the transaction.
On December 17, 2021, the Company announced the transition of its chief executive officer from Jonathan Kennedy to Thomas J. Sullivan, as further described in the Company’s Current Report on Form 8-K filed by the Company with the SEC on December 17, 2021.
On December 21, 2021, Mr. Denis Ribon from ArchiMed SAS contacted Mr. Sullivan to see if Mr. Sullivan would be interested in meeting.

On January 5, 2022, Mr. Sullivan and Mr. Ribon, along with two colleagues, met by video conference to discuss their two companies. Only public information was discussed at this meeting. The parties agreed to a face to face meeting on January 19, 2022. Mr. Sullivan informed the Chairman of the Board of Directors of this planned meeting on January 7, 2022.
On January 18, ArchiMed sent a presentation, which contained solely public information, about ArchiMed to Mr. Sullivan.
On January 19, 2022, Mr. Sullivan met with representatives of ArchiMed to discuss their companies. Mr. Sullivan only disclosed publicly available financial information about the Company at this meeting. Two days later, on January 21, 2022, Mr. Sullivan held a video call with representatives of ArchiMed to discuss the Company’s interest in the Portfolio Company. Again, Mr. Sullivan only disclosed publicly available financial information about the Company at this meeting.
On January 25, 2022, ArchiMed’s representative, Mr. Bateman, and Mr. Sullivan discussed the Company’s interest in the Portfolio Company. An additional meeting was held on January 28, 2022 for the same purpose.
On February 1, 2022 Mr. Sullivan informed the Board of Directors of meetings he had had with external parties in the normal course of the Board meeting. Mr. Sullivan noted that he suspected ArchiMed had an interest in acquiring the Company.
On February 4, 2022, Mr. Bateman informed Mr. Sullivan that ArchiMed was considering submitting a proposal for a business combination with the Company. Mr. Sullivan said he would promptly bring any offer to the Board of Directors. On February 7, 2022, Mr. Sullivan informed the Chairman of the Board of Directors that ArchiMed may be submitting a proposal for a business combination with the Company.
On February 9, 2022, Mr. Sullivan and Mr. Bateman discussed the Company’s interests in the Portfolio Company.
On February 16, 2022, ArchiMed submitted a written proposal to Mr. Sullivan to acquire the Company for $32 per share in cash (the “Initial ArchiMed Proposal”). Mr. Sullivan promptly forwarded the proposal to the Board of Directors.
The Board of Directors met on February 20, 2022, to discuss the Initial ArchiMed Proposal, and also in attendance was outside counsel. Outside counsel reviewed with the Board of Directors their fiduciary duties under Delaware law. The Board of Directors reviewed the financials for the five year strategic plan presented by management. The Board of Directors determined to direct Stifel to engage with ArchiMed and to encourage ArchiMed to improve the terms of the Initial ArchiMed Proposal. The Board of Directors also authorized the Company to enter into a confidentiality agreement with ArchiMed, if management determined such action would be helpful in encouraging ArchiMed to improve the terms of its proposal.
On February 21, 2022, representatives of Stifel spoke with representatives of ArchiMed. Stifel encouraged ArchiMed to improve the terms of the Initial ArchiMed Proposal.
On February 23, 2022, Jefferies LLC, financial advisor to ArchiMed (“Jefferies”), contacted Stifel. Jefferies communicated that ArchiMed may be willing to increase the per share price in the Initial ArchiMed Proposal but would require access to due diligence information as a first step.
On February 25, 2022, the Company and ArchiMed entered into a confidentiality agreement (which contained a “standstill” provision that, among other things, would automatically terminate if the Company were to enter into a definitive agreement to sell more than 50% of its capital stock or consolidated assets).
During March 2021, ArchiMed conducted its due diligence of the Company.
On March 17, 2022, the Board of Directors met, with representatives from Stifel in attendance. The Board of Directors confirmed that the Management Projections were authorized and directed to be used by Stifel for the purposes of Stifel’s financial analysis of fairness of the consideration proposed to be paid in the proposed transaction. The representatives from Stifel then reviewed the Initial ArchiMed Proposal from a financial point of view based on information provided by the Company’s management, including the Management Projections, and publicly available information. Representatives from Stifel also briefed the Board of Directors on ArchiMed’s progress to date on due diligence matters. The representatives from Stifel briefed the Board of Directors on the absence of any material relationships between Stifel and ArchiMed.

On March 28, 2022, ArchiMed submitted a revised written proposal to acquire the Company for $33 per share in cash (the “1st Revised ArchiMed Proposal”).
On March 30, 2022, the Board of Directors held a meeting. Also in attendance were members of management, representatives from Stifel and a representative from Davis Polk & Wardwell LLP, the Company’s outside counsel (“Davis Polk”). The representative of Davis Polk reviewed with the Board of Directors their fiduciary duties under Delaware law. The Board of Directors discussed the 1st Revised ArchiMed Proposal. The representatives from Stifel reviewed the 1st Revised ArchiMed Proposal from a financial point of view based on information provided by the Company’s management, including the Management Projections, and publicly available information. The Board of Directors then temporarily adjourned the meeting. Later that day, the Board of Directors resumed the meeting with only the directors in attendance. The Board of Directors determined to instruct Stifel to encourage ArchiMed to improve the terms of the 1st Revised ArchiMed Proposal. The Board of Directors also determined to instruct Davis Polk to prepare a form of Merger Agreement with terms that are consistent with the terms of the merger agreement that had been negotiated with Financial Sponsor A in March 2021 that could be used for a transaction between the Company and ArchiMed.
On March 31, 2022, Stifel provided to Jefferies the form of Merger Agreement prepared by Davis Polk for a proposed transaction between the Company and ArchiMed, but also communicated to Jefferies that in order for the Company to be willing to continue discussions with ArchiMed and to continue to provide due diligence information to ArchiMed, that ArchiMed would need to improve its 1st Revised ArchiMed Proposal.
On April 1, 2022, Jefferies, on behalf of ArchiMed, delivered to Stifel a further revised proposal to acquire the Company for $33.50 per share in cash (the “2nd Revised ArchiMed Proposal”). Jefferies communicated, on behalf of ArchiMed, that this was ArchiMed’s best and final offer, and would be conditioned upon ArchiMed receiving exclusivity through 11:59 p.m. Pacific time on April 13, 2022.
On April 2, 2022, the Board of Directors met. Also in attendance were members of management, representatives from Stifel and representatives from Davis Polk. Representatives from Stifel reviewed with the Board of Directors the 2nd Revised ArchiMed Proposal from a financial point of view, and informed the Board of Directors that the 2nd Revised ArchiMed Proposal was ArchiMed’s best and final offer. The Board of Directors noted that ArchiMed had twice raised its price per share, and that there was a significant risk that were the Board of Directors to delay the process by seeking a further increase in the price per share, that ArchiMed would discontinue discussions. The representative from Davis Polk reviewed with the Board of Directors the terms of the Merger Agreement that had been provided to ArchiMed and noted for the Board of Directors that, consistent with the Board of Directors’ instruction, the terms of the Merger Agreement were substantially similar to the merger agreement that had been negotiated with Financial Sponsor A in March 2021, including the presence of a “go shop” provision that would permit the Company to actively solicit more favorable offers. The Board of Directors also discussed the ArchiMed request for exclusivity until 11:59 p.m. Pacific time on April 13, 2022, noting that it was a short period of time encompassing 11 days of exclusivity and, in light of the absence of other interested parties and the presence of the “go-shop period” in the Merger Agreement, was not likely to discourage other, more favorable offers. Representatives from Stifel and Davis Polk also reviewed with the Board of Directors the structure of the “go-shop” provision. After discussion, the Board of Directors authorized and directed management, Stifel and Davis Polk to proceed with discussions and negotiations with ArchiMed and its advisors, including on the Merger Agreement and the exclusivity letter.
Also on April 2, 2022, Stifel contacted Jefferies and communicated that the Company was willing to continue discussions. Later during that same day, ArchiMed’s counsel, Latham & Watkins LLP (“Latham”) sent a draft exclusivity letter to Davis Polk which provided for exclusivity through 11:59 p.m. Pacific time on April 13, 2022, which Latham and Davis Polk negotiated. The exclusivity agreement was signed by the Company and ArchiMed on April 2, 2022.
On April 3, 2022, ArchiMed and Latham began conducting confirmatory due diligence on the Company. This confirmatory due diligence also included video conferences with members of Company management and continued review of information in a virtual dataroom. On April 4, 2022, Davis Polk sent a draft of the Company disclosure letter to Latham.
On April 7, 2022, Latham sent a markup of the proposed Merger Agreement to Davis Polk. On April 8, 2022, Davis Polk reviewed the markup with members of management, and then held a conference call with Latham to negotiate the terms of the Merger Agreement, including, among other provisions, the “go shop” and no solicitation clauses, the break-up fee and reverse break-up fee, the termination provisions, the interim operating covenants and other covenants, and the representations and warranties. Davis Polk sent a revised draft of the Merger Agreement to Latham during the evening of April 8, 2022.
On April 10, 2022, Latham sent a markup of the revised Merger Agreement and a markup of the Company disclosure letter to Davis Polk.
On April 11, 2022, Latham sent drafts of the equity commitment letter, the debt commitment letter and the limited guaranty to Davis Polk.
Also on April 11, 2022, Davis Polk reviewed the markups with members of management, and then held a conference call with Latham to negotiate the terms of the Merger Agreement, the Company disclosure letter and the other transaction agreements. Davis Polk sent a revised draft of the Merger Agreement and the Company disclosure letter to Latham during the evening of April 11, 2022.
On April 12, 2022, Mr. Bateman spoke with Mr. Sullivan. Mr. Bateman stated that, in order for ArchiMed to be willing to enter into the transaction with the Company, ArchiMed would require that Mr. Sullivan sign a retention letter (the “Retention Letter”) pursuant to which, among other things, Mr. Sullivan would agree to receive less favorable treatment of his equity awards as compared to other employees of the Company. Mr. Sullivan said he would consider this request and updated the chairman of the Board of Directors of such request.
Also on April 12, 2022, during discussions between Mr. Bateman and Mr. Sullivan, Mr. Bateman expressed ArchiMed’s concern over the treatment of outstanding MSUs proposed by Natus in the Merger Agreement, namely, that all MSUs would be treated as if all performance hurdles had been fully satisfied, which in the view of ArchiMed would increase costs associated with the transaction while diminishing the post-closing retention incentives in place for key managers. After further discussions, Mr. Sullivan communicated to Mr. Bateman that, if necessary for ArchiMed to proceed with the proposed transaction, Mr. Sullivan would be willing to agree to less favorable treatment of his outstanding MSUs as compared to all other MSU holders (resulting in Mr. Sullivan receiving $3,000,000 less than he would otherwise receive under the terms of the Merger Agreement), and Mr. Sullivan would agree that $6,000,000 of proceeds in respect of his outstanding equity-based awards that he would otherwise be entitled to receive at closing would instead be held back and paid to Mr. Sullivan as compensation for his services for certain periods after closing. Mr. Sullivan’s rationale for being willing to agree to these concessions was: (i) his concern that ArchiMed would be otherwise unwilling to proceed with the proposed transaction (and that would deprive the Company Stockholders of the choice as to whether or not to vote to accept a transaction that would provide a substantial premium); (ii) in the unlikely event that ArchiMed were otherwise willing to proceed, Mr. Sullivan believed that (a) ArchiMed would decrease the price per share payable to the Company Stockholders to an amount less than $33.50 per share and (b) ArchiMed would require that all of the Company’s employees forego acceleration of all or a portion of their equity awards, which would make employees less likely to remain at the Company pending closing and potentially jeopardize the operation of the Company’s business; and (iii) Mr. Sullivan’s MSUs would be paid out at the level of performance actually achieved through the closing based on the per share price of $33.50, consistent with the level of return to the Company’s stockholders.
On April 13, 2022, Latham sent revised drafts of the Merger Agreement and the Company disclosure letter to Davis Polk.
Later that evening on April 13, 2022, the Board of Directors met. Also in attendance were members of management, representatives of Stifel and representatives of Davis Polk. Copies of the Merger Agreement and other transaction agreements and a financial presentation by Stifel and a legal presentation by Davis Polk, had been provided to the Board of Directors in advance of the meeting. A representative of Davis Polk reviewed with the Board of Directors their fiduciary duties under Delaware law, the material terms of the Merger Agreement and the other transaction agreements, as well as the outstanding issues. A representative from Stifel reviewed their preliminary financial analyses with respect to the fairness, from a financial point of view, of the $33.50 per share in cash price that ArchiMed was proposing. Mr. Sullivan noted for the Board of Directors that there were still outstanding issues to be resolved, including the amount of the break-up fee and reverse break-up fee, the events that would trigger payment of those fees, the no solicitation clause and on the regulatory undertaking covenant. The Board of Directors instructed management, Stifel and Davis Polk to continue to work toward resolving the remaining outstanding issues in a manner as favorably as possible to the Company Stockholders.

At 11:59 p.m. Pacific time on April 13, 2022, the exclusivity period expired. In light of a potential transaction with ArchiMed being close to signing, the Board of Directors noted that contacting other parties at this time had the risk of creating opportunities for public speculation that the Company was pursuing a sale, and that such speculation could be harmful to the Company and its employees and business partners, and could cause the loss of the potential transaction with ArchiMed. In light of these considerations, the Board of Directors determined that the risks of contacting additional potential acquirers outweighed the benefits.
On April 14, 2022, Davis Polk spoke with Latham to negotiate the outstanding issues in the Merger Agreement and the other transaction agreements, including, among others, as to the break-up fee, the reverse break-up fee, the circumstances under which each was payable, and the regulatory undertaking covenant. Later on April 14, 2022, Davis Polk sent revised drafts of the Merger Agreement and the other transaction agreements to Latham.
On April 15, 2022, Mr. Sullivan spoke with Mr. Bateman regarding the outstanding issues. Later that day, Latham sent revised drafts of the Merger Agreement and other transaction agreements to Davis Polk. Davis Polk and Latham negotiated the outstanding issues. Davis Polk sent revised drafts of the Merger Agreement and the other transaction agreements to Latham late in the evening on April 15, 2022.
On April 16, 2022, Mr. Sullivan spoke again with Mr. Bateman regarding the remaining outstanding issues. Thereafter, Davis Polk and Latham finalized the Merger Agreement and the other transaction agreements.
On the morning of April 17, 2022, the Board of Directors met. Also in attendance were members of management, representatives of Stifel and representatives of Davis Polk. Copies of the Merger Agreement and other transaction agreements and a financial presentation by Stifel and a legal presentation by Davis Polk, had been provided to the Board of Directors in advance of the meeting. A representative of Davis Polk reviewed with the Board of Directors their fiduciary duties under Delaware law, as well as the material terms of the Merger Agreement and the other transaction agreements. The representative of Davis Polk also reviewed with the Board of Directors the resolution of the outstanding issues. A representative from Stifel reviewed Stifel’s financial analysis of the $33.50 per share in cash merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated April 17, 2022, to the Board of Directors to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the $33.50 per share in cash merger consideration was fair, from a financial point of view, to holders of the Company’s common stock. Stifel also reviewed again with the Board of Directors its relationships with ArchiMed (as more fully described in the section of this proxy statement captioned “—Opinion of Stifel Nicolaus & Company, Incorporated”). The Board of Directors, after considering the reasons and factors more fully described in the section of this proxy statement captioned “—Recommendation of the Board of Directors and the Reasons for the Merger,” (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were in the best interests of the Company and its stockholders and (2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (3) resolved to recommend that the Company Stockholders adopt the Merger Agreement. Subsequently, the compensation committee of the Board of Directors met and adopted resolutions providing for the treatment of equity awards in the Merger Agreement, and certain other matters.
The Company and entities formed by ArchiMed subsequently signed the Merger Agreement and the other transaction agreements.
Early on April 18, 2022, before the opening of trading on the NASDAQ, the Company publicly disclosed the proposed transaction.
During the Go-Shop Period, at the direction and under the supervision of the Board of Directors, representatives of Stifel contacted parties that, in the view of the Board of Directors, based on advice from Stifel, might be capable of, and might be interested in, pursuing an acquisition of the Company on terms that could reasonably be expected to be more favorable to the Company and its stockholders. During the go-shop period, and at the direction of the Board of Directors, representatives of Stifel contacted a total of 31 parties (collectively, the “Go Shop Parties”), including 12 strategic parties (including Strategic Party A) and 19 financial sponsors (including Financial Sponsor A), to solicit their interest in a possible acquisition of the Company.

Of the Go Shop Parties contacted by representatives of Stifel, 3 parties executed confidentiality agreements and were granted access to certain non-public information regarding the Company. Certain of the parties that executed confidentiality agreements asked diligence questions of, and received answers from, the Company and engaged in additional discussion with representatives of Stifel. None of the Go Shop Parties contacted, nor any other party, has submitted an alternative acquisition proposal to the Company as of the date of this proxy statement that the Board of Directors believes could reasonably be expected to lead to a Superior Proposal.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously (1) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth in the Merger Agreement; (2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (3) resolved to recommend, subject to certain provisions in the Merger Agreement, that the Company Stockholders adopt the Merger Agreement in accordance with the DGCL;
The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the proposal to adjourn the Company Stockholder Meeting from time to time if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
Reasons for the Merger
In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with management, its financial advisor and outside legal counsel. In recommending that stockholders vote in favor of the adoption of the Merger Agreement, the Board of Directors considered a variety of factors, including without limitation the following principal factors (not in any relative order of importance):
•
historical information regarding (i) Natus’ business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to the Company Common Stock, and (iii) market prices with respect to other industry participants and general market indices;

•
current information regarding (i) Natus’ business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, (iii) geopolitical conditions (including, without limitation, tariffs, COVID-19, supply chain disruptions, the shortage of semiconductors and the war in Ukraine) which are affecting Natus’ business, and (iv) opportunities and competitive factors within Natus’ industry;

•	ongoing efforts and uncertainty relating to COVID-19 and the war in Ukraine;
•	the historically high multiples of public companies in the equity markets generally;
•	the fact that the all-cash Per Share Price would provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders;
•	Natus’ business, current and projected financial performance and condition and future prospects in relation to the Per Share Price of $33.50;
•
the fact that the Per Share Price represented an attractive premium of approximately 28.6% from the closing stock price per share of Company Common Stock of $26.05 on April 14, 2022, the last trading day prior to the execution of the Merger Agreement, and approximately 23.1% from the closing stock price per share of Company Common Stock of $27.22 on March 3, 2022, which is 30 trading days prior to the execution of the Merger Agreement;

•
the timing of the Merger and the risk that if Natus did not accept the ArchiMed offer (as provided for in the Merger Agreement), it may not have another opportunity to do so or to accept a comparable opportunity;

•
the Board of Directors’ belief that the Merger was more favorable to the Company Stockholders compared to the alternative of remaining a standalone independent company, which belief was based on and informed by consideration of a number of factors, risks and uncertainties, including without limitation:

•
the competitive landscape and the dynamics of the market for Natus’ products, and the assessment that other alternatives were not reasonably likely to create greater value for stockholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk; and

•
the perceived risk of continuing as an independent public company or pursuing other alternatives, including (1) the continuation of Natus’ business plan as an independent enterprise; (2) potential modifications to Natus’ strategy; (3) potential divestitures of Natus’ business lines, which could possibly result in a more focused company; and (4) potential expansion opportunities into new business lines through acquisitions and combinations of Natus with other businesses;

•	the Board of Directors’ view that the Merger Agreement was the product of arm’s-length negotiation and contained customary terms and conditions;
•
the Board of Directors’ belief, based on discussions and negotiations with Parent, that the Per Share Price was the highest price the Parent would be willing to pay and the highest price reasonably obtainable, each as of the date of the Merger Agreement;

•	the review of Natus’ strategic and financial alternatives, including:
•
the fact that during the approximately 14-month period leading up to the execution of the Merger Agreement, the Board of Directors explored and evaluated various potential strategic alternatives, including a sale of the whole company, including to Financial Sponsor A and to Strategic Party A, each of which had submitted a final acquisition proposal with a price per share that was lower than the Per Share Price;

•	the fact that the various other strategic parties and financial sponsors that were contacted by Stifel over a 14-month period did not submit any proposal for a business combination with Natus; and
•	the Board of Directors’ belief that it was unlikely that another party would be willing or able to pay more than the Per Share Price in cash;
•
Natus’ ability during the Go-Shop Period to actively solicit alternative proposals, and Natus’ ability, under certain other circumstances after the Go-Shop Period, to furnish information to and conduct negotiations with an Excluded Party regarding alternative acquisition proposals, and that a reduced break-up fee would be payable by Natus were it to terminate the Merger Agreement to accept a Superior Proposal during the Go-Shop Period;

•
the Board of Directors’ “fiduciary out” with respect to third-party acquisition proposals made after the Go-Shop Period which would reasonably be expected to result in Superior Proposals, the Board of Directors’ ability to negotiate with another party regarding a Superior Proposal and, subject to paying a termination fee to Parent, accept a Superior Proposal;

•
the Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a Superior Proposal, including the Merger Agreement’s terms and conditions as they relate to changes in the recommendation of the Board of Directors and terminating the Merger Agreement, and the belief that the termination fee potentially payable to Parent is reasonable in light of the circumstances, and not preclusive of other offers (see the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of Natus’ Board of Directors”);

•
the fact that Natus’ legal and financial advisors assisted Natus throughout the process and negotiations and updated the Board of Directors directly and regularly, which provided the Board of Directors with additional perspectives on the negotiations in addition to those of Natus’ management;

•
the financial analyses and opinion of Stifel, dated April 17, 2022, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Per Share Price to be received in the Merger by holders of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares), as more fully described below in the section of this proxy statement captioned “—Opinion of Stifel Nicolaus & Company, Incorporated”;

•	the material terms and conditions of the Merger Agreement and the related agreements, including:
•	the conditions to the consummation of the Merger, including the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote;
•
the fact that the financing contemplated by the Equity Commitment Letter and the Debt Commitment Letter, together with Natus’ cash on hand, were sufficient to fund the aggregate purchase price and the other payments contemplated by, and subject to the terms and conditions of, the Merger Agreement, and that Natus is a named third party beneficiary of the Equity Commitment Letter;

•
the absence of a financing condition to the closing of the Merger, and Parent’s representations and warranties relating to the Equity Commitment Letter, the Debt Commitment Letter and the Limited Guaranty;

•
Natus’ ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to Parent’s right to match such Superior Proposal and subject to paying Parent (x) a termination fee of $19.7 million (representing approximately 1.65% of the equity value of the transaction), with respect to Natus entering into an alternative acquisition agreement with an Excluded Party prior to the Cut-Off Date or (y) a termination fee of $39.5 million (representing approximately 3.3% of the equity value of the transaction) if payable otherwise;

•
Natus’ entitlement to a reverse termination fee from Parent of $79.0 million (representing approximately 6.6% of the equity value of the transaction) if (i) the Merger Agreement is terminated by Natus (A) if all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and Natus is prepared to consummate the Merger but Parent and Merger Sub fail to consummate the Merger in accordance with the Merger Agreement or (B) in connection with Parent or Merger Sub breaching or failing to perform in any material respect its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied (subject to a cure period in certain circumstances), or (ii) if either party terminates the Merger Agreement because the Merger has not been consummated by the Outside Date, and at the time of such termination, Natus was otherwise entitled to terminate the Merger Agreement for either of the foregoing reasons;

•
the fact that that Med Platform II S.L.P. provided the Limited Guaranty in favor of Natus that guarantees the payment of the termination fee that may become payable by Parent under the Merger Agreement;

•	the scope of the representations, warranties and covenants of Natus, Parent and Merger Sub;
•	the fact that the adoption of the Merger Agreement is not subject to the approval of Parent’s stockholders;
•
the availability of appraisal rights under Delaware law to the Company Stockholders who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law for perfection of such appraisal rights, which rights provide eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares of Company Common Stock, which may be more than, less than or the same as the amount such stockholders would have received under the Merger Agreement, and

•	the Board of Directors’ multiple reviews and discussions with Natus management and its financial and legal advisors;
•
the fact that Natus engaged in negotiations primarily with Parent regarding a potential transaction rather than conducting a broad “auction” or sale process for Natus, as well as that Natus previously engaged in extensive discussions with Financial Sponsor A and Strategic Party A;

•
the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, could cause substantial harm to Natus’ relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors, customers and commercial partners and may divert management and employees’ attention away from Natus’ day-to-day business operations;

•
the fact that stockholders will not participate in any future earnings or growth of Natus and will not benefit from any appreciation in value of Natus, including any appreciation in value that could be realized as a result of improvements to our operations or future strategic or other transactions by Natus;

•
the requirement that Natus pay Parent (x) a termination fee of $19.8 million, with respect to Natus entering into an alternative acquisition agreement with respect to a Superior Proposal prior to the Cut-Off Date or (y) a termination fee of $39.5 million in certain other circumstances, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal after the Cut-Off Date;

•
the restrictions on the conduct of Natus’ business prior to the consummation of the Merger, including the requirement that Natus conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Natus from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Natus might have pursued;

•	the fact that an all cash transaction will generally be a taxable transaction for U.S. federal income tax purposes;
•	the fact that under the terms of the Merger Agreement, Natus is unable to solicit other acquisition proposals after the Go-Shop Period End Date during the pendency of the Merger;
•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to complete the Merger, which may disrupt Natus’ business operations;

•	the fact that if the Merger is not consummated, Natus will be required to pay its own expenses associated with the Merger Agreement;
•	the fact that Natus’ business, sales operations and financial results could suffer in the event that the Merger is not consummated;
•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of the Company Common Stock;
•	the fact that the completion of the Merger will require antitrust clearance in the United States and certain other countries; and
•
the fact that Natus’ directors and officers may have interests in the Merger that may be different from, or in addition to, those of the other Company Stockholders (see below in the section of this proxy statement captioned “—Interests of Natus’ Directors and Executive Officers in the Merger”).

After considering the foregoing potentially negative and potentially positive factors, the Board of Directors concluded that the potentially positive factors relating to the Merger Agreement and the Merger substantially outweighed the potentially negative factors.
The foregoing discussion of the information and factors considered by the Board of Directors is not meant to be exhaustive, but is intended to reflect the material factors considered by the Board of Directors in its consideration of the Merger. In view of the large number of and variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, based upon the totality of the information presented to and considered by the Board of Directors.
The foregoing discussion of the information and factors considered by the Board of Directors is forward-looking in nature. This information should be read in light of the factors set forth in the section of this proxy statement entitled “Forward-Looking Statements.”
Opinion of Stifel Nicolaus & Company, Incorporated
In connection with the Merger, Natus retained Stifel, Nicolaus & Company, Incorporated (“Stifel”) to provide it with financial advisory services and to provide the Board of Directors an opinion in connection with the possible sale of Natus. As part of that engagement, on April 17, 2022, Stifel delivered to the Board of Directors its oral opinion, subsequently confirmed in writing by delivery of a written opinion dated April 17, 2022 (the “Opinion”), that, as of that date and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Per Share Price to be received by holders of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares (each as defined in the Merger Agreement) (collectively, the “Excluded Shares”) pursuant to the Merger Agreement was fair to such holders, from a financial point of view.
Natus did not impose any limitations on Stifel with respect to the investigations made or procedures followed in rendering the Opinion. In selecting Stifel, the Board of Directors considered, among other things, the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the healthcare and medical technology sectors and in providing strategic advisory services in general. Stifel, as part of its investment banking business, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales, and distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. In the ordinary course of business, Stifel and its clients may transact in the equity securities of Natus and Parent or its affiliates and may at any time hold a long or short position in such securities.
The full text of the Opinion that Stifel delivered to the Board of Directors is attached to this proxy statement as Annex B and is incorporated into this document by reference. The summary of the Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Opinion. Company Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limits of the review undertaken by Stifel in connection with the Opinion.
The Opinion was for the information of, and directed to, the Board of Directors (in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger. The Opinion did not constitute a recommendation to the Board of Directors as to how the Board of Directors should vote or otherwise act on the Merger or any other matter or to any stockholder of Natus as to how any such stockholder should act with respect to the Merger or any other matter, including, without limitation, how to vote at any stockholders’ meeting at which the Merger is considered, or whether or not to enter into a voting, stockholders’, or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such stockholder. In addition, the Opinion did not compare the relative merits of the Merger with any other alternative transactions or business strategies that may have been available to Natus and did not address the underlying business decision of the Board of Directors or Natus to proceed with or effect the Merger.
In connection with the Opinion, Stifel, among other things:
•
discussed the Merger and related matters with Natus’ management and counsel and reviewed the financial terms of the Merger contained in a draft dated April 16, 2022, of the Merger Agreement (the “Draft Merger Agreement”);

•	reviewed the audited consolidated financial statements of Natus contained in its Annual Reports on Form 10-K for the three years ended December 31, 2021;
•	reviewed and discussed with Natus’ management certain other publicly available information concerning Natus;

•
reviewed and discussed with Natus’ management certain non-publicly available information concerning Natus, including, without limitation, internal financial analyses, financial projections, reports, and other information prepared by its management, including, without limitation, Natus’ strategic plan (the “Natus Strategic Plan”), utilized by Stifel pursuant to instructions from Natus, and held discussions with Natus’ senior management regarding recent developments;

•	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;
•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;
•	participated in certain discussions and negotiations between representatives of Natus and the Parent;
•	reviewed the reported prices and trading activity of the equity securities of Natus;
•	reviewed and analyzed, based on the Natus Strategic Plan, the cash flows generated by Natus to determine the present value of those discounted cash flows;
•	considered the results of Stifel’s efforts, at the direction of Natus, to solicit indications of interest from selected third parties with respect to a merger or other transaction with Natus;
•	conducted such other financial studies, analyses, and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of the Opinion; and
•
took into account its assessment of general economic, market, and financial conditions and Stifel’s experience in other transactions, as well as Stifel’s experience in securities valuations and its knowledge of Natus’ industry generally.

In conducting its review and rendering the Opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of Natus, or that was otherwise reviewed by Stifel, and Stifel did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by Natus (including, without limitation, the financial forecasts contained in the Natus Strategic Plan and the price to be received for certain assets (the “Specified Assets”) assumed to be divested in the Natus Strategic Plan), Stifel assumed, at the direction of Natus, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Natus as to the future operating and financial performance of Natus and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasted and projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, including, without limitation, assumptions regarding the widespread disruption, extraordinary uncertainty, and unusual volatility arising from the effects of the COVID-19 pandemic and the conflict in Ukraine. Accordingly, actual results could vary significantly from those set forth in such forecasted and projected financial information. Stifel relied on this forecasted and projected information, including, without limitation, estimates of the management of Natus of the price to be received for the Specified Assets, without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel expressed no opinion as to any such forecasted or projected information or any other estimates or the assumptions on which they were made.
Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of Natus since the date of the last financial information made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal, or physical inspection of Natus’ assets or liabilities, nor was Stifel furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumed no responsibility for their accuracy.
Stifel assumed that the definitive Merger Agreement would not differ materially from the Draft Merger Agreement. Stifel also assumed the Merger would be consummated substantially on the terms and conditions described in the Merger Agreement without any waiver of material terms or conditions by Natus or any other party and without any anti-dilution or other adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for the consummation of the Merger would not have an adverse effect on Natus or the Merger. Stifel also assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and foreign statutes, rules and regulations. Stifel further assumed that Natus has relied upon the advice of its counsel, independent accountants, and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting, and regulatory matters with respect to Natus, the Merger, and the Merger Agreement.
The Opinion was limited to whether, as of the date of the Opinion, the Merger Consideration is fair to the holders of Company Common Stock (other than Excluded Shares), from a financial point of view, and did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on Natus, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. The Opinion also did not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board of Directors or Natus; (ii) the legal, financial reporting, tax, accounting or regulatory consequences of the Merger on Natus or the holders of Shares; (iii) the fairness of the amount or nature of any compensation to any of Natus’ officers, directors or employees, or class of such persons, relative to the compensation to the holders of Natus’ securities or otherwise; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of Natus, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether the Parent had sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration to the holders of Company Common Stock at the closing of the Merger; or (vi) the treatment of, or effect of the Merger on, Company Restricted Stock, Company Restricted Stock Units or Company Options. Furthermore, Stifel did not express any opinion herein as to the prices, trading range, or volume at which Natus’ securities would trade following the public announcement of the Merger.
The Opinion was necessarily based on economic, market, financial, and other conditions as they existed on, and on the information made available to Stifel by or on behalf of Natus or its advisors, or information otherwise reviewed by Stifel as of the date of the Opinion. It is understood that subsequent developments may affect the conclusion reached in the Opinion and that Stifel does not have any obligation to update, revise or reaffirm the Opinion. Further, as the Board of Directors was aware, the credit, financial and stock markets have been experiencing unusual volatility and Stifel expressed no opinion or view as to any potential effects of such volatility on Natus, the Parent, or the Merger.
Stifel is not a legal, tax, regulatory or bankruptcy advisor. Stifel has not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. The Opinion is not a solvency opinion and did not in any way address the solvency or financial condition of Natus or the Parent or any other person. The Opinion was approved by Stifel’s fairness opinion committee.
The following is a brief summary of the material financial analyses performed by Stifel in arriving at the Opinion and presented by Stifel to the Board of Directors. In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods and financial analyses in reaching the Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. The financial analyses summarized below include information presented in tabular format. The per share equity values implied by Stifel’s analyses are rounded to the nearest dollar. In order to fully understand the financial analyses used by Stifel, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The summary text describing each financial analysis does not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with the Opinion. Rather, Stifel made its determination as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.
Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent based on market data, was based on market data as it existed on or before April 17, 2022, and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.
Selected Public Companies Analysis
Stifel reviewed certain publicly available financial data and stock market information for several selected public companies in the medical technology sector. The selected public companies were:
•	Avanos Medical, Inc.
•	CONMED Corporation
•	ConvaTec Group Plc
•	ICU Medical, Inc.
•	Integra LifeSciences Holdings
•	LivaNova Plc
•	Merit Medical Systems, Inc.
•	NuVasive, Inc.
•	Orthofix Medical, Inc.
For each selected public company, Stifel calculated multiples of enterprise value (defined as equity value, based on closing stock prices on April 14, 2022 (the last trading day prior to the announcement of the Merger), plus total debt less cash, as obtained from publicly available sources) compared to actual or estimated earnings before interest, taxes, depreciation, and amortization, commonly referred to as EBITDA, for calendar years 2021, 2022 and 2023. The third quartile and first quartile multiples for the selected public companies implied by this analysis are set forth in the table below:
	2021A EBITDA	2022P EBITDA	2023P EBITDA
3rd Quartile	17.3x	18.8x	16.8x
1st Quartile	15.5x	12.7x	11.4x
Stifel then applied these EBITDA multiples to the corresponding Natus actual EBITDA for the fiscal year 2021 (“2021 EBITDA”) and the projected EBITDA for the fiscal year 2022 (“projected 2022 EBITDA”) and for the fiscal year 2023 (“projected 2023 EBITDA”), which pursuant to the Natus Strategic Plan reflected the pro forma impact of certain potential divestitures, or the “Potential Divestitures,” to determine ranges of implied enterprise values for Natus. Based on these implied enterprise value ranges, Stifel calculated ranges of implied equity values for Natus (calculated as enterprise value minus total debt plus cash), with the implied equity values based on projected 2022 EBITDA and projected 2023 EBITDA adjusted to include the net present value of the after-tax proceeds from the Potential Divestitures as set forth in the Natus Strategic Plan (the “Estimated Divestiture Proceeds”), as estimated by Natus management. The per share equity value ranges for Natus implied by this analysis are set forth in the table below:
	2021A EBITDA	2022P EBITDA	2023P EBITDA
3rd Quartile – Implied Equity Value Per Share	$33	$32	$36
1st Quartile – Implied Equity Value Per Share	$30	$23	$26

No company utilized in the selected public company analysis is identical to Natus. Stifel chose the selected public companies on the basis of various factors, including the size of the companies, the similarity of the lines of business and the similarity of the financial profiles, although no company is identical to Natus. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.
Selected Precedent Transactions Analysis
Stifel reviewed certain publicly available information relating to 22 selected business combination transactions announced on or subsequent to February 26, 2015, involving medical technology companies. The selected precedent transactions are set forth in the table below:
Date Announced	Target Name	Acquiror Name
09/08/21	Smiths Medical	ICU Medical
09/02/21	Hill-Rom Holdings, Inc.	Baxter International, Inc.
07/30/19	Hu-Friedy Mfg. Co.	Cantel Medical Corp.
05/02/19	Acelity, Inc.	3M Company
11/20/18	BTG plc	Boston Scientific Corporation
11/19/18	DJO Global Inc.	Colfax Corporation
06/26/18	SciCan & MicroMega	Coltene
06/06/18	Advanced Sterilization Products	Fortive Corporation
05/03/18	Integer’s Advanced Surgery & Orthopedics business	MedPlast LLC (Viant)
04/10/18	Analogic Corporation	Altaris Capital Partners, LLC
11/01/17	Halyard Health’s Surgical & Infection Prevention Business	Owens & Minor, Inc.
10/23/17	Exactech, Inc.	TPG Capital
04/02/17	Syneron	Apax Partners
02/20/17	Vention Medical, Advanced Technologies Business	Nordson Corporation
02/15/17	DePuy Synthes, Inc., Codman Neurosurgery Business	Integra LifeSciences Holdings
10/06/16	Hospira’s Infusion Systems Business	ICU Medical, Inc.
09/16/16	Abbott Medical Optics	Johnson & Johnson
06/18/15	Lumenis Ltd.	XIO Group
06/17/15	Welch Allyn	Hill Rom Holdings
03/02/15	American Medical Systems (Men’s Health & Prostate Health)	Boston Scientific Corporation
02/27/15	Optos Plc	Nikon Corporation
02/26/15	Sorin SpA	Cyberonics Inc.
For each selected precedent transaction, Stifel calculated the enterprise value implied for the target company, based on the upfront consideration payable in the selected transaction, as a multiple of the target company’s last twelve months (“LTM”) and next twelve months (“NTM”) estimated EBITDA. Estimated financial data of the selected transactions were based on publicly available information. The third quartile and first quartile multiples for the selected precedent transactions implied by this analysis are set forth in the table below:
	LTM EBITDA	NTM EBITDA
3rd Quartile	16.1x	15.3x
1st Quartile	11.8x	11.9x
Stifel then applied the LTM EBITDA multiples to Natus’ actual 2021 EBITDA and the NTM EBITDA multiples to Natus’ projected 2022 EBITDA, adjusted to include the net present value of the after-tax proceeds (as estimated by Natus management) from the Estimated Divestiture Proceeds. Based on these implied enterprise value ranges, Stifel calculated ranges of implied equity values for Natus. The implied range based on projected 2022 EBITDA was adjusted to include the Estimated Divestiture Proceeds. The per share equity value ranges for Natus implied by this analysis are set forth in the table below:

	2021A EBITDA	2022P EBITDA
3rd Quartile – Implied Equity Value Per Share	$31	$27
1st Quartile – Implied Equity Value Per Share	$23	$22
No transaction utilized in the selected precedent transaction analysis is identical to the Merger. Stifel chose the selected precedent transactions on the basis of various factors and no company is identical to Natus. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies involved in the selected precedent transactions and other factors.
Discounted Cash Flow Analysis
Stifel used Natus management’s financial projections of unlevered free cash flow for fiscal years 2022 through 2026 contained in the Natus Strategic Plan to perform a discounted cash flow analysis of Natus. Financial projections for the fiscal year 2022 reflected the pro forma impact of the Potential Divestitures assuming the Potential Divestitures occurred on June 30, 2022.
Stifel calculated the terminal value of Natus’ projected unlevered free cash flow by applying a range of perpetuity growth rates of 2.0% to 4.0% to Natus’ projected calendar year 2026 free cash flow. Stifel then discounted the cash flows and terminal value to present values using discount rates ranging from 10% to 12%, based on Natus’ weighted average cost of capital, using the capital asset pricing model, considering Natus’ company-specific circumstances and Stifel’s judgment. This analysis yielded a range of implied enterprise values for Natus from which Stifel calculated a range of implied equity values for Natus. The per share equity value range for Natus implied by this analysis ranges from $24 to $36.
Other Information
For the information of the Board of Directors, Stifel also prepared certain other analyses for illustrative purposes only and not as part of its fairness analysis.
Premiums Paid Analysis
For illustrative purposes only, Stifel reviewed the premiums paid for acquisitions of 278 publicly traded U.S. companies announced, and subsequently completed, from January 1, 2016 to April 14, 2022, where the total transaction value was between $500.0 million and $2.0 billion, excluding spinoffs, minority stakes, and insolvency-related deals. Stifel calculated the percentage by which the upfront per share consideration paid in such transactions exceeded the target company’s closing share price one day prior to the announcement of such precedent transaction. The resultants of Stifel’s calculations are as follows:
1-Day (%) Offer Premiums
3rd Quartile	43.6
1st Quartile	9.7
Stifel then applied these premiums to the closing price of Natus’ shares on April 14, 2022, the last trading day prior to the announcement of the Merger, resulting in implied per share values set forth in the table below.
3rd Quartile – Implied Equity Value Per Share	$37
1st Quartile – Implied Equity Value Per Share	$29
Historical Trading Range for the Company Common Stock
For illustrative purposes only, Stifel reviewed the historical trading prices of the Company Common Stock for the 52 weeks prior to the date of the announcement of the Merger. During this period, the closing price per share of the Company Common Stock ranged from $22 to $30.
Miscellaneous
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its Opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and Opinion; therefore, the ranges of valuations and relative valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual valuation of the company or its relative valuation.
Stifel is acting as financial advisor to Natus in connection with the Merger. Natus agreed to pay Stifel a fee for its services that as of the date of the Merger Agreement was estimated to be approximately $18 million, $1.5 million of which became payable upon the delivery of the Opinion, and the remaining portion of which is contingent upon the closing of the Merger. Natus has also agreed to reimburse Stifel for its expenses incurred in connection with Stifel’s engagement and to indemnify Stifel and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Stifel or any of its affiliates, against specified liabilities. In the ordinary course of business, Stifel and its clients may transact in the equity securities of each of Natus or Parent or its affiliates and may at any time hold a long or short position in such securities. Stifel may seek to provide investment banking or financial advisory services to Natus or Parent and its affiliates in the future, for which Stifel would seek customary compensation.
In their Opinion, Stifel also confirmed to the Board of Directors that there were no material relationships that existed during the two years prior to the date of the Opinion or that were mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Stifel and any party to the Merger.
Management Projections
Natus does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods given, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. However, Natus is including in this proxy statement certain financial projections prepared by Natus management in February 2022, which we refer to as the “Management Projections,” to reflect Natus management’s then-current expectations of Natus’ financial performance for fiscal years 2022 through 2026.
We have included a summary of the Management Projections to give stockholders access to certain nonpublic information prepared by Natus management for the Board of Directors in connection with its evaluation of the Merger and the Per Share Price, which were also provided to Stifel, who was directed by the Board of Directors to use the Management Projections in their financial analyses with respect to the fairness of the $33.50 per share consideration to be paid pursuant to the Merger Agreement. These Management Projections were also made available to Parent and Merger Sub, at Parent’s request, in connection with their due diligence review of Natus. The inclusion of the Management Projections should not be regarded as an indication that Natus, Parent, Merger Sub or any of their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of actual future results.
The Management Projections were developed by Natus management on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context. The Management Projections and the underlying assumptions upon which the Management Projections were based are subjective in many respects. The Management Projections constitute forward-looking information and reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, changes to the business, financial condition or results of operations of Natus and other matters, including those described under “Forward-Looking Statements,” many of which are difficult to predict, subject to significant economic and competitive uncertainties, are beyond Natus’ control and may cause the Management Projections or the underlying assumptions not to be realized. Since the Management Projections cover multiple years, such information by its nature becomes less predictive with each successive year. The Management Projections do not take into account any circumstances or events occurring after the date they were prepared. As a result, there can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than projected. The Management Projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. For example, certain metrics included in the Management Projections are non-GAAP measures, and the Management Projections do not include footnote disclosures as may be required by GAAP. The prospective financial information included in this document has been prepared by, and is the responsibility of, Natus’ management. Natus’ Independent Registered Public Accounting Firm has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Natus’ Independent Registered Public Accounting Firm does not express an opinion or any other form of assurance with respect thereto.
Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Management Projections below. No one has made or makes any representation to any stockholder regarding the information included in the Management Projections. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Natus contained in Natus’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”
For the foregoing reasons the inclusion of specific portions of the Management Projections in this proxy statement should not be regarded as necessarily predictive of actual future events, and they should not be relied on as such.
	2022E	2023E	2024E	2025E	2026E
	(dollars in millions)
EBITDA (Non-GAAP)	$52	$67	$83	$100	$119
Pre-Tax Income	$36	$44	$62	$79	$108
Net Operating Profit After Tax	$28	$34	$48	$62	$84
Unlevered Free Cash Flow (without proposed divested assets)(2)	$51	$45	$57	$70	$84
Unlevered Free Cash Flow (plus proposed divested assets)(1)(2)	$138	$45	$57	$70	$84
(1)	Represents the divestiture proceeds of selected business lines on April 11, 2022, of approximately $112mm. Proceeds are taxed at 22.19% (assuming no cost basis).
(2)	Assumes that revenue is projected to grow 6% per year in 2023 – 2026 along with costs growing at half the rate of sales.
The summary of such information above is included solely to give stockholders access to the information that was made available to the Board of Directors, Stifel, Parent and Merger Sub, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares of Company Common Stock. In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Natus does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
Interests of Natus’ Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) recommending the adoption of the Merger Agreement; and (iii) recommending that the Merger Agreement be adopted by Company Stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters.
Insurance and Indemnification of Directors and Executive Officers
During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by DGCL, each current or former director and officer of Natus (and any person who becomes a director or officer of Natus or any of its Subsidiaries prior to the Effective Time) (“Indemnified Person”) from and against any costs, fees and expenses (including reasonable and documented attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, with respect to any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of Natus or any of its Subsidiaries or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time (including any matters arising in connection with the Merger Agreement or the Merger).
During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of the Subsidiaries of Natus, as applicable, as of the date of the Merger Agreement that have been made available to Parent prior to the date thereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.
The Merger Agreement also provides during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain Natus’ current directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to those of the D&O Insurance; provided that Parent may substitute therefor policies with a substantially comparable insurer (of the same or better credit worthiness and financial capability) of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured thereunder. The Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the annual premium amount paid by Natus for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Natus’ current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, Natus may (and if Natus is unable to purchase such a policy prior to Closing, Parent shall) purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as Natus’ current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If Natus (or Parent) purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect for a period of no less than six years after the Effective Time.
Treatment of Natus Equity-Based Awards
The Merger Agreement provides that Natus’ equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:
Company Options
As of the record date, there were outstanding Company Options to purchase [•] shares of Company Common Stock (all of which were In-the-Money Company Options), of which Company Options to purchase [•] shares of Company Common Stock were held by our executive officers. No Company Options were held by our non-employee directors. At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, and that is an In-the-Money Company Option will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option), multiplied by (ii) the total number of shares of Company Common Stock that are issuable upon the full exercise of such Company Option.

Each Company Option that is not an In-the-Money Company Option will be cancelled without any cash payment being made in respect thereof.
Company Restricted Stock
As of the record date, there were outstanding [•] shares of Company Restricted Stock, of which [•] were held by our non-employee directors and executive officers. At the Effective Time, except as set forth below with respect to Employee Interim Awards, each share of Company Restricted Stock outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to the Per Share Price.
Company Restricted Stock Units
As of the record date, there were outstanding Company Restricted Stock Units in respect of [•] shares of Company Common Stock (at the maximum level with respect awards subject to performance-based vesting criteria), of which [•] were subject only to time-vesting criteria, [•] were MSUs and [•] were subject to vesting based on achievement of certain total shareholder return or earnings per share metrics (“PSUs”). Of the total number of outstanding Company Restricted Stock Units as of the record date, our current non-employee directors and executive officers held Company Restricted Stock Units in respect of [•] shares (at the maximum level with respect to awards subject to performance-based vesting criteria). At the Effective Time, except as set forth below with respect to Employee Interim Awards or as set forth in the CEO Retention Agreement, each Company Restricted Stock Unit outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be cancelled and be converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price; multiplied by (ii) (1) with respect to Company Restricted Stock Units that are only subject to time-vesting requirements, the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (2) with respect to Company Restricted Stock Units that are subject to time- and performance-vesting requirements, the total number of shares of Company Common Stock determined to be performance vested with the performance goals deemed achieved at maximum levels and with the remaining time-vesting requirements deemed satisfied.
Employee Interim Awards
As of the record date, there were no outstanding shares of Company Restricted Stock or Company Restricted Stock Units that were Employee Interim Awards. At the Effective Time, any Employee Interim Awards that are outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be treated at the Effective Time in the manner set forth above, provided that any applicable performance goals will be deemed achieved at target levels (rather than at maximum) and the number of shares subject to such Employee Interim Awards that will vest at the Effective Time will be prorated to reflect the portion of the applicable vesting period that has elapsed from the date of grant until the Effective Time (rather than vesting in full), and the remaining unvested portion of any Employee Interim Awards will be forfeited at the Effective Time.
CEO Retention Agreement
Pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that, notwithstanding the treatment of Company Restricted Stock Units set forth in the Merger Agreement (as described above), he would not receive payment in respect of his Company Restricted Stock Units that are MSUs based on deemed achievement of performance goals at maximum levels. Instead, Mr. Sullivan’s MSUs will be deemed attained at the level of performance actually achieved through the Closing based on the Per Share Price (which is approximately 143.4% of target, in the case of MSUs granted to Mr. Sullivan in December 2021, and 139.6% of target, in the case of MSUs granted to Mr. Sullivan in January 2022), consistent with the level of return to the Company’s stockholders pursuant to the Merger Agreement. The consequence to Mr. Sullivan will be a reduction by over $3,000,000 in the amount of gross proceeds that he otherwise was entitled to receive and would have received in respect of his MSUs.
Furthermore, pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that an amount equal to $6,000,000 (the “Retention Payment”) payable to him at the Effective Time in respect of his Company

Restricted Stock Units would not become payable at the Effective Time and, instead, would become payable 50% on the six-month anniversary of the Closing and 50% on the one-year anniversary of the Closing, subject to his continued employment with the Company until the relevant retention date. If Mr. Sullivan’s employment is terminated by the Company without cause, by Mr. Sullivan with good reason, or due to his death or disability, any then-unpaid portion of the Retention Payment shall be paid to him upon his termination (subject to, in the case of a termination by the Company without cause or by Mr. Sullivan for good reason, his execution and non-revocation of a release of claims). If Mr. Sullivan’s employment terminates for any other reason prior to the relevant retention date, he will immediately forfeit all portions of the Retention Payment that relate to a future retention date. Mr. Sullivan’s right to receive the Retention Payment is further subject to his continued compliance with certain restrictive covenants.
Treatment of ESPP
There are no outstanding purchase rights under the Company’s 2011 Employee Stock Purchase Plan. Even if the Amended and Restated 2011 Employee Stock Purchase Plan is adopted by the Company’s stockholders at its 2022 annual meeting, the Merger Agreement does not permit any employee to commence participation in the ESPP and requires that the ESPP be terminated as of the Effective Time.
Payments Upon Termination In Connection with a Change of Control
Change of Control Severance Benefits.
We have entered into employment agreements with each of our currently employed named executive officers (except for Dr. Chung) that provide for severance payments and benefits upon certain terminations of employment, including following a change of control, subject to the named executive officer’s execution of an effective release of claims and continued compliance with an 18-month (or, for Mr. Sullivan, 24-month) post-termination of employment employee non-solicitation covenant and other restrictive covenants. The severance payments and benefits that could become payable under these agreements in connection with a change of control are summarized below. As used in the summary below, the terms “cause,” “good reason,” and “change of control” have the meanings set forth in the applicable employment agreement:
Employment Agreement and CEO Retention Agreement with Mr. Sullivan
In connection with his appointment as President and Chief Executive Officer on December 27, 2021, we entered into an employment agreement with Mr. Sullivan. Pursuant to his employment agreement with us, in the event that Mr. Sullivan’s employment terminates other than for cause, death or disability or Mr. Sullivan resigns for good reason, in each case, within three months prior to or 24 months following the Effective Time, he would be entitled to the following severance payments and benefits:
•
A lump sum payment equal to two times the sum of his annual base salary and target annual bonus as then in effect or, if greater, as in effect immediately prior to our entering into the Merger Agreement, payable within 30 days following such termination;

•
A prorated target annual bonus for the year of termination, with the prorated amount based on the number of days that Mr. Sullivan was employed during the year prior to termination of service, paid no later than March 15 of the year following such termination; and

•
Continuation of the level of group health coverage provided by the Company to Mr. Sullivan and his eligible dependents at the time of termination until the third December 31st from the effective date of such termination (or, if earlier, the date that Mr. Sullivan and each of his eligible dependents become covered under similar plans).

Mr. Sullivan’s entitlement to the foregoing severance payments is conditioned upon (i) the executive executing and not revoking a release of claims in favor of the Company and its officers and directors and (ii) the executive’s compliance with a 24-month employee and customer non-solicitation covenant (and in the event of a breach, Mr. Sullivan is required to return to the Company a prorated amount of the foregoing cash severance payments, determined by multiplying the amount of cash payments by a fraction, the numerator of which is 24 minus the number of months from the date of termination to the date of breach, and the denominator of which is 24).

If, prior to the 12-month anniversary of the Effective Time, Mr. Sullivan’s employment is terminated by the Company, Parent or one of their respective affiliates without cause, by Mr. Sullivan for good reason or as a result of Mr. Sullivan’s death or disability, in accordance with the CEO Retention Agreement, all unpaid portions of the Retention Payment will be paid to Mr. Sullivan by the Company as soon as practicable but no later than the earlier of (x) 55 days after the date of such termination and (y) the second regular payroll date following the Effective Date. Notwithstanding the foregoing, in the event of a termination without cause or for good reason, a condition precedent to the Company’s obligation to pay any portion of the Retention Payment that relates to a Retention Date that has not yet occurred as of Mr. Sullivan’s termination date shall be Mr. Sullivan’s execution and delivery of a release of claims and compliance with his non-solicitation obligation described above.
Employment Agreement with Mr. Davies
Pursuant to his employment agreement with us, in the event that Mr. Davies’ employment terminates other than for cause, death or disability or Mr. Davies resigns for good reason, in each case, within six months following the Effective Time, he would be entitled to the severance payments and benefits listed below:
•
Continued payment of his annual base salary for 12 months and payment of his target annual bonus (over the same 12-month period) as then in effect or, if greater, as in effect immediately prior to our entering into the Merger Agreement, payable on the Company’s normal payroll dates commencing within 70 days following such termination; and

•
Continued payment by the Company of the health continuation coverage premiums for Mr. Davies and his eligible dependents for 12 months following the termination (or, if earlier, the date that Mr. Davies and his eligible dependents become covered under similar plans).

Mr. Davies’ receipt of the foregoing severance payments and benefits is conditioned upon Mr. Davies (i) signing and not revoking a release of claims in favor of the Company and (ii) complying with certain restrictive covenants, including a noncompetition covenant (for the duration of the severance period) and an 18-month employee non-solicitation covenant.
Employment Agreement with Mr. Noll
Pursuant to his employment agreement with us, Mr. Noll would be entitled to the following severance payments and benefits in the event that Mr. Noll’s employment terminates other than for cause, death or disability or if he resigns for good reason, in each case, within six months following the Effective Time, he would be entitled to the severance payments and benefits listed below:
•
Continued payment of his annual base salary for 12 months and payment of a target annual bonus (paid over the same 12-month period) as then in effect or, if greater, as in effect immediately prior to our entering into the Merger Agreement, payable on the Company’s normal payroll dates commencing within 70 days following such termination; and

•
Continued payment by the Company of the health continuation coverage premiums for Mr. Noll and his eligible dependents for six months following the termination (or, if earlier, the date that Mr. Noll and his eligible dependents become covered under similar plans).

Mr. Noll’s receipt of the foregoing severance payments and benefits is conditioned upon Mr. Noll (i) signing and not revoking a release of claims in favor of the Company and (ii) complying with certain restrictive covenants, including a noncompetition covenant (for the duration of the severance period) and an 18-month employee non-solicitation covenant.
Part-Time Employment Agreement with Dr. Chung
Dr. Chung’s full-time employment agreement with us was terminated on April 1, 2022 due to his retirement. In connection with his retirement, he entered into a part-time employment agreement with us effective April 2, 2022, which does not provide for any benefits in connection with his termination of employment or a change of control, except as described in the following sentence. However, pursuant to Dr. Chung’s part-time employment agreement, the equity-based awards that he held on April 1, 2022 remained outstanding and will continue to vest based on his service and, if outstanding at the Effective Time, will be treated in accordance with the Merger Agreement.

Internal Revenue Code Section 280G
The Employment Agreements with Messrs. Sullivan, Davies and Noll provide that the payments and benefits that the applicable executive officer otherwise would receive in connection with a change of control will be reduced to the extent necessary to avoid imposition of the “golden parachute” excise tax pursuant to Section 280G of the Internal Revenue Code, but only if such reduction would result in such executive officer retaining a greater amount of such payments and benefits on a net after-tax basis than had no reduction been made.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger or that will or may become payable to each of our named executive officers in connection with the Merger. Please see “Treatment of Natus Equity-Based Awards” and “Payments Upon Termination in Connection with Change of Control” for further information regarding this compensation.
The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for the purposes of this table, that the Merger is consummated on June 30, 2022, and with respect to the cash payments and perquisite/benefit amounts, that the employment of each of the named executive officers is subject to an involuntary termination without “cause”, or the named executive officer resigns with “good reason”, on such date. Natus’ named executive officers will not receive pension, non-qualified deferred compensation enhancements, tax reimbursements or other benefits in connection with the Merger. However, we intend to terminate our nonqualified deferred compensation plan prior to the Effective Time, in which case deferrals under the plan will cease and each named executive officer (as well as each other participant) who has an account balance under such plan would receive accelerated payment of such balance (which is fully vested regardless of the Merger) promptly following the Effective Time.
Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger (i.e. without regard to whether a termination of employment occurs). In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by named executive officers in connection with the Merger may differ from the amounts set forth below.
Golden Parachute Compensation Table
	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total Payments ($)(4)
Thomas J. Sullivan	$10,128,567	$17,471,407	$75,000	$27,674,974
B. Drew Davies	788,700	5,260,170	30,000	6,078,870
Austin F. Noll, III	758,200	4,841,492	15,000	5,614,692
D. Christopher Chung, M.D.(5)	—	2,877,208	—	2,877,208
Jonathan A. Kennedy(6)	—	—	—	—
(1)
This amount represents the “double trigger” cash severance payments to which each of Messrs. Sullivan, Davies and Noll may become entitled under his employment agreement, as described in the section of this proxy statement captioned “Interests of Natus’ Directors and Executive Officers in the Merger – Payments Upon Termination in Connection with a Change of Control,” and, in the case of Mr. Sullivan, the Retention Payment pursuant to the CEO Retention Agreement. In the case of Mr. Sullivan, the amount set forth above represents (i) an amount equal to two times the sum of his annual base salary and target annual bonus as currently in effect, (ii) an amount representing his prorated annual bonus for the year of termination and (iii) his Retention Payment. For Messrs. Davies and Noll, the amount represents the named executive officer’s annual base salary and target annual bonus as currently in effect. For Messrs. Sullivan, Davies and Noll, the cash severance payments are contingent upon the effectiveness of a release of claims and compliance with restrictive covenants, as described in the section of this proxy statement captioned “Interests of Natus’ Directors and Executive Officers in the Merger – Payments Upon Termination in Connection with a Change of Control.” Furthermore, in the case of Mr. Sullivan, in the event of his termination without cause or for good reason, the Company’s obligation to pay any portion of the Retention Payment that relates to a retention date that has not yet occurred as of his termination date is contingent on the effectiveness of a release of claims and compliance with such restrictive covenants. The individual components of this column are quantified in the table immediately below.

	Multiple of Annual Base Salary and Target Annual Bonus	Prorated Target Annual Bonus	Retention Payment
Thomas J. Sullivan	$3,654,000	$474,567	$6,000,000
B. Drew Davies	788,700	—	—
Austin F. Noll, III	758,200	—	—
(2)
This amount represents the “single trigger” payments due with respect to each named executive officer’s Company Options, Company Restricted Stock and Company Restricted Stock Units under the Merger Agreement. This amount represents the sum of (x) in the case of Company Options, an amount equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option), multiplied by (ii) the total number of shares of Company Common Stock that are issuable upon the full exercise of such Company Option; (y) in the case of Company Restricted Stock Units, an amount equal to (i) the amount of the Per Share Price; multiplied by (ii) (1) with respect to Company Restricted Stock Units that are only subject to time-vesting requirements, the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (2) with respect to Company Restricted Stock Units that are subject to time- and performance-vesting requirements, the total number of shares of Company Common Stock determined to be performance vested with the performance goals deemed achieved at maximum levels and with the remaining time-vesting requirements deemed satisfied (except with respect to Mr. Sullivan) and (z) in the case of each share of Company Restricted Stock, an amount in cash equal to the Per Share Price. For Mr. Sullivan, pursuant to the Merger Agreement and the CEO Retention Agreement, the amount reflects Mr. Sullivan’s MSUs deemed attained at the level of performance actually achieved through the Closing based on the Per Share Price (which is approximately 143.4% of target, in the case of MSUs granted to Mr. Sullivan in December 2021, and 139.6% of target, in the case of MSUs granted to Mr. Sullivan in January 2022), consistent with the level of return to the Company’s stockholders; furthermore, pursuant to the Merger Agreement and the CEO Retention Agreement, the amount otherwise payable in respect of Mr. Sullivan’s Company Restricted Stock Units has been reduced in the table above by an amount equal to the $6,000,000 Retention Payment. The Retention Payment would otherwise have been payable to Mr. Sullivan at the Effective Time in respect of his Company Restricted Stock Units but will not become payable at the Effective Time and, instead, will become payable 50% on the six-month anniversary of the Closing and 50% on the one-year anniversary of the Closing, subject to his continued employment with the Company until the relevant retention date (except as described in Note (1) above).

(3)
This amount equals the estimated value of the “double trigger” health insurance benefits to which each named executive officer may become entitled to under his or her employment agreement, as described in the section of this proxy statement captioned “Interests of Natus’ Directors and Executive Officers in the Merger – Payments Upon Termination in Connection with Change of Control.” For Mr. Sullivan, the amount above represents the cost of continuation of the level of group health coverage currently provided by the Company to him and his eligible dependents until the third December 31st from the effective date of such termination. For Messrs. Davies and Noll, the amount above represents continued payment by the Company of the health continuation coverage premiums for the named executive officer and his eligible dependents for 12 months following termination (in the case of Mr. Davies) or six months following termination (in the case of Mr. Noll). For Messrs. Sullivan, Davies and Noll, the health insured benefits are contingent upon the effectiveness of a release of claims and compliance with restrictive covenants as described in “Interests of Natus’ Directors and Executive Officers in the Merger—Payments Upon Termination in Connection with a Change of Control.”

(4)
Under the respective employment agreements, amounts are subject to reduction in the event the named executive officer would be better off on an after-tax basis being cutback to a level such that the penalties and excise taxes under Sections 280G and 4999 of the Internal Revenue Code do not apply. The amounts in this table do not reflect any such reduction.

(5)
Dr. Chung’s full-time employment agreement with us was terminated on April 1, 2022 due to his retirement. In connection with his retirement, he entered into a part-time employment agreement with us effective April 2, 2022, which does not provide for any benefits in connection with his termination of employment or a change of control, except as described in the following sentence. However, pursuant to Dr. Chung’s part-time employment agreement, the equity-based awards that he held on April 1, 2022 remained outstanding and will continue to vest based on his service and, if outstanding at the Effective Time, will be treated in accordance with the Merger Agreement.

(6)	Mr. Kennedy resigned from his employment on December 13, 2021, and will not be receiving any cash or equity compensation in connection with the Merger.

Equity Awards of Natus’ Executive Officers and Non-Employee Directors
The following table provides a summary of the outstanding and unvested In-the-Money Options, Company Restricted Stock and Company Restricted Stock Units (including time-vesting units, MSUs and PSUs) that were held by Natus’ non-employee directors and executive officers as of May 16, 2022. No new shares of Company Common Stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.
Name	Number of Shares Subject to Unvested Company Options(1)	Aggregate Value of Unvested Company Options ($)	Number of Shares of Unvested Company Restricted Stock(2)	Aggregate Value of Unvested Company Restricted Stock ($)(2)	Number of Shares Subject to Company Restricted Stock Units(3)	Aggregate Value of Unvested Company Restricted Stock Units ($)(3)	Total Value ($)
Thomas J. Sullivan	—	$—	57,298	$1,919,483	648,555	$21,726,593	$23,646,076
B. Drew Davies	—	—	43,253	1,448,976	113,767	3,811,195	5,260,170
Austin F. Noll, III	54,400	697,408	61,738	2,068,223	61,966	2,075,861	4,841,492
D. Christopher Chung, M.D.	35,360	453,315	37,299	1,249,517	35,056	1,174,376	2,877,208
Jonathan A. Kennedy(4)	—	—	—	—	—	—	—
Ilan Daskal	—	—	5,214	174,669	—	—	174,669
Lisa Wipperman Heine	—	—	5,214	174,669	—	—	174,669
Joshua H. Levine	—	—	5,214	174,669	—	—	174,669
Bryant M. Moore	—	—	5,799	194,267	—	—	194,267
Alice Schroeder	—	—	5,214	174,669	—	—	174,669
Eric J. Guerin	—	—	5,799	194,267	—	—	194,267
(1)
This amount represents each individual’s outstanding unvested In-the-Money Options (i.e. options to purchase shares of Company Common Stock with an exercise price of less than the Per Share Price). See the section of this proxy captioned “Interests of Natus’ Directors and Executive Officers in the Merger – Treatment of Natus Equity-Based Awards” for additional details.

The aggregate value is the product of (a) the Per Share Price and (b) the total number of shares subject to each individual’s outstanding unvested In-the-Money Options, less the aggregate exercise price attributable to such Company Option.
(2)
This amount represents each individual’s outstanding shares of Company Restricted Stock (i.e., unvested shares). See the section of this proxy captioned “Interests of Natus’ Directors and Executive Officers in the Merger – Treatment of Natus Equity-Based Awards” for additional details.

This amount includes, in the case of Messrs. Sullivan, Daskal and Levine and Ms. Wipperman Heine and Schroeder, 5,214 shares of Company Restricted Stock that are scheduled to vest on June 17, 2022, and in the case of Messrs. Moore and Guerin, 5,799 shares of Company Restricted Stock that are scheduled to vest on August 18, 2022. In the case of Mr. Sullivan, the grant was made to him in connection with his service as a non-employee director prior to becoming our President and Chief Executive Officer. Our non-employee directors will receive regular annual grants of shares of Company Restricted Stock in the ordinary course following our 2022 annual shareholder meeting on June 15, 2022, the grant date values of which were previously disclosed in the Company’s annual meeting proxy statement on Schedule 14A, filed with the SEC on April 28, 2022, and with the grants to Messrs. Moore and Guerin prorated to reflect that their service began after our 2021 annual shareholder meeting.
The aggregate value is the product of (a) the Per Share Price and (b) the total number of shares of unvested Company Restricted Stock.
(3)
This amount represents each individual’s outstanding Company Restricted Stock Units (inclusive of time-based vesting units, PSUs and MSUs). See the section of this proxy captioned “Interests of Natus’ Directors and Executive Officers in the Merger – Treatment of Natus Equity-Based Awards” for additional details. The individual components of the Company Restricted Stock Units column are quantified in the table immediately below.

Name	Number of Shares Subject to Time-Based Company Restricted Stock Units	Aggregate Value of Unvested Time-Based Company Restricted Stock Units ($)	Number of Shares Subject to PSUs*	Number of Shares Subject to MSUs*	Aggregate Value of Unvested PSUs and MSUs ($)*
Thomas J. Sullivan	—	$—	422,376	226,179	$21,726,593
B. Drew Davies	7,733	259,056	72,350	33,684	3,811,195
Austin F. Noll, III	—	—	51,250	10,716	2,075,861
D. Christopher Chung, M.D.	—	—	28,168	6,888	1,174,376

*
Assumes 200% of the target number of shares subject to PSUs and MSUs (except for Mr. Sullivan, whose MSUs are deemed attained at the level of performance actually achieved through the Closing based on the Per Share Price (which is approximately 143.4% of target, in the case of MSUs granted to Mr. Sullivan in December 2021, and 139.6% of target, in the case of MSUs granted to Mr. Sullivan in January 2022)). In respect of Mr. Sullivan’s Company Restricted Stock Units, $6,000,000 of the aggregate value in the table will not be paid as of the Effective Time and, instead, will become payable 50% on the six-month anniversary of the Closing and 50% on the one-year anniversary of the Closing, subject to his continued employment with the Company until the relevant retention date (except as otherwise provided in the CEO Retention Agreement), pursuant to the Merger Agreement and CEO Retention Agreement.

(4)	Mr. Kennedy resigned from his employment on December 13, 2021, and does not hold any Natus equity-based awards.
Please refer to the section of this proxy statement captioned “Interests of Natus’ Directors and Executive Officers in the Merger—Treatment of Natus Equity Based Awards” for additional details.
Financing of the Merger
We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.2 billion. This amount includes the funds needed to: (1) pay stockholders the amounts due under the Merger Agreement; (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement; and (3) pay all fees and expenses payable by Parent and Merger Sub under the Merger Agreement.
Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, in no event, will the Closing of the Merger occur before June 16, 2022.
Equity Financing
Pursuant to the Equity Commitment Letter (as such term is defined in the Merger Agreement), Med Platform II has agreed to provide Parent with an equity commitment of up to approximately $840,000,000 in cash, which will be available to fund the aggregate purchase price and the other payments contemplated by, and subject to the terms and conditions of, the Merger Agreement.
The Equity Commitment Letter provides, among other things, that: (1) Natus is an express third party beneficiary thereof in connection with Natus’ exercise of its rights related to specific performance under the Merger Agreement; and (2) Natus will be entitled to specific performance in connection with the exercise of such third party beneficiary rights. The Equity Commitment Letter may not be waived, amended or modified except by a written instrument signed by Parent, Med Platform II and the Company.
Limited Guaranty
Pursuant to the limited guaranty delivered by Med Platform II in favor of Natus, dated as of April 17, 2022 (the “Limited Guaranty”), Med Platform II has agreed to guaranty the payment of the Parent Termination Fee and certain other expenses that may be payable by Parent under the Merger Agreement.
The obligations of Med Platform II under the Limited Guaranty are subject to an aggregate cap equal to $89,014,704. Subject to specified exceptions, the Limited Guaranty will terminate upon the earliest of:
•	the Closing;
•
the valid termination of the Merger Agreement by mutual written consent of Parent and Natus, or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee under the Merger Agreement; and

•
subject to certain exceptions in the Merger Agreement, the two month anniversary after any valid termination of the Merger Agreement in accordance with its terms (other than the circumstances described in the foregoing clause).

Debt Financing
In connection with the Merger Agreement, Merger Sub entered into a debt commitment letter on April 17, 2022 with Jefferies Finance LLC (together with each person (if any) that becomes an arranger for any facility pursuant to and in accordance with Section 2 of the Debt Commitment Letter, the “Lead Arranger”) pursuant to which the Lead Arranger has committed to provide (i) a $400,000,000 first lien term facility and (ii) a $50,000,000 revolving facility for the purpose of financing the transactions contemplated by the Merger

Agreement and paying related fees and expenses, subject to the terms and conditions set forth therein (as amended, restated, amended and restated, modified or supplemented from time to time, the “Debt Commitment Letter”). The obligation of the Lead Arranger to provide debt financing under the Debt Commitment Letter is subject to a number of customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the Debt Commitment Letter):
•	the consummation of the Merger in accordance with the Merger Agreement substantially concurrently with the funding of the Credit Facilities;
•	no amendment, supplementation, waiver or modification of the Merger Agreement in a manner that is materially adverse to the Lead Arranger without the Lead Arranger’s consent;
•	the refinancing of certain of Natus’ existing indebtedness prior to or substantially concurrently with the funding of the Credit Facilities;
•
since April 17, 2022, the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) that would result in the failure of a condition precedent to Merger Sub’s (or its affiliates’) obligation to consummate certain transactions contemplated by the Merger Agreement or that would give Merger Sub or its affiliates the right (taking into account any notice and cure provisions) to terminate its (or their) obligations pursuant to the terms of the Merger Agreement;

•	the receipt of certain specified financial statements of Natus and the Borrower (as defined in the Debt Commitment Letter);
•	the execution and delivery of definitive documentation with respect to the Credit Facilities;
•	the accuracy in all material respects of certain specified representations and warranties in the Merger Agreement and in the definitive documents with respect to the Credit Facilities; and
•	the delivery by of documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
The commitment of the lenders under the Debt Commitment Letter expires upon the earliest to occur of (i) five business days after the Outside Date (as defined in the Merger Agreement), (ii) the date on which the Lead Arranger is notified of the valid termination of the Merger Agreement prior to the consummation of the Merger and (iii) the consummation of the Merger and payment of the consideration therefor and related transactions with or without the use of the Credit Facilities.
Closing and Effective Time of the Merger
The Closing of the Merger will take place on the later of (a) the third Business Day after the satisfaction or waiver of the applicable conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver in accordance with the Merger Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing; or (b) at such other place, date and time as Natus and Parent may agree in writing; provided that in no event will the Closing occur before June 16, 2022. For more information, see the section of this proxy statement captioned “The Merger Agreement—Closing and Effective Time of the Merger.”
Appraisal Rights
If the Merger is consummated and certain conditions set forth in Section 262 of the DGCL are met, Natus stockholders who do not vote in favor of the adoption of the Merger Agreement, who properly demand an appraisal of their shares of Company Common Stock, who continuously hold such shares of Company Common Stock from the date of demand through the Effective Time of the Merger and who otherwise comply with the procedures of Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”). Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” are to a record holder of Company Common Stock.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Natus stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares of Company Common Stock registered in that holder’s name. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder’s shares. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are exercised.
Under Section 262, holders of record of shares of Company Common Stock who (1) deliver a written demand for appraisal of such stockholder’s shares of Company Common Stock to Natus prior to the vote on the adoption of the Merger Agreement; (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares of Company Common Stock from the date of demand through the Effective Time; and (4) otherwise comply with the procedures set forth in Section 262 may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. However, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Natus stockholders who assert appraisal rights unless (a) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock eligible for appraisal; or (b) the value of the aggregate Per Share Price in respect of such shares exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on the sum of (1) the difference, if any, between the amount paid and the “fair value” determined by the Court of Chancery, and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the stockholder meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Natus’ notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Price without interest. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, Natus believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;
•	the stockholder must deliver to Natus a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholder Meeting; and
•
the stockholder must continuously hold the shares of Company Common Stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of Company Common Stock before the Effective Time).

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares of Company Common Stock.
Filing Written Demand
A stockholder wishing to exercise appraisal rights must deliver to Natus, before the vote on the adoption of the Merger Agreement at the Company Stockholder Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of such stockholder’s shares of Company Common Stock, and that stockholder must not vote, in person (virtually) or by proxy, in favor of the adoption of the Merger Agreement. A stockholder exercising appraisal rights must hold of record the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Company Common Stock of record through the Effective Time. Neither voting (in person (virtually) or by proxy) against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Company Stockholder Meeting will constitute a waiver of appraisal rights.
Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock should be executed by or on behalf of the holder of record, and must reasonably inform Natus of the identity of the holder and state that the stockholder intends thereby to demand an appraisal of such stockholder’s shares of Company Common Stock. If the shares of Company Common Stock are owned of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, such demand must be executed by or on behalf of the record owner, and if such shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
STOCKHOLDERS WHO HOLD THEIR SHARES OF COMPANY COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF COMPANY COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMPANY COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Natus Medical Incorporated
3150 Pleasant View Road
Middleton, WI 53562
Attention: Corporate Secretary
Any holder of shares of Company Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Natus a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of

Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Price within sixty (60) days after the Effective Time.
Notice by the Surviving Corporation
If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each record holder of shares of Company Common Stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within one hundred and twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Company Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or a beneficial owner in the circumstances described in the next paragraph) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any holders of shares of Company Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders’ rights to appraisal shall cease, and all holders of shares of Company Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement.
Within one hundred and twenty (120) days after the Effective Time, any holder of shares of Company Common Stock who has complied with the requirements for an appraisal of such holder’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which Natus has received demands for appraisal, and the aggregate number of holders of such shares of Company Common Stock. The Surviving Corporation must give this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of Company Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Company Common Stock and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares of Company Common Stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.
Pursuant to Section 262(g), the Delaware Court of Chancery will dismiss appraisal proceedings as to all Natus stockholders who assert appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of Natus’ outstanding shares of Company Common Stock eligible for appraisal; or (2) the value of the aggregate Per Share Price in respect of such shares exceeds $1 million.

Determination of Fair Value
Where proceedings are not dismissed, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger v. UOP, Inc., the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither Natus nor Parent anticipates offering more than the Per Share Price to any stockholder exercising appraisal rights, and each of Natus and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Per Share Price. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Company Common Stock entitled to an appraisal. In the absence of such determination or assessment, each party bears its own expenses.
If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Price as provided in the Merger Agreement.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time).
 Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Regulatory Approvals Required for the Merger
The completion of the Merger is conditioned on, among other things, any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and certain other antitrust and foreign investment laws having expired or been terminated, or all requisite consents pursuant thereto being obtained. Specifically, the Merger is conditioned on (i) merger control approval by (a) the Austrian Federal Competition Authority; (b) the Spanish National Markets and Competition Commission; (c) the European Commission, but only in the event of the Merger having been referred to the European Commission pursuant to Article (22)(1) of the EU Merger Regulation; and (d) the Competition and Markets Authority of the United Kingdom (“CMA”), or written confirmation in response to a briefing note that the CMA does not intend to open a Phase I investigation into the Merger; and (ii) foreign investment approval by (a) the Danish Business Authority and (b) the Italian Government.
Upon the terms and subject to the conditions set forth in the Merger Agreement, Parent and Merger Sub, on the one hand, and Natus, on the other hand, will use their respective reasonable best efforts (x) to take (or cause to be taken) all actions; (y) do (or cause to be done) all things; and (z) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using its reasonable best efforts to cause the conditions to the Merger in the Merger Agreement to be satisfied.
On April 29, 2022 and May 5, 2022, Natus and Parent, respectively, filed notification of the proposed Merger with the FTC and the Antitrust Division under the HSR Act. The waiting period under the HSR Act is expected to expire at 11:59 p.m., Eastern time, on June 6, 2022.
See the section entitled “The Merger Agreement—Required Efforts to Consummate the Merger” of this proxy statement for a more detailed discussion of the parties’ obligations with respect to obtaining regulatory approvals in connection with the Merger.
Delisting and Deregistration of Company Common Stock
Upon completion of the Merger, the Company Common Stock currently listed on NASDAQ will cease to be listed on NASDAQ and will subsequently be deregistered under the Exchange Act.
Litigation Related to the Merger
As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the merger. The outcome of any future litigation is uncertain.
Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to Natus, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no order or injunction issued by any court of competent jurisdiction in any jurisdiction where the Company or its Subsidiaries has material operations will be in effect that prohibits, makes illegal, or enjoins the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected timeframe.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Merger Agreement.
The representations, warranties, covenants and agreements described in this section and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Parent, Natus and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and, in some cases, were qualified by matters disclosed to Parent and Merger Sub by Natus. In addition, the representations and warranties may have been included in the Merger Agreement for the purposes of allocating contractual risk between the parties to the Merger Agreement, rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Natus, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed after the Merger Agreement date and does not purport to be accurate as of the date of this proxy statement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Natus, Parent and Merger Sub because the parties may take certain actions that are either expressly permitted or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding Natus, Parent, Merger Sub or their respective businesses or affiliates.
Form and Effects of the Merger; Directors and Officers; Articles of Incorporation and Bylaws
Upon the terms and subject to the conditions of the Merger Agreement and the applicable provisions of the DGCL, on the closing date, Merger Sub will be merged with and into Natus and Natus will continue as the Surviving Corporation of the Merger and a private subsidiary of Parent.
At the Effective Time, all of the property, rights, privileges, powers and franchises of Natus and Merger Sub will vest in the Surviving Corporation and debts, liabilities and duties of Natus and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal.
At the Effective Time, the Amended and Restated Certificate of Incorporation of Natus as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated

certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, (i) the name of the Surviving Corporation will be the name of the Company, (ii) the certificate of incorporation of the Surviving Company shall omit any provisions of the certificate of incorporation of Merger Sub which named the incorporator or incorporators, the initial board of directors and the original subscribers for shares and (iii) the certificate of incorporation of the Surviving Company shall contain provisions with respect to indemnification, exculpation and advancement of expenses that are identical to the indemnification, exculpation and advancement of expenses provisions set forth in the Charter.
At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
Closing and Effective Time of the Merger
The Closing of the Merger will take place at a closing to occur at 9:00 a.m., Eastern time, by electronic exchange of documents, on the later of (a) a date which shall be the third Business Day after the date the conditions to the Merger set forth in the Merger Agreement and described in the section of this proxy statement captioned “—Conditions to the Merger” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver in accordance with the Merger Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing; or (b) at such other place, date and time as Natus and Parent may agree in writing; provided that in no event will the Closing occur before June 16, 2022.
Upon the terms and subject to the conditions set forth in the Merger Agreement, on the closing date, Parent, Merger Sub and Natus will cause the Merger to be consummated pursuant to the DGCL by filing a Certificate of Merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. As of the date of this proxy statement, we expect to complete the Merger in the third calendar quarter of 2022; however, consummation of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger more fully described in the section of this proxy statement captioned “—Conditions to the Merger” and we cannot specify when, or assure you that, Natus and Parent will satisfy or waive all conditions to the Merger. There may be a substantial amount of time between the date of the Company Stockholder Meeting and the consummation of the Merger and it is possible that factors outside the control of Natus or Parent could delay the consummation of the Merger, or prevent the Merger from being consummated; however, we expect to consummate the Merger promptly following the satisfaction or waiver of the conditions more fully described below in the section of this proxy statement captioned “—Conditions to the Merger.”
The Per Share Price
Effect of the Merger on Natus’ Capital Stock
At the Effective Time, each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares but including each share of Company Restricted Stock), will be cancelled and extinguished, and automatically converted into the right to receive an amount equal to $33.50 in cash, without interest thereon and less any applicable withholding taxes.
As of the Effective Time, all shares of Company Common Stock and rights or interests will no longer be outstanding and will be cancelled and will cease to exist and will thereafter represent only the right to receive the Per Share Price to be paid in accordance with, and subject to, the conditions of the Merger Agreement. At the Effective Time, each share of Company Common Stock that is (1) held by Natus as treasury stock; (2) owned by Parent or Merger Sub; or (3) owned directly or indirectly by Parent or Merger Sub, in each case as of immediately prior to the Effective Time, will be cancelled and extinguished without any conversion thereof or consideration paid therefor. All shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders (as defined in the Merger Agreement) who shall have neither voted in favor of the adoption of the Merger Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to the Merger Agreement. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares (each as defined below) that formerly evidenced such shares of Company Common Stock in the manner provided in the Merger Agreement (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of the Merger Agreement). The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend of securities convertible into Company Common Stock), reclassification, combination, or other similar change with respect to the Company Common Stock occurring on or after the date of the Merger Agreement and prior to the Effective Time.
Treatment of Natus Equity-Based Awards
Outstanding Equity Awards
The Merger Agreement provides that Natus’ equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:
Company Options
At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, and that is an In-the-Money Company Option will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option), multiplied by (ii) the total number of shares of Company Common Stock that are issuable upon the full exercise of such Company Option.
Each Company Option that is not an In-the-Money Company Option will be cancelled without any cash payment being made in respect thereof.
Company Restricted Stock
At the Effective Time, except as set forth below with respect to Employee Interim Awards, each share of Company Restricted Stock outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any of the Company Stock Plans, will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to the Per Share Price.
Company Restricted Stock Units
At the Effective Time, except as set forth below with respect to Employee Interim Awards or as set forth in the CEO Retention Agreement, each Company Restricted Stock Unit outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be cancelled and be converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price; multiplied by (ii) (1) with respect to Company Restricted Stock Units that are only subject to time-vesting requirements, the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (2) with respect to Company Restricted Stock Units that are subject to time- and performance-vesting requirements, the total number of shares of Company Common Stock determined to be performance vested with the performance goals deemed achieved at maximum levels and with the remaining time-vesting requirements deemed satisfied.
Employee Interim Awards
At the Effective Time, any Employee Interim Awards that are outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be treated at the Effective Time in the manner set forth above, provided that any applicable performance goals will be deemed achieved at target levels (rather than at maximum) and the number of shares subject to such Employee Interim Awards that will vest at the Effective Time will be prorated to reflect the portion of the applicable vesting period that has elapsed from the date of grant until the Effective Time (rather than vesting in full), and the remaining unvested portion of any Employee Interim Awards will be forfeited at the Effective Time.
ESPP
There are no outstanding purchase rights under the Company’s 2011 Employee Stock Purchase Plan. Even if the ESPP is adopted by the Company’s stockholders at its 2022 annual meeting, the Merger Agreement does not permit any employee to commence participation in the ESPP and requires that the ESPP be terminated as of the Effective Time.
CEO Retention Agreement
Pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that, notwithstanding the treatment of Company Restricted Stock Units set forth in the Merger Agreement (as described above), he would not receive payment in respect of his Company Restricted Stock Units that are MSUs based on deemed achievement of performance goals at maximum levels. Instead, Mr. Sullivan’s MSUs will be deemed attained at the level of performance actually achieved through the Closing based on the Per Share Price (which is approximately 143.4% of target, in the case of MSUs granted to Mr. Sullivan in December 2021, and 139.6% of target, in the case of MSUs granted to Mr. Sullivan in January 2022), consistent with the level of return to the Company’s stockholders pursuant to the Merger Agreement. The consequence to Mr. Sullivan will be a reduction by over $3,000,000 in the amount of gross proceeds that he otherwise was entitled to receive and would have received in respect of his MSUs.
Furthermore, pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that an amount equal to $6,000,000 (the “Retention Payment”) payable to him at the Effective Time in respect of his Company Restricted Stock Units would not become payable at the Effective Time and, instead, would become payable 50% on the six-month anniversary of the Closing and 50% on the one-year anniversary of the Closing, subject to his continued employment with the Company until the relevant retention date. If Mr. Sullivan’s employment is terminated by the Company without cause, by Mr. Sullivan with good reason, or due to his death or disability, any then-unpaid portion of the Retention Payment shall be paid to him upon his termination (subject to, in the case of a termination by the Company without cause or by Mr. Sullivan for good reason, his execution and non-revocation of a release of claims). If Mr. Sullivan’s employment terminates for any other reason prior to the relevant retention date, he will immediately forfeit all portions of the Retention Payment that relate to a future retention date. Mr. Sullivan’s right to receive the Retention Payment is further subject to his continued compliance with certain restrictive covenants.
Exchange of Certificates and Payment Procedures
Payment Agent
Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to Natus to act as the payment agent for the Merger and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to Natus, with such payment agent.
Exchange Fund
At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, (i) for payment to the holders of shares of Company Common Stock, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock have become entitled pursuant to the terms of the Merger Agreement, and (ii) for payment to the holders of Company Restricted Stock, Company Restricted Stock Units and/or In-the-Money Company Options who are not current or former employees of the Company or any of its Subsidiaries (collectively, “Non-Employee Holders”), an amount in cash equal to the aggregate consideration to which such holders of Company Restricted Stock, Company Restricted Stock Units and/or In-the-Money Company Options have become entitled pursuant to the terms of the Merger Agreement. Until disbursed in accordance with the terms and conditions of the Merger Agreement, such cash will be invested by the payment agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (1) there are any losses with respect to any investments of the Exchange Fund; (2) the Exchange Fund diminishes or is otherwise for any reason below the level required for the payment agent to promptly pay the cash amounts owed pursuant to the Merger Agreement; or (3) all or any portion of the Exchange Fund is unavailable for Parent (or the payment agent on behalf of Parent) to promptly pay the cash amounts owed pursuant to the Merger Agreement for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the payment agent to make the payments owed pursuant to the Merger Agreement. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
Payment Procedure
Promptly following the Effective Time (and in any event within three Business Days of the Closing), Parent and the Surviving Corporation will cause the payment agent to mail to each holder of record (as of immediately prior to the Effective Time) of (1) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares, Owned Company Shares and shares of Company Restricted Stock) (the “Certificates”); and (2) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares, Owned Company Shares and shares of Company Restricted Stock) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the Merger Agreement. Upon surrender of Certificates for cancellation to the payment agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of the Merger Agreement), the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (I) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (II) the Per Share Price (less any applicable withholding Taxes (as defined in the Merger Agreement) payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The payment agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the payment agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to the Merger Agreement. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to the Merger Agreement.
DTC Payment
Prior to the Effective Time, Parent and Natus will cooperate to establish procedures with the payment agent and the Depository Trust Company (“DTC”) with the objective that the payment agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (x)(i) the number of shares of Company Common Stock (other than Owned Company Shares, Company Restricted Stock and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (ii) the Per Share Price plus (y) the aggregate amount in cash owed to Non-Employee Holders pursuant to the terms of the Merger Agreement.
Transfers of Ownership
If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of Natus, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of Natus, the Per Share Price may be paid to a person other than the person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of Natus only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the person in whose name such Uncertificated Shares are registered.
No Liability
None of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
Distribution of Exchange Fund to Parent
Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the Merger Agreement will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to the Merger Agreement. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
No Further Ownership Rights in Company Common Stock
From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the Merger Agreement, or in the case of Dissenting Company Shares, the rights pursuant to the Merger Agreement. The Per Share Price paid in accordance with the terms described in the section of this proxy statement captioned “The Merger” will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures described herein) be cancelled and exchanged as described in the section of this proxy statement captioned “The Merger.”

Lost, Stolen or Destroyed Certificates
In the event that any Certificates have been lost, stolen or destroyed, the payment agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable as described herein. Parent or the payment agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
Required Withholding
Each of the payment agent, Parent, Natus and the Surviving Corporation will be entitled to deduct and withhold from cash amounts payable pursuant to the Merger Agreement to any holder or former holder of shares of Company Common Stock, Company Restricted Stock, Company Restricted Stock Units or Company Options or any other individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity (any “Person”) such amounts as are required to be deducted or withheld therefrom pursuant to any applicable tax laws. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
No Dividends or Distributions
No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
Representations and Warranties
The Merger Agreement contains representations and warranties of Natus, Parent and Merger Sub. Some of the representations and warranties in the Merger Agreement made by Natus are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Natus, any change, event, effect or circumstance or development (each, an “Effect”) that, individually or taken together with all other Effects have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect (1) has had, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Natus and its Subsidiaries, taken as a whole or (2) prevents or prohibits the consummation of the Merger, excluding, however, in the case of clause (1) only, the impact of any Effect to the extent resulting from or arising out of the following:
•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
•
changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in conditions in the industries in which Natus and its Subsidiaries conduct business;
•	changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;
•
(x) any geopolitical conditions (including international trade related matters, trade agreements, tariffs, anti-dumping actions and other trade actions), outbreak of hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, epidemic or pandemic or outbreak of infectious disease (including continuation or escalation of the COVID-19 pandemic or orders or guidelines issued by a Governmental Authority in response to the COVID-19 pandemic and any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines)) or other comparable events or outbreaks in the United States or any other country or region in the world, or any escalation or general worsening of the foregoing, (y) any production or supply chain disruptions affecting the industries, businesses or segments in which the Company and its Subsidiaries operate or (z) any computer hacking, data breaches, cyber-attack, ransom-ware attack, or outage of or termination by an internet web hosting service, affecting or suffered by the Company or its Subsidiaries;
•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, electrical blackouts, nuclear incidents, wild fires or other natural disasters, weather conditions and other natural disasters in the United States or any other country or region in the world;

•
any Effect resulting from the announcement of the Merger Agreement or the pendency or consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of Natus and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third person;

•	the compliance by Parent, Merger Sub or Natus with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;
•	any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;
•
changes in generally accepted accounting principles, consistently applied, in the United States (“GAAP”) or in any applicable Laws or regulations after the date of the Merger Agreement (or the enforcement or official published interpretation of any of the foregoing by Governmental Authorities);

•
changes in the price or trading volume of Company Common Stock, in and of itself (it being understood that any cause of such change, to the extent not otherwise excluded from being taken into account when determining whether a Company Material Adverse Effect has occurred, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•
any failure, in and of itself, by Natus and its Subsidiaries to meet (1) any public estimates or expectations of Natus’ revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure, to the extent not otherwise excluded from being taken into account when determining whether a Company Material Adverse Effect has occurred may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

•
any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders of Natus (on their own behalf or on behalf of Natus) against Natus, any of its executive officers or other employees or any member of the Board of Directors arising out of the Merger or any other transaction contemplated by the Merger Agreement.

In the Merger Agreement, Natus has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due incorporation, valid existence, good standing, corporate power and authority and qualification to conduct business with respect to Natus and its subsidiaries;
•
Natus’ corporate power and authority to execute, deliver and enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Natus’ organizational documents and Natus’ contracts;

•	the organizational documents of Natus and specified subsidiaries;
•	the necessary approval of the Board of Directors;
•	the rendering of Stifel’s fairness opinion to the Board of Directors;
•	the inapplicability of anti-takeover statutes to the Merger;
•	the necessary vote of stockholders in connection with the Merger Agreement;

•
the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Natus or its subsidiaries or the resulting creation of any lien upon Natus’ assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the capital structure of Natus as well as the ownership and capital structure of its subsidiaries;
•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Company Common Stock of Natus or any of Natus’ subsidiaries;
•
the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Natus’ securities;

•	the accuracy and required filings of Natus’ and its subsidiaries’ SEC filings and financial statements;
•	Natus’ disclosure controls and procedures;
•	Natus’ internal accounting controls and procedures;
•	Natus’ and its subsidiaries’ indebtedness;
•	the absence of specified undisclosed liabilities;
•
the conduct of the business of Natus and its subsidiaries in the ordinary course consistent with past practice and the absence of any change, event, development or state of circumstances that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case since December 31, 2021;

•	the existence and enforceability of specified categories of Natus’ material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;
•	real property owned, leased or subleased by Natus and its subsidiaries;
•	environmental matters;
•	trademarks, patents, copyrights and other intellectual property matters;
•	tax matters;
•	employee benefit plans;
•	labor matters;
•	Natus’ compliance with laws and possession of necessary permits;
•	litigation matters;
•	insurance matters;
•	absence of any transactions, relations or understandings between Natus or any of its Subsidiaries and any affiliate or related person;
•	payment of fees to brokers in connection with the Merger Agreement;
•	compliance with export controls matters and compliance with all Sanctions Laws, Ex-Im Laws, anti-money laundering Laws (each as defined in the Merger Agreement), and anti-boycott requirements; and
•	compliance with applicable healthcare laws and device regulatory laws since December 31, 2018.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Natus that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due incorporation, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;
•
Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•
the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;
•	the absence of litigation, orders and investigations;
•	ownership of capital stock of Natus;
•	payment of fees to brokers in connection with the Merger Agreement;
•	operations of Parent and Merger Sub;
•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;
•	delivery and enforceability of the Limited Guaranty;
•	matters with respect to Parent’s financing and sufficiency of funds;
•	the absence of agreements between Parent and members of the Board of Directors or Natus management;
•	the absence of any stockholder or management arrangements related to the Merger;
•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger;
•	the absence of ownership interests in, or negotiations with, competitors of Natus; and
•	the exclusivity and terms of the representations and warranties made by Natus.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except: (1) as expressly contemplated by the Merger Agreement; (2) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (3) as required by applicable Law; (4) for any actions or refraining from any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 measures; or (5) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Natus will, and will cause each of its Subsidiaries to:
•	use its respective reasonable best efforts to maintain its existence pursuant to applicable law;
•
subject to the restrictions and exceptions in the Merger Agreement, use reasonable best efforts to conduct its business and operations in the ordinary course of business in all material respects consistent with past practice; and

•
use its reasonable best efforts to preserve intact its material business organizations, to keep available the services of its current executive officers and employees, and to preserve the current relationships with key customers and suppliers with which it has material business relationships.

In addition, Natus has also agreed that, except (1) as expressly contemplated by the Merger Agreement; (2) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (3) as required by applicable Law; (4) for any actions or refraining from any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 measures; or (5) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Natus will not, and will cause each of its Subsidiaries not to, among other things:
•
intentionally fail to maintain, let lapse, assign, dispose of, abandon, or exclusively license any material Natus intellectual property, or grant permission to enter into the public domain any material trade secrets included in Natus intellectual property, in each case, other than in the ordinary course of business.

•	amend the Charter, the bylaws or any other similar organizational document of Natus or any significant Subsidiary (as defined in the Merger Agreement);
•
propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to Natus or any significant Subsidiary;

•
issue, sell, deliver or agree or commit to issue, sell or deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Natus or any of its Subsidiaries;

•	directly or indirectly acquire, repurchase or redeem any securities of Natus or any of its Subsidiaries;
•	split, combine, or reclassify any shares of capital stock of Natus or any of its subsidiaries;
•	declare, set aside or pay any dividend;
•	modify the terms of any shares of the capital stock or other equity or voting interest of Natus or any significant Subsidiary;
•	incur or assume any indebtedness in respect of borrowed money (including any long-term or short-term debt) or issue any debt securities in excess of $1,000,000, individually or in the aggregate;
•
mortgage or pledge any of its and its Subsidiaries’ material assets or property, tangible or intangible, or create or suffer to exist any material lien thereupon (other than permitted liens or any lien consented to by Parent);

•
make any loans, advances or capital contributions to, or investments in, any other person, except for (i) trade credit and similar loans and advances made to customers and suppliers in the ordinary course of business, (ii) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned U.S. Subsidiaries of Natus, or (iii) advances to directors, officers and employees (A) for travel and other business-related expenses or (B) pursuant to any advancement obligations under Natus’ or its Subsidiaries’ organizational documents, in each case of (ii) or (iii)(A), in the ordinary course of business;

•
acquire, lease, license, sell, abandon, transfer, assign or exchange any asset in excess of $300,000 individually and $1,200,000 in the aggregate, other than the acquisition of inventory, raw materials and other assets used in connection with the design, manufacture, marketing and sale of products and services by Natus and its Subsidiaries;

•
(A) enter into, adopt, amend (including accelerating the vesting or waiving any performance or vesting criteria), modify or terminate any material compensation or benefit plan or arrangement of any former or current director, officer, employee or independent contractor, (B) increase the compensation payable or to become payable or benefits or other similar arrangements provided or pay any special bonus or special remuneration or pay any benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any employee plan as in effect as of the Merger Agreement to former or current directors, officers, employees or independent contractors of Natus or its Subsidiaries (other than, in each case of (A) and (B): (1) as may be required by applicable law; or (2) in the ordinary course of business for persons below the vice president level whose annual cash base compensation is less than $200,000);

•	enter into any change of control, severance or similar arrangement or any retention or similar agreement with any officer, employee, director or independent contractor;

•
make any change in the key management structure (including each individual with a title of vice president or above) of Natus or its subsidiaries, including the hiring of additional officers or the termination of existing officers, or the hiring or termination of any employee or independent contractor with annual base cash compensation in excess of $200,000 (excluding terminations for cause);

•
settle or release any pending or threatened material legal proceeding, except for the settlement of any Legal Proceedings that is (i) reflected or reserved against in the Audited Company Balance Sheet; or (ii) that does not exceed that which is reflected or reserved against in the Audited Company Balance Sheet or any insurance proceeds or for solely out-of-pocket monetary payments of no more than $250,000 individually and $1,000,000 in the aggregate without an admission of fault;

•
except as required by applicable Law or GAAP or Regulation S-X of the Exchange Act, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices;

•
(i) make or change material tax elections; (ii) settle, consent to or compromise any material tax claim or assessment or surrender a right to any material Tax refund, offset, or other reduction in liability; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) file an amended income or other material Tax Return; (v) enter into any material closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) with any Governmental Authority regarding any Tax; (vi) change any annual accounting period or adopt or change any method of accounting principles or practices (except as may be required under applicable Law); (vii) fail to pay any material Taxes as they become due and payable; or (viii) seek (or permit any Affiliate to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or defer any amounts pursuant to Section 2302 of the CARES Act;

•
incur or commit to incur any capital expenditure(s) other than (i) consistent with the budget previously disclosed to Parent; or (ii) to the extent that such capital expenditures do not exceed $500,000 individually or $2,000,000 in the aggregate;

•
(i) enter into, modify, or amend any contract (other than any Material Contracts (as such term is defined in the Merger Agreement)) that if so entered into, modified or amended as of the date of the Merger Agreement would have been a Material Contract; (ii) enter into, modify, amend or voluntarily terminate any Material Contract, except, in each of case (i) or (ii), in the ordinary course of business, as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such contract in accordance with its terms as in effect on the date of the Merger Agreement; or (iii) waive any material term of, or waive any material default under, or release, settle or compromise any material claim against Natus or any of its Subsidiaries under, or any material liability or obligation owing to Natus or any of its Subsidiaries under, any Material Contract, except in each case in the ordinary course of business.

•	effectuate a “plant closing,” “mass layoff” (each as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee;
•
acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein or enter into any material joint venture, partnership, limited liability corporation or similar arrangement with any third person;

•
enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council or group of employees of Natus or any of its Subsidiaries as the bargaining representative for any employees of Natus or any of its Subsidiaries;

•	adopt or implement any stockholder rights plan or similar arrangement that would prohibit or prevent the Merger; or
•	enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by the Merger Agreement.

For purposes of this proxy statement and the Merger Agreement, “Contract” means any written or binding oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement. For clarity, “Contract” does not include terminated or expired agreements, except to the extent such agreements have material provisions that continue to be binding.
Other Covenants Under the Merger Agreement
Go-Shop Period; Non-Solicitation of Acquisition Proposals; Change in the Recommendation of Natus’ Board of Directors
Go Shop Period
Notwithstanding the below, from the period beginning on April 17, 2022 and continuing until 11:59 p.m., Eastern time, on May 17, 2022 (the “Go-Shop Period End Date”), Natus and its Subsidiaries and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) were permitted to:
•
solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement);

•
furnish public information to any Person and/or furnish to any person that has entered into an Acceptable Confidentiality Agreement or its Representatives (each as defined in the Merger Agreement) any non-public information relating to Natus or any of its Subsidiaries or afford to any such Person or its Representatives access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Natus or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal; provided that the Company shall provide access to Parent and Merger Sub of any non-public information that the Company has provided, or that is otherwise provided by or on behalf of the Company or any of its Representatives, to any Person given such access that was not previously made available (whether prior to or after the execution of the Merger Agreement) to Parent or Merger Sub substantially concurrently with the time it is provided to such Person and, unless otherwise agreed by Parent, in the same manner so provided to such Person; or

•
participate or engage in discussions or negotiations with any Person or its Representatives that has entered into an Acceptable Confidentiality Agreement with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, in each case subject to the notice requirements set forth in the Merger Agreement.

Natus will promptly (and in any event within 24 hours) following the Go-Shop Period End Date provide Parent a list of Excluded Parties (as defined in the Merger Agreement), including the identity of each Excluded Party and a copy of the Acquisition Proposal and any related documents (provided that any fee letters that are customarily redacted with respect thereto may be redacted) submitted by such person and the basis on which the Board of Directors made the determination that such Excluded Party is an Excluded Party. At any time after the Go-Shop Period End Date and until the date which is five days after the Go-Shop Period End Date (the “Cut-off Date”), Natus may continue to engage in the activities described in this section, and the restrictions below shall not apply to, any Excluded Party and its Representatives (but only for so long as such person or group is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the Go-Shop Period End Date.
Non-Solicitation After Go-Shop Period
Except as it relates to an Excluded Party (but only for so long as such person or group is an Excluded Party) and its Representatives until the Cut-Off Date, Natus has agreed not to, and to cause its subsidiaries and its and their respective Representatives not to:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•	participate, engage in discussions or negotiations regarding, or provide any non-public information to, any person relating to an Acquisition Proposal;
•
furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Natus or any of its Subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Natus or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;
•
enter into any letter of intent, memorandum of understanding, Merger Agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than certain permitted confidentiality agreements; or

•	waive the applicability of all or any portion of any anti-takeover Laws (as such term is defined in the Merger Agreement) in respect of any person (other than Parent and its Affiliates).
Notwithstanding the restrictions described above, under certain circumstances, prior to the adoption of the Merger Agreement by stockholders, Natus may, among other things, provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of an Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal was not solicited in breach of Natus’ obligations, as described in the immediately preceding paragraph) if (and only if):
•	such Acquisition Proposal was not solicited in violation of the non-solicitation provisions of the Merger Agreement;
•
the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal; and

•
the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take the actions described above would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under the DGCL.

For more information, please see the section of this proxy statement captioned, “—Termination of the Merger Agreement; Termination Fees.”
Natus is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four Business Day period in an effort to amend the terms and conditions of the Merger Agreement so that such Superior Proposal no longer constitutes “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.
Natus is also required to provide or make available to Parent any information provided in connection with the receipt of the Superior Proposal described above, to the extent that such information has not been previously provided or made available to Parent, prior to or concurrently with the time such information is provided or made available to a third party (or its representatives or financing sources).
In addition to any obligations set forth in the Merger Agreement with regard to the non-solicitation provisions of the Merger Agreement, Natus has agreed to promptly, and in any event within 24 hours of receipt, notify Parent if any Acquisition Proposal is received by, any non-public information for the purpose of making an Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, the Company or, to the Knowledge (as defined in the Merger Agreement) of the Company, any of its Representatives. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals and (ii) if there are no material documents for such Acquisition Proposal, a reasonably detailed summary of the material terms of such Acquisition Proposal and (iii) copies of all material documents relating to such Acquisition Proposal (including any related financing commitments) (provided that any fee letters that are customarily redacted with respect thereto may be redacted). Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.
Change in the Recommendation of Natus’ Board of Directors
As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Company Common Stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change except as described below.
Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not take any action described in the following (any such action, a “Company Board Recommendation Change”):
•	withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Natus recommendation in a manner adverse to Parent in any material respect;
•	adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;
•
fail to publicly reaffirm the Natus recommendation following the public disclosure of an Acquisition Proposal (other than an Acquisition Proposal that is a tender or exchange offer, which shall be governed by the immediately following clause) within five Business Days after Parent so requests in writing (it being understood that Natus will have no obligation to make such reaffirmation on more than three separate occasions);

•
take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors to Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Board of Directors may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the Merger Agreement); or

•	fail to include the Natus recommendation in this proxy statement.
Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may effect a Company Board Recommendation Change if (1) there has been an Intervening Event (as defined below); or (2) Natus has received a bona fide Acquisition Proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case, to the extent a failure to effect a Company Board Recommendation Change would be reasonably be excepted to be inconsistent with the Board of Directors’ fiduciary obligations under applicable law.
The Board of Directors may only effect a Board of Directors Recommendation Change for an Intervening Event if:
•
Natus has provided prior written notice to Parent at least 4 Business Days in advance to the effect that the Board of Directors has (1) so determined; and (2) resolved to effect a Company Board Recommendation Change pursuant to the Merger Agreement, which notice must describe the applicable Intervening Event in reasonable detail; and

•
prior to effecting such Company Board Recommendation Change, Natus and its Representatives, during such four Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement (which, if accepted by the Company would be binding on Parent and Merger Sub) so that the Board of Directors no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations pursuant to applicable law.

In addition, the Board of Directors may only effect a Company Board Recommendation Change in response to a bona fide Acquisition Proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal if:
•
the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law;

•	such Acquisition Proposal was not solicited in material breach of the Merger Agreement;
•
Natus has provided prior written notice to Parent at least four Business Days in advance to the effect that the Board of Directors has (1) received a bona fide Acquisition Proposal that has not been withdrawn; (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (3) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will describe the basis for such Company Board Recommendation Change or termination in reasonable detail, including consideration relating thereto and the identity of the person of “group” of persons making such Acquisition Proposal, the material terms thereof and copies of all material documents relating to such Acquisition Proposal (including those relating to the source of financing therefor) (provided that any fee letters that are customarily redacted with respect thereto may be redacted);

•
prior to effecting such Company Board Recommendation Change or termination, Natus and its Representatives, during the four Business Day notice period describe above, has negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement (which, if accepted by the Company would be binding on Parent and Merger Sub) so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to provide Parent with new written notice (but the four Business Day period shall instead be a two Business Day period) and otherwise comply with the requirements described above;

•
in the event of any termination of the Merger Agreement in order to cause or permit Natus or any of its Subsidiaries to enter into an acquisition agreement with respect to such Acquisition Proposal, Natus has validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent a termination fee of $39,507,352 ($19,753,676 if in connection with entry into a definitive agreement with a person or group that is an Excluded Party at the time of the termination); and

•	Natus has otherwise complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal.
For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any material effect, event, development, occurrence or change in circumstances with respect to the Company that (A) was not known to the Company Board as of the date of the Merger Agreement (or if known to the Company Board as of the date of the Merger Agreement, the consequences of such effect, event, development, occurrence, or change in circumstances event were not reasonably foreseeable by, the Company Board as of the date of the Merger Agreement), and (B) does not relate to any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal; provided that “Intervening Event” shall exclude any event, change or development to the extent (i) consisting of or resulting from a breach of the Merger Agreement by the Company or any of its Subsidiaries, (ii) relating to changes in the price of the shares of Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (iii) relating to the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event) or (iv) relating to Parent or any of its Affiliates, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law.

Board Obligation to Call a Company Stockholder Meeting
Natus will, in coordination with Parent, (i) take all actions necessary in accordance with the DGCL, the Charter, the bylaws and the rules of NASDAQ to establish a record date (and Natus will not change such record date without the prior written consent of Parent, such consent not to be unreasonably withheld, condition or delayed), (ii) duly call and give notice of, the Company Stockholder Meeting as promptly as reasonably practical following the signing of the Merger Agreement, and (iii) convene and hold the Company Stockholder Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Natus will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Unless there has been a Company Board Recommendation Change, Natus will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.
Notwithstanding anything to the contrary contained in the Merger Agreement, nothing will prevent Natus from postponing or adjourning the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum or to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (provided that, without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned), the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) and no such postponement or adjournment shall be, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Parent, for a period exceeding 15 Business Days); (ii) Natus is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; or (iii) the Board of Directors has determined in good faith (after consultation with outside legal counsel) that it would reasonably be expected to be inconsistent with its fiduciary duties not to postpone or adjourn the Company Stockholder Meeting, including in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that Natus has sent to the Company Stockholders or otherwise made publicly available to the Company Stockholders (including in connection with a Company Board Recommendation Change). Unless the Merger Agreement is validly terminated in accordance with its terms, Natus will submit the adoption of the Merger Agreement to its stockholders at the Company Stockholder Meeting even if the Board of Directors shall have effected a Company Board Recommendation Change. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of the Merger Agreement will be the only matter (other than voting on a proposal to adjourn the Company Stockholder Meeting and related procedural matters, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act) that the Company will propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. For more information, please refer to the section of this proxy statement captioned “—Termination of the Merger Agreement; Termination Fees.”
Access to Information; Confidentiality
At all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, subject to certain express exceptions, Natus will afford Parent and its Representatives and the Financing Sources and their respective Representatives reasonable access during normal business hours, upon reasonable advance notice to the properties, books and records and personnel of Natus and solely for the purposes of furthering the Merger and the other transactions contemplated by the Merger Agreement or integration planning related thereto, except that Natus may restrict or otherwise prohibit access to any documents or information to the extent that it determines in good faith that (a) any applicable law (including COVID-19 measures) or regulation requires Natus to restrict or otherwise prohibit access to such documents or information; (b) such access would unreasonably disrupt the operations of the Company; (c) access to such documents or information would give rise to a waiver of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (d) access to a contract to which Natus or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third person the right terminate or accelerate the rights pursuant to, such contract; (e) access would result in the disclosure of any trade secrets of third persons; (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between Natus, on the one hand, and Parent and its Affiliates, on the other hand; or (g) such access would, in light of COVID-19 or COVID-19 measures, jeopardize the health and safety of any officer or employee of the Company; or (h) such documents or information concern Acquisition Proposals or Acquisition Transactions, which documents or information shall be governed by the Merger Agreement, or (i) such information or documents relate to the deliberations of the Board or any committee thereof with respect to the transactions contemplated hereby or any similar transaction or transactions with any other Person, the entry into the Merger Agreement or any amendment thereto, or any materials provided to the Company Board or any committee thereof in connection therewith, provided that Natus will use its reasonable best efforts to cooperate on utilizing an alternative method of production of all such information in the event any of the foregoing circumstances apply.
Required Efforts to Consummate the Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement, Parent and Merger Sub, on the one hand, and Natus, on the other hand, will use their respective reasonable best efforts (x) to take (or cause to be taken) all actions; (y) do (or cause to be done) all things; and (z) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using its reasonable best efforts to cause the conditions to the Merger in the Merger Agreement to be satisfied.
Subject to certain exceptions described below and the terms of the Merger Agreement, Parent and Natus will (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the Merger Agreement and the Merger as required by the HSR Act within 10 Business Days following the date of the Merger Agreement; and (ii) file with the appropriate governmental authorities the notifications or other appropriate filings as set forth in “—Conditions to the Merger,” as promptly as practicable after the date of the Merger Agreement. Parent and Natus will (A) cooperate and coordinate with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction in which any such filing is made; and (D) use reasonable best efforts to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws or foreign investment laws applicable to the Merger; and (2) obtain any required consents pursuant to any antitrust laws or foreign investment laws applicable to the Merger, in each case as soon as practicable. If any party receives a request for additional information or documentary material from any governmental authority with respect to the Merger pursuant to the HSR Act or any other antitrust laws or foreign investment laws applicable to the Merger, then such party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.
Anti-Takeover Statutes
Each of Natus, Parent and Merger Sub and their respective authorized representatives will take all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.
Directors’ and Officers’ Indemnification and Insurance
From and after the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by DGCL or pursuant to any and all provisions of any certificate of incorporation, bylaws or other similar organizational documents of the Company or its Subsidiaries and any indemnification agreements with Natus and any of its Subsidiaries in effect on the date of April 17, 2022, each current or former director and officer of Natus (and any person who becomes a director or officer of Natus or any of its Subsidiaries prior to the Effective Time) (“Indemnified Person”) from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, with respect to any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of Natus or any of its Subsidiaries or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time (including any matters arising in connection with the Merger Agreement or the Merger).

During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of the Subsidiaries of Natus, as applicable, as of the date of the Merger Agreement that have been made available to Parent. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.
The Merger Agreement also provides during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain Natus’ current directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to those of the D&O Insurance, provided that Parent may substitute therefor policies with a substantially comparable insurer (of the same or better credit worthiness and financial capability) of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured thereunder. The Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the annual premium amount paid by Natus for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Natus’ current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, Natus may (and if the Company is unable to purchase such a policy prior to Closing, Parent will) purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as Natus’ current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If Natus (or Parent) purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect for a period of no less than six years after the Effective Time. For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of Natus’ Directors and Executive Officers in the Merger.”
Employee Benefits
The Merger Agreement provides that during the period commencing on the Effective Time and ending on (x) December 31, 2022, if the Effective Time occurs on or before September 30, 2022 or (y) if the Effective Time occurs on or after October 1, 2022, June 30, 2023 (or, if earlier, until the date of termination of the relevant employee), the Surviving Corporation will provide to each continuing employee: (i) a base salary or wage rate and short-term cash incentive compensation opportunity that, in each case, is no less favorable than that provided to the continuing employee immediately before the Effective Time, (ii) employee benefits (excluding severance, nonqualified deferred compensation, defined benefit pension, retiree welfare benefits, employee stock purchase plan benefits, and equity or equity-based compensation), that are no less favorable, in the aggregate, than those provided to the continuing employee immediately before the Effective Time, and (iii) severance benefits that are no less favorable than those provided to such continuing employee immediately before the Effective Time pursuant to the Company’s severance plans, guidelines and practices as in effect on the date of the Merger Agreement (and that are disclosed pursuant to the Merger Agreement).
In addition, the Surviving Company will (and Parent will use reasonable efforts to cause the Surviving Corporation and its Subsidiaries to) cause to be granted credit for each continued employee’s service with Natus prior to the Effective Time for purposes of eligibility to participate and vesting and for purposes of vacation accrual and severance pay entitlement. Further, each continuing employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage under such plan replaces in the plan year in which the closing occurs, coverage pursuant to a comparable benefit plan sponsored by Natus and to the extent that the applicable waiting period under the Natus plan has been satisfied or waived at or before the Effective Time.

Further, with regard to any Surviving Corporation plans providing medical, dental, pharmaceutical, or vision benefits, any pre-existing conditions or exclusions, eligibility waiting periods, evidence of insurability requirements, and actively at work or similar requirements will be waived with respect to the continuing employees and their covered dependents, to the extent waived under the corresponding plan in which the applicable continuing employee participated immediately prior to the Effective Time and the continuing employee will be given full credit pursuant to such Surviving Corporation plan for purposes of satisfying deductible, coinsurance, and maximum out of pocket requirements applicable to such continuing employee and his or her covered dependents for the plan year in which the closing occurs as if such amounts had been paid in accordance with the applicable Surviving Corporation plan. Any accrued but unused vacation or paid time as of immediately prior to the Effective Time will be credited to the continuing employee.
Financing
Natus has agreed that it will, and will cause its Subsidiaries to, use its reasonable best efforts to cause its and their respective representatives to, assist Parent in the arrangement of any third-party debt financing for the purpose of financing aggregate portion of the Per Share Price, (the “Debt Financing”), subject to certain exceptions described below. The receipt of such Debt Financing and any equity financing are not conditions to the Merger.
Such cooperation will include, without limitation, (A) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (including the participation in such meetings, presentations and due diligence sessions of Natus’ senior management); (B) providing timely assistance with the preparation of materials for lender presentations, bank information memoranda, rating agency presentations and similar documents required in connection with the Debt Financing and otherwise cooperating with the marketing efforts for any of the Debt Financing; (C) furnishing the report of Natus’ auditor on the most recent audited consolidated financial statements of Natus and its Subsidiaries; (D) as promptly as reasonably practicable furnishing Parent and its financing sources with (1) audited consolidated balance sheet, statement of cash flows and statement of income (or operations) for Natus for the most recent fiscal year that is at least 90 days before the closing date, in each case prepared in accordance with GAAP and (2) unaudited balance sheet and related statements of income (or operations) and cash flows of Natus as of the end of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended on or after the most recent financial statements delivered pursuant to the foregoing clause (a) and at least 60 days before the closing date, in each case prepared in accordance with GAAP; (E) assisting Parent in connection with the preparation and registration of any guarantee, pledge and security documents, currency or interest hedging arrangements and other definitive financing documents, instruments and certificates as may be reasonably requested by Parent; and (F) delivering such other pertinent and customary information regarding Natus and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is of the type and form customarily included in a bank information memoranda.
However, nothing described in this section of the proxy statement will require cooperation to the extent it would, among other things, (i) require Natus or its Subsidiaries to take any action that, in the good faith determination of Natus, would unreasonably interfere with the conduct of the business of Natus and its Subsidiaries, (ii) require Natus or any of its Subsidiaries to enter into any document or instrument or take any action in pursuit thereof that is effective prior to the Effective Time (other than the customary representation and authorization letters in connection with any Debt Financing) or (iii) require Natus or its Subsidiaries to give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time.
In addition, Parent will promptly, upon request by Natus, reimburse Natus for all documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Natus or any of its Subsidiaries or their respective representatives in connection with the Debt Financing, but only if such costs and expenses would have been incurred by Natus or its Subsidiaries in the absence of the Debt Financing. Parent will also indemnify and hold harmless Natus, its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including documented and reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to the Merger Agreement or the provision of information utilized in connection therewith, except to the extent suffered or incurred as a direct result of the gross negligence or willful misconduct in connection with the Merger Agreement by Natus, its

Subsidiaries or their respective representatives. Further, Parent and its subsidiaries will be permitted to disclose information about Natus and its Subsidiaries as necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements in connection therewith.
Other Covenants
The Merger Agreement contains other covenants, including those relating to filings with governmental authorities, stock exchange delisting and Exchange Act deregistration, notices of certain events, the resignation of directors of Natus, public announcements, matters related to reporting requirements of the Exchange Act and further assurances.
Conditions to the Merger
The obligations of Parent and Merger Sub, on the one hand, and Natus, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions at and as of the Closing:
•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;
•
the expiration or termination of the applicable waiting period under the HSR Act and the other antitrust laws set forth in the Merger Agreement. Specifically, the Merger is conditioned on (i) merger control approval by (a) the Austrian Federal Competition Authority; (b) the Spanish National Markets and Competition Commission; (c) the European Commission, but only in the event of the Merger having been referred to the European Commission pursuant to Article (22)(1) of the EU Merger Regulation; and (d) the Competition and Markets Authority of the United Kingdom (“CMA”), or written confirmation in response to a briefing note that the CMA does not intend to open a Phase I investigation into the Merger; and (ii) foreign direct investment approval by (x) the Danish Business Authority and (y) the Italian Government; and

•
the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority in any jurisdiction where the Company or its Subsidiaries has material operations.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, at or prior to the Effective Time:
•
the representations and warranties of Natus relating to organization, good standing, corporate power, enforceability, anti-takeover laws, certain aspects of Natus’ capitalization, brokers that (1) are not qualified by “Company Material Adverse Effect,” “in all material respects” or other materiality qualifications will be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier time, in which case such representation and warranty will be true and correct in all material respects as of such earlier time); and (2) that are qualified by “Company Material Adverse Effect,” “in all material respects” or other “materiality” qualifications will be true and correct in all respects (without disregarding such “Company Material Adverse Effect,” “in all material respects” or other materiality qualifications) as of the Closing as if made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier time, in which case such representation and warranty will be true and correct in all material respects as of such earlier time);

•
the representations and warranties of Natus relating to certain aspects of Natus’ capitalization will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing (in each case (1) without giving effect to any “Company Material Adverse Effect,” “in all material respects” or other “materiality” qualifications set forth therein; and (2) except to the extent that any such representation and warranty expressly speaks as of an earlier time, in which case such representation and warranty will be true and correct as of such earlier time), except where the failure to be so true and correct in all respects would be de minimis relative to the total fully diluted equity capitalization of the Company;

•
the other representations and warranties of Natus set forth elsewhere in the Merger Agreement being true and correct as of the date on which the Closing occurs as if made at and as of such time, except for such failures to be true and correct that would not have a Company Material Adverse Effect;

•	Natus having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Natus;
•
the receipt by Parent and Merger Sub of a certificate of Natus, validly executed for and on behalf of Natus and in its name by a duly authorized officer thereof, certifying that the conditions described in the preceding four bullet points above have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing.
In addition, the obligation of Natus to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:
•
(i) the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct in all material respects at and as of the date of the Merger Agreement and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular time, which representations will have been true and correct as of such particular time); and (ii) the other representations and warranties of Parent and Merger Sub contained in the Merger Agreement (disregarding “in all material respects” or other “materiality” qualifications set forth therein) shall be true in all respects at and as of the date of the Merger Agreement and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular time, which representations will have been true and correct as of such particular time), except in the case of this clause (ii) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•
Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent or Merger Sub at or prior to the Closing; and

•
the receipt by Natus of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time in the following ways:
•	by mutual written agreement of Natus and Parent;
•	by either Natus or Parent if, whether prior to or after the receipt of the adoption of the Merger Agreement by its stockholder:
•
(1) any order or injunction issued by any court of competent jurisdiction in any jurisdiction where Natus or its Subsidiaries has material operations will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction in any jurisdiction where Natus or its Subsidiaries has material operations, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (2) any Law that will be enacted after the date of the Merger Agreement that prohibits, makes illegal or enjoins the consummation of the Merger;

•
the Effective Time has not occurred by 5:00 p.m., Eastern time, on October 14, 2022 (the “Outside Date”), except that the Outside Date shall automatically be extended to January 12, 2023, if on the initial Outside Date all of the conditions to the Merger have been satisfied or waived (to the extent waivable) other than conditions relating to antitrust approvals; or

•
by either Natus or Parent if stockholders of Natus fail to adopt the Merger Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof at which a vote is taken on the Merger;

•	by Natus if:
•
whether prior to or after receipt of the adoption of the Merger Agreement by its stockholders, Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is 30 calendar days following Natus’ delivery of written notice of such breach;

•
at any time prior to receipt of the adoption of the Merger Agreement by its stockholders if (1) Natus has received a Superior Proposal; (2) the Board of Directors has authorized Natus to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal; (3) Natus has complied in all material respects with the Merger Agreement with respect to such Superior Proposal; (4) substantially concurrently with such termination Natus pays, or causes to be paid the Company Termination Fee (as defined below) and (5) promptly after such termination Natus enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; or

•
whether prior to or after receipt of the adoption of the Merger Agreement by its stockholders if (1) the Merger is not consummated on the date upon which Parent is required to consummate the Closing pursuant to the Merger Agreement; (2) all conditions to Parent and Merger Sub’s obligation to consummate the Merger set forth in the Merger Agreement are satisfied (other than those conditions that by their terms are to be satisfied at closing, each of which is capable of being satisfied at Closing); (3) Natus has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing and that as of such time, based on the information then available to Natus, all of Natus’ closing conditions are satisfied or waived; (4) Natus has provided Parent three Business Days written notice prior to the termination stating Natus’ intention to terminate the Merger Agreement if Parent and Merger Sub fail to consummate the Merger on the date required by the Merger Agreement; and (5) Parent and Merger Sub fail to consummate the Merger Sub on the later of (x) the expiration of the three Business Day period contemplated by the foregoing clause, and (y) the date of Closing contemplated by the Merger Agreement; and

•	by Parent if :
•
whether prior to or after the receipt of the adoption of the Merger Agreement by its stockholders, Natus has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach; or

•	prior to receipt of the adoption of the Merger Agreement by stockholders of Natus, the Board of Directors has effected a Company Board Recommendation Change.
In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any willful and intentional breach of the Merger Agreement or for fraud.
Termination Fee
Except in specified circumstances, whether or not the Merger is completed, Natus, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their own respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Under the terms of the Merger Agreement, if the Merger Agreement is terminated by Natus in order for it to enter concurrently into a an alternative acquisition agreement with respect to a Superior Proposal, (i) prior to the Cut-Off Date, Natus will be obligated to pay to Parent a one-time fee equal to $19,753,676 in cash or (ii) after the Cut-Off Date, Natus will be obligated to pay Parent a one-time fee equal to $39,507,352 in cash.

Additionally, if (i) the Merger Agreement is terminated by Parent because the Board withdraws or adversely modifies its recommendation that the stockholders of Natus vote in favor of adopting the Merger Agreement or (ii) (1) in the event that (A) the Merger Agreement is terminated as a result of either (x) the Merger not occurring on or before the Outside Date, (y) the approval of Company Stockholders not being obtained at a meeting of Company Stockholders at which a vote is taken on the Merger or (z) because Natus has breached or failed to perform in any material respect any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances, and (B) an alternative acquisition proposal is publicly announced (or in the case of termination due to the Merger not occurring on or before the Outside Date, a bona fide written acquisition proposal is communicated to the Board) and not withdrawn or otherwise abandoned or (2) the Merger Agreement is terminated by Parent under the termination right in clause (z) above due to Natus’ willful and material breach of its no-shop obligations, and in the case (1) and (2), within one year after such termination of the Merger Agreement, an alternative acquisition transaction is consummated or Natus enters into a definitive agreement with respect to an alternative acquisition transaction, then, in each case, Natus will be obligated to pay Parent a one-time fee equal to $39,507,352 in cash promptly after entry into such definitive agreement.
However, under the terms of the Merger Agreement, Parent has agreed to pay Natus a fee of $79,014,704 in cash in the event that the Merger Agreement is terminated (i) by Natus (A) if all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and Natus is prepared to consummate the Merger but Parent and Merger Sub fail to consummate the Merger in accordance with the Merger Agreement or (B) in connection with Parent or Merger Sub breaching or failing to perform in any material respect its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied (subject to a cure period in certain circumstances), or (ii) if either party terminates because the Merger has not been consummated by the Outside Date, and at the time of such termination, Natus was otherwise entitled to terminate the Merger Agreement for either of the foregoing reasons.
Pursuant to the limited guaranty delivered by Med Platform II S.L.P. in favor of Natus, dated as of April 17, 2022 (the “Limited Guaranty”), Med Platform II S.L.P. has guaranteed the payment of the Parent Termination Fee if it becomes payable under the Merger Agreement, subject to an aggregate cap equal to $79,014,704.
Amendment and Waiver
Amendment
The Merger Agreement may be amended by Parent, Merger Sub and Natus at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Natus (pursuant to authorized action by the Board of Directors), except that in the event that Natus has received the Requisite Stockholder Approval, no amendment may be made to the Merger Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in the Merger Agreement, any amendments, modifications or alterations of the provisions relating to the Financing Sources and/or the Financing Source Related Parties set forth in the Merger Agreement and the defined terms used therein (solely as they relate to such sections) to the extent adversely affecting any of the Financing Sources and/or the Financing Source Related Parties (to such extent, the “Financing Source Provisions”), shall not be effective with respect to such affected Financing Sources unless the affected Financing Sources provide their prior written consent to such amendment, modification or alteration.
Waiver
At any time and from time to time prior to the Effective Time, Parent, Merger Sub and Natus may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parent, Merger Sub and Natus, as applicable; (b) waive any inaccuracies in the representations and warranties made to such party contained therein or in any document delivered pursuant thereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant the Merger Agreement will not constitute a waiver of such right.

Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Specific Performance
Natus, Parent and Merger Sub agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of the Merger Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to the Merger Agreement, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of the Merger Agreement are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into the Merger Agreement. Notwithstanding the foregoing, it is explicitly agreed that the Company shall have the right to an injunction or specific performance to cause the Equity Financing to be funded and to cause Parent and Merger Sub to consummate the Merger if and only if (1) all conditions in the Merger Agreement have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing was required to have occurred pursuant to the Merger Agreement, (2) the Debt Financing (or any alternative financing) has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof at the Closing if the Equity Financing is funded to fund the Merger at the Closing, and (3) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing is funded and Parent and Merger Sub comply with their obligations hereunder, then the Company is ready, willing and able to, and will take such actions as are within its control, to consummate the Closing pursuant to the Merger Agreement.
Natus, Parent and Merger Sub agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by Natus, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement. Any Party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Natus, Parent and Merger Sub irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
Consent to Jurisdiction and Arbitration
Arbitration
Any controversy or claim arising out of or relating to the Merger Agreement, the Equity Commitment Letter or the Limited Guaranty, including whether a dispute is subject to arbitration, shall be determined by final and binding arbitration administered by the American Arbitration Association (“AAA”). The arbitration panel shall be comprised of three arbitrators selected pursuant to the terms of the Merger Agreement and be bound by the rules and procedures set forth in the Merger Agreement. Arbitration may be commenced by any party by giving written notice to the other party and to the AAA. Each arbitrator shall be impartial and shall be a retired Delaware Chancery Court judge or Delaware Supreme Court justice, or if not reasonably available, shall otherwise be an attorney licensed to practice law in a U.S. state and knowledgeable about and experienced with the law of Delaware and have had at least 15 years of legal experience in the area of mergers and acquisitions. The place of arbitration is Wilmington, Delaware.
The arbitration panel is not authorized to conduct class-action lawsuits, class-wide arbitrations, private attorney-general actions, or any other proceeding where someone acts in a representative capacity. The arbitration shall be subject to reasonable production of documents and is authorized to award monetary damages and grant specific performance or other injunctive or equitable relief. The arbitration award shall be final and non-appealable.
Consent to Jurisdiction
For any matter not subject to arbitration under the Merger Agreement all parties have consented to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in New Castle County, and if such court does not have jurisdiction, the United States District Court sitting in Wilmington, Delaware, and if such court does not have jurisdiction, the Delaware Superior Court in New Castle County.
Limitation of Liability
The maximum aggregate liability of Parent and Merger Sub for breaches under the Merger Agreement, the Limited Guaranty or the Commitment Letters will not exceed, in the aggregate for all such breaches, an amount equal to $89,014,704. The maximum aggregate liability of Natus for breaches under the Merger Agreement will not exceed, in the aggregate for all such breaches, an amount equal to $49,507,352. Notwithstanding such limitations of liability, Parent, Merger Sub and Natus will be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.

MARKET PRICES AND DIVIDEND DATA
Company Common Stock is listed on NASDAQ under the symbol “NTUS.” As of [•], 2022, there were [•] shares of Company Common Stock outstanding, held by approximately [•] stockholders of record.
The following table presents the high and low sales prices of Company Common Stock on NASDAQ during the fiscal quarters indicated:
	Common Stock Prices		Dividend Paid (Per Share)
	High	Low
Fiscal Year 2022
First Quarter	$27.73	21.97	—
Fiscal Year 2021
Fourth Quarter	$28.65	$21.87	—
Third Quarter	27.54	22.54	—
Second Quarter	29.70	24.97	—
First Quarter	27.97	19.93	—
Fiscal Year 2020
Fourth Quarter	$21.98	$16.60	—
Third Quarter	22.99	16.38	—
Second Quarter	26.97	20.25	—
First Quarter	34.67	18.91	—
The closing sale price of Company Common Stock on April 14, 2022, which was the last trading day before the Merger was publicly announced, was $26.05 per share. On [•], 2022, the latest practicable trading day before the printing of this proxy statement, the closing price for Company Common Stock on NASDAQ was $[•] per share. You are encouraged to obtain current market quotations for Company Common Stock in connection with voting your shares of Company Common Stock.
Following the Merger, there will be no further market for Company Common Stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of May 16, 2022 by each stockholder known by the Company to own beneficially more than 5% of the Company’s common stock. Percent of beneficial ownership is based upon 34,582,882 shares of the Company’s common stock issued and outstanding as of May 16, 2022:
Principal Stockholder Name and Address	Total Shares Beneficially Owned	Percentage of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	6,558,137	19.0%
Allspring Global Investments Holdings, LLC(2) 525 Market St, 10th Floor San Francisco, CA 94105	3,638,314	10.5%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	3,044,520	8.8%
Victory Capital Management Inc.(4) 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	2,447,205	7.1%
(1)
Based solely on information contained in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on its own behalf, on January 27, 2022. The Schedule 13G/A indicates BlackRock, Inc. has sole voting power for 6,400,586 shares and sole dispositive power for 6,558,137 shares.

(2)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Allspring Global Investments Holdings, LLC on its own behalf, on January 19, 2022. The Schedule 13G/A indicates Allspring Global Investments Holdings, LLC has sole voting power for 1,682,057 shares and sole dispositive power for 1,820,946 shares, and Allspring Global Investments, LLC has sole voting power for 372,630 shares and sole dispositive power for 1,817,368 shares.

(3)
Based solely on information contained in the Schedule 13G/A filed with the SEC by The Vanguard Group, on its own behalf, on February 10, 2022. The Schedule 13G/A indicates The Vanguard Group has sole voting power for zero shares, shared voting power for 27,823 shares, sole dispositive power for 2,988,958 shares and shared dispositive power for 55,562 shares.

(4)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Victory Capital Management Inc., on its own behalf, on February 2, 2022. The Schedule 13G/A indicates Victory Capital Management Inc. has sole voting power for 2,418,950 shares and sole dispositive power for 2,447,205 shares.

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of May 16, 2022 by (i) each of the named executive officers; (ii) each of our directors; (iii) each of our director nominees; and (iv) all of our directors and executive officers as a group. Percent of beneficial ownership is based upon 34,582,882 shares of the Company’s common stock issued and outstanding as of May 16, 2022.
Under the column “Shares Underlying RSUs and Options,” we include the number of shares that could be acquired within 60 days of May 16, 2022 pursuant to the exercise of Company Options or the vesting of Company Restricted Stock Units. These shares are not deemed outstanding for purposes of computing the beneficial ownership of any other person. Unless otherwise indicated, we believe that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.
NAMED EXECUTIVE OFFICERS, EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES:	OUTSTANDING SHARES BENEFICIALLY OWNED	SHARES UNDERLYING RSUS AND OPTIONS	TOTAL SHARES BENEFICIALLY OWNED	PERCENTAGE OF CLASS
MS. WIPPERMAN HEINE(2)	21,212	—	21,212	*
MR. GUERIN(1)	5,799	—	5,799	*
MR. LEVINE(2)	32,312	—	32,312	*
MR. MOORE(1)	5,799	—	5,799	*
MR. DASKAL(2)	13,862	—	13,862	*
MS. SCHROEDER(2)	17,331	—	17,331	*
MR. SULLIVAN(3)	72,349	—	72,349	*
MR. DAVIES(4)	68,079	—	68,079	*
MR. NOLL(5)	138,543	18,134	156,677	*
DR. CHUNG(6)	48,318	—	48,318	*
ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (10 PERSONS)	423,604	18,134	441,738	1.3%
*	Less than 1%
(1)	Includes 5,799 shares of Company Restricted Stock scheduled to vest in 2022.
(2)	Includes 5,214 shares of Company Restricted Stock scheduled to vest in 2022.
(3)
Includes 57,298 shares of Company Restricted Stock scheduled to vest as follows: 5,214 shares in 2022 (which were granted in connection with Mr. Sullivan’s service as a non-employee director prior to becoming our President and Chief Executive Officer), 17,362 shares in 2023, 17,361 shares in 2024, and 17,361 shares in 2025.

(4)	Includes 43,253 shares of Company Restricted Stock scheduled to vest as follows: 5,961 shares in 2022, 15,995 shares in 2023, 12,276 shares in 2024, and 9,021 shares in 2025.
(5)	Includes 61,738 shares of Company Restricted Stock scheduled to vest as follows: 23,655 shares in 2023, 21,051 shares in 2024, and 17,032 shares in 2025.
(6)	Includes 37,299 shares of Company Restricted Stock scheduled to vest as follows: 14,410 shares in 2023, 12,737 shares in 2024, and 10,152 shares in 2025.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following are the material U.S. federal income tax consequences of the Merger to “U.S. Holders” and “Non-U.S. Holders” (in each case, as defined below) of Company Common Stock. This discussion applies only to holders that hold their Company Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the “Code” (generally, property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
•	Dealers or traders subject to a mark-to-market method of tax accounting with respect to Company Common Stock;
•	Persons holding Company Common Stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•	Partnerships or other entities classified as partnerships or pass through entities for U.S. federal income tax purposes;
•	Persons who acquired Company Common Stock through the exercise of employee stock options or otherwise as compensation;
•	Certain financial institutions and insurance companies;
•	Regulated investment companies;
•	Real estate investment trusts;
•	Certain former citizens or residents of the United States;
•	Tax-exempt entities, including an “individual retirement account” or “Roth IRA;” or
•	Persons subject to the U.S. alternative minimum tax.
If an entity that is classified as a partnership for U.S. federal income tax purposes holds Company Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding Company Common Stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger to them.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.
U.S. Holders
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Company Common Stock that is:
•	A citizen or resident of the United States;
•
A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	An estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The exchange of Company Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. A U.S. Holder’s adjusted tax basis generally will equal the price the U.S. Holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company Common Stock (i.e., shares of Company Common Stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the shares of Company

Common Stock exceeds one year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.
Non-U.S. Holders
A “Non-U.S. Holder” is a beneficial owner of Company Common Stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. Payments made to a Non-U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States);

•
The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Company Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•
The Non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Company Common Stock at any time during the five-year period preceding the Merger, and Natus is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-U.S. Holder held Company Common Stock.

A Non-U.S. Holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the Non-U.S. Holder were a U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A Non-U.S. Holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by certain U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.
Natus believes that it is not, and has never been, a United States real property holding corporation.
Information Reporting and Backup Withholding
Payments made in exchange for shares of Company Common Stock generally will be subject to information reporting (unless the holder is an “exempt recipient”) and may also be subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. A Non-U.S. Holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.
You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

 FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Natus. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Natus will hold an annual meeting in 2023 only if the Merger has not already been completed. Under Rule 14a-8 promulgated under the Exchange Act, a stockholder who intends to present a proposal at our annual meeting in 2023, if held, and who wishes the proposal to be included in our proxy statement for that meeting must submit the proposal in writing to 3150 Pleasant View Road Middleton, WI 53562, Attention: Corporate Secretary, no later than December 29, 2022. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.
Our bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least 3% of our outstanding shares of common stock for at least three years to submit director nominees (up to the greater of two or 20% of the total number of directors, as determined in accordance with our bylaws) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in our bylaws. With respect to stockholder nominees for director election submitted for inclusion in our proxy statement for the 2023 annual meeting, if held, written notice of nominations must be provided by the proponent stockholder(s) to Natus in accordance with our bylaws. The notice must be delivered to, or mailed and received by, our Secretary between November 29, 2022 and December 29, 2022, which deadlines are based on the 150th and 120th day, respectively, before the one-year anniversary of the date on which we first sent proxy materials for the 2022 annual meeting.
With respect to stockholder nominees for director election (other than nominees submitted for inclusion in our proxy materials) and stockholder proposals for consideration at the 2023 annual meeting, if held, that are not submitted for inclusion in our proxy materials under Rule 14a-8, written notice of any such nominations and proposals must be provided by the proponent stockholder to Natus in accordance with our bylaws. The notice must be delivered to or mailed and received at our principal executive offices not later than April 16, 2023, which deadline is based on the 60th day before the date specified in our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders.
In addition to the notice and information requirements contained in our bylaws, to comply with the universal proxy rules, stockholders who, in connection with our 2023 annual meeting, if held, intend to solicit proxies in support of director nominees other than Natus’ nominees must provide notice that sets forth the information required by Rule 14a-19 no later than April 16, 2023.
Stockholders may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Natus and some brokers may be householding our proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Natus if you are a stockholder of record. You can notify us by sending a written request to Natus Medical Incorporated, 3150 Pleasant View Road, Middleton, WI 53562, Attn: Corporate Secretary, or calling 608-829-8500. Stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Natus at the telephone and address set forth in the prior sentence. In addition, Natus will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Natus filings with the SEC are incorporated by reference:
•	Natus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022;
•	Natus’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 6, 2022; and
•
Natus’ Current Reports on Form 8-K filed with the SEC on January 10, 2022, February 24, 2022 and April 18, 2022, except to the extent that information therein is furnished to and not filed with the SEC.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the date of the Company Stockholder Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials, other than portions furnished to and not filed with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
You may request a copy of any of the documents we file with the SEC, without charge, by requesting them in writing from us at the following address:
Natus Medical Incorporated
Attn: Corporate Secretary
3150 Pleasant View Road
Middleton, WI 53562
If you would like to request documents from us, please do so at least five Business Days prior to the Company Stockholder Meeting, to receive them before the Company Stockholder Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, investor.natus.com, under “SEC Filings.” The information included on our website is not incorporated by reference into this proxy statement.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.
If you have any questions concerning the Merger, the Company Stockholder Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our Proxy Solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
E-mail: proxy@mackenziepartners.com

MISCELLANEOUS
Natus has supplied all information in this proxy statement relating to Natus. Parent has supplied all of the information relating to Parent and Merger Sub contained in this proxy statement.
We can assure the accuracy of only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger and the proposals described herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

PRINCE PARENT INC.,

PRINCE MERGERCO INC.

AND

NATUS MEDICAL INCORPORATED

Dated as of April 17, 2022

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 17, 2022, by and among Prince Parent Inc., a Delaware corporation (“Parent”), Prince Mergerco Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Natus Medical Incorporated, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.
RECITALS
A. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL.
B. Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.
C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guaranty (the “Limited Guaranty”) from Med Platform II S.L.P., a société de libre partenariat organized under the laws of France (the “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.
D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any counterparty that (a) contains terms no less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not include provisions restricting any person from making, publicly or privately, an Acquisition Proposal, or otherwise containing any standstill or similar provision and shall permit the Company to comply with its obligations under this Agreement, including Section 5.3 hereof), (b) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement or restrict the Company from providing any information to Parent to which Parent would be entitled under any provision of this Agreement, and (c) does not provide for the reimbursement by the Company of such counterparty’s costs and expenses.
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub or any Affiliate thereof) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(a) any direct or indirect purchase or other acquisition, in a single transaction or series of related transactions, by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;
(b) any direct or indirect purchase, license or other acquisition, in a single transaction or series of related transaction, by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 20% of the consolidated assets (measured by the fair market value thereof as of the date of such purchase or acquisition, as determined in good faith by the Company Board), revenue or net income of the Company and its Subsidiaries taken as a whole; or
(c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other extraordinary transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would acquire securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Corruption Laws” means all applicable U.S. and non-U.S. regulations, statutes, measures, and orders relating to the prevention of corruption and bribery, including, without limitation, the FCPA and the UK Bribery Act of 2010.
“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger, including applicable Laws governing foreign investment.
“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2021.
“Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of New York is closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by former President Trump on August 8, 2020.
“cGMP” means the standards mandated by Law relating to the quality oversight, design, manufacturing, development, processing, storing, packaging, repackaging, testing, packing, labeling, relabeling, commercial and clinical distribution, transportation, importing, exporting, handling and holding of drugs, biologics, and medical devices including but not limited to the applicable quality system requirements at 21 C.F.R. Part 820.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement or other Contract with any labor union, labor organization or works council.
“Company Board” means the Board of Directors of the Company.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any change, event, effect or circumstance or development (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) prevents or prohibits the consummation of the Merger, excluding, however, in the case of clause (a) only, the impact of any Effect to the extent resulting from or arising out of the following:
(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business;
(iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;
(v) (x) any geopolitical conditions (including international trade related matters, trade agreements, tariffs, anti-dumping actions and other trade actions), outbreak of hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, epidemic or pandemic or outbreak of infectious disease (including continuation or escalation of the COVID-19 pandemic or orders or guidelines issued by a Governmental Authority in response to the COVID-19 pandemic and any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines)) or other comparable events or outbreaks in the United States or any other country or region in the world, or any escalation or general worsening of the foregoing, (y) any production or supply chain disruptions affecting the industries, businesses or segments in which the Company and its Subsidiaries operate or (z) any computer hacking, data breaches, cyber-attack, ransom-ware attack, or outage of or termination by an internet web hosting service, affecting or suffered by the Company or its Subsidiaries;
(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, electrical blackouts, nuclear incidents, wild fires or other natural disasters, weather conditions and other natural disasters in the United States or any other country or region in the world;
(vii) any Effect resulting from the announcement of this Agreement or the pendency or consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5);
(viii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;
(ix) any action taken or refrained from being taken, in each case which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;
(x) changes in U.S. GAAP or in any applicable Laws or regulations after the date of this Agreement (or the enforcement or official published interpretation of any of the foregoing by Governmental Authorities);

(xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change, to the extent not otherwise excluded from being taken into account when determining whether a Company Material Adverse Effect has occurred, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (1) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure, to the extent not otherwise excluded from being taken into account when determining whether a Company Material Adverse Effect has occurred, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and
(xiii) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement, except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact (to the extent not otherwise excluded by this definition) may be taken into account in determining whether there has occurred a Company Material Adverse Effect.
“Company Nonqualified Plan” means the Natus Medical Deferred Compensation Plan.
“Company Option” means any option to purchase a share of Company Common Stock from the Company, whether or not granted pursuant to any of the Company Stock Plans.
“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.
“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries.
“Company Related Parties” means, collectively, the Company, its Subsidiaries, any of their Affiliates, and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, and assignees of each of the Company, its Subsidiaries, and any of their Affiliates.
“Company Restricted Stock” means a share of Company Common Stock subject to vesting restrictions or a risk of forfeiture, whether or not granted outstanding pursuant to any of the Company Stock Plans.
“Company Restricted Stock Unit” means a restricted stock unit (representing the right to receive a number of shares of Company Common Stock from the Company), whether or not granted pursuant to any of the Company Stock Plans, which, for the avoidance of doubt, includes, time-based vesting restricted stock units, performance-based vesting restricted stock units (including performance stock units and market stock units) and any such restricted stock units deferred pursuant to the Company Nonqualified Plan.
“Company Stock Plans” means all of the equity incentive plans and arrangements maintained or sponsored by the Company, including any such plans or arrangements that provide for the issuance of any Company Restricted Stock, Company Options or Company Restricted Stock Units, and including those set forth in Section 1.1 of the Company Disclosure Letter under the heading “Company Stock Plans.”
“Company Stockholders” means the holders of shares of Company Capital Stock.
“Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any written or oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement, in each case, that purports to be legally binding. For clarity, “Contract” does not include terminated or expired agreements, except to the extent such agreements have material provisions that continue to be binding.
“COVID-19” means the COVID-19 pandemic, including the SARS-CoV-2 virus and any evolutions, variations or mutations of the COVID-19 disease, and any further epidemics or pandemics relating to or arising therefrom.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restriction, recommendation or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Data Protection Authority” means any entity responsible for the enforcement of applicable Data Protection Legislation.
“Data Protection Legislation” means any applicable data protection legislation in force from time to time, including the General Data Protection Regulation 2016/679 (the “GDPR”) and any applicable national supplementing laws, the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003 (the “UK GDPR”), Directive 2002/58/EC and any applicable national implementing laws, HIPAA, the California Consumer Privacy Act of 2018, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the Federal Trade Commission Act and any other legal act, statute, regulation, rule or other binding instrument concerning data protection, privacy or the protection and processing of Personal Information, in each case as amended, re-enacted or replaced.
“Device Regulatory Laws” means the FDCA, PHSA, cGMP, GCP, and any other applicable Laws relating to Regulatory Authorizations or the procurement, development, research, manufacture, production, packaging, labeling, distribution, importation, exportation, handling, quality, safety surveillance, reporting of adverse events and product complaints, recall, reprocessing, sale, or promotion of medical devices, combination products, or their components.
“DOJ” means the United States Department of Justice or any successor thereto.
“Environmental Law” means any applicable Law relating to pollution, protection of the environment or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of, or exposure to, any Hazardous Materials, or the investigation, clean-up or remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Party” shall mean any Person or group of Persons from whom the Company has received prior to the Go-Shop Period End Date a bona fide written Acquisition Proposal that the Company Board determines in good faith (such determination to be made no later than the Go-Shop Period End Date), after consultation with outside counsel and its financial advisors, is a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided, however, (a) any Person or group of Persons shall immediately and irrevocably cease to be an Excluded Party if, (1) at any time after the Go-Shop Period End Date, such Person or group of Persons notifies the Company that it is withdrawing its Acquisition Proposal (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal so long as the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) that, following such modification, the Acquisition Proposal continues to constitute a Superior Proposal or could reasonably be expected to result in a Superior Proposal) or (2) the Company Board determines in good faith, after consultation with outside counsel and its financial advisors that the Acquisition Proposal made by such Person or group of Persons is not and could not reasonably be expected to result in a Superior Proposal and

(b) any group of Persons and any member of such group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the Go-Shop Period End Date, those Persons who were members of such group immediately prior to the Go-Shop Period End Date cease to constitute at least 50% of the equity financing of such group.
“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“FDA” means the U.S. Food and Drug Administration or any successor agency.
“FDCA” means the Federal Food, Drug, and Cosmetic Act.
“Financing Source Related Parties” means each Financing Source’s Affiliates, officers, directors, employees, attorneys, funding sources, partners (general or limited), trustees, controlling parties, advisors, members, managers, accountants, consultants, agents and representatives involved in the Debt Financing and their successors and assigns.
“Financing Sources” means the Persons, together with such Persons’ Affiliates, that have committed to provide or arrange the Debt Financing in connection with the Merger and the transactions contemplated hereby and any joinder agreements, indentures, credit agreements or other definitive agreements, entered into pursuant thereto or relating thereto. Notwithstanding the foregoing and for the avoidance of doubt, neither Parent nor Merger Sub or any of their respective Affiliates shall constitute “Financing Sources.”
“Foreign Investment Laws” means any Law of any jurisdiction or any country designed to prohibit, restrict, regulate or screen foreign direct investments into such jurisdiction or country.
“FTC” means the United States Federal Trade Commission or any successor thereto.
“GAAP” means generally accepted accounting principles in the United States.
“GCP” means the standards for clinical trials for medical devices, drugs, and biologics (including all applicable Laws and requirements relating to protection of human subjects) promulgated or endorsed by a Governmental Authority.
“Governmental Authority” means any government, governmental or regulatory authority, entity or body, department, commission, board, agency, accreditation organization or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.
“Hazardous Material” means any substance, waste, material, chemical or pollutant which is listed or defined under, regulated by or gives rise to standards of conduct or liability, or regulated by a Governmental Authority, pursuant to Environmental Laws, including petroleum or petroleum by-products, asbestos, pesticides, polychlorinated biphenyls, per-and polyfluoroalkyl substances, odor, toxic mold or radiation.
“Healthcare Laws” means any healthcare Law applicable to the design, manufacture, sale, reimbursement, research, testing, development, marketing, promotion, distribution, recordkeeping, import, and export of the Products of the Company and its Subsidiaries or any services offered by the Company or its Subsidiaries, including without limitation the Health Insurance Portability and Accountability Act and all implementing regulations (collectively, “HIPAA”).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“In-the-Money Company Options” means Company Options with an exercise price per share less than the Per Share Price.
“Intellectual Property” means any and all rights associated with the following in any jurisdiction in the world, including any and all rights in, to or subsisting in the following: (i) all patents, utility models, inventors’ certificates and other rights in and to inventions and industrial designs and pending applications therefor and all related continuations, continuations in part, divisions, reissues, re-examinations, provisionals, substitutions and extensions thereof and foreign counterparts thereto (“Patents”); (ii) all copyrights, copyrightable works, mask works and other rights of authorship, together will all pending applications, registrations and renewals associated therewith, database rights and moral rights (“Copyrights”); (iii) trademarks, service marks, trade dress rights, trade names, logos, corporate names, trade names, product names, Internet domain name, or other source identifiers of any kind or nature, including all goodwill associated therewith and symbolized thereby, together will all applications, registrations and renewals for any of the foregoing (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets, know-how and confidential or proprietary information that is not generally known or readily ascertainable through proper means, including designs, plans, drawings, flow charts, state diagrams, specifications, technology, know-how, methods, designs, concepts and other confidential information, whether or not, in each case, patentable, copyrightable, or conceived or reduced to practice; (vi) rights in Software; (vii) any other intellectual property or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, and (viii) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.
“IRS” means the United States Internal Revenue Service or any successor thereto.
“Knowledge” of (a) the Company, with respect to any matter in question, means the actual knowledge of each of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Medical Officer (and former Vice President of Quality Assurance and Regulatory Affairs), Chief Commercial Officer, Chief People Officer, Vice President of Global Operations, Vice President of Global Research and Development, Vice President of Quality Assurance, Chief Information Officer, Vice President of Marketing, Vice President of Product Management, Vice President of Financial Planning and Analysis, and Vice President Controller and (b) of Parent, with respect to any matter in question, means the actual knowledge of the officers of Parent.
“Laws” means any federal, state, provincial, local, supranational or foreign law, statute, ordinance, common law, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award or agency requirement of any Governmental Authority.
“Legal Proceeding” means any claim, action, charge, lawsuit, administrative proceeding, arbitration, mediation, litigation, or other similarly formal legal proceeding or (to the Knowledge of the Company, as used in relation to the Company) any audit, investigation or similar inquiry, brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
“Material Contract” means any of the following Contracts:
(a) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;
(b) any employment, management, severance, termination, retention, transaction bonus, change in control, consulting, relocation, repatriation, expatriation or similar Contract with any former or current employee, officer, individual independent contractor, or director of the Company or any of its Subsidiaries that is not terminable at will and without liability to the Company or any of its Subsidiaries in excess of $300,000, pursuant to which the Company or any of its Subsidiaries has or may have obligations;
(c) any Collective Bargaining Agreement;
(d) any Contract with any of the 15 largest (i) suppliers of the Company and its Subsidiaries, taken as a whole, determined on the basis of payments made to the applicable supplier by the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2021 (collectively, the “Material Suppliers”), or (ii) customers of the Company and its Subsidiaries, taken as a whole, determined on the basis of payments made to the Company and/or its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2021 (collectively, the “Material Customers”), that has a term of greater than one year and is not terminable without penalty upon notice of 90 days or less, other than ordinary-course non-disclosure agreements, quotes, purchase orders, invoices or Contracts ancillary to the main agreement governing the supply or customer relationship between the applicable Material Supplier or Material Customer and the Company;
(e) any Contract with any Person listed under the heading “Material Contract Parties” in Section 1.1 of the Company Disclosure Letter;
(f) any IP Contract;
(g) any material Contract providing for the development of material Intellectual Property by or for the Company, including any material Contract by which the Company has agreed to transfer ownership of any such material Intellectual Property to a third Person on or after the date hereof (in each case, other than (i) any Contract entered into in the ordinary course of business and (ii) employee invention assignment agreements between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries);
(h) any material Contract containing any covenant or other provision by the Company or any of its Subsidiaries (i) to not engage in any material line of business or to not compete with any Person in any line of business that is material to the Company; (ii) to not engage in any business that is material to the Company with any third Person or levying a fine, charge or other payment for doing so; or (iii) granting “most favored nation” pricing or “exclusivity” status to a third Person;
(i) any material Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person other than the Company;
(j) any Contract (i) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $2,000,000 after the date of this Agreement; or (ii) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;
(k) any Contract that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $250,000 individually or $500,000 in the aggregate;
(l) (i) any mortgages, indentures, guarantees, loans or credit agreements, bonds, debentures, notes, debt securities, security agreements or other material Contracts relating to the borrowing of money or extension of credit or other indebtedness for borrowed money, (ii) all capitalized or finance lease obligations as determined under GAAP, or (iii) any interest rate, commodity or currency protection agreement or similar hedging agreement, in each case, other than (A) accounts receivables and payables in the ordinary course of business; and (B) loans to Subsidiaries of the Company in the ordinary course of business;
(m) any material Lease set forth in Section 3.14(b) of the Company Disclosure Letter;
(n) any material Contract or other arrangement accelerating or providing for the payment, funding, increase or vesting of any benefits, compensation or other rights in connection with the Merger;
(o) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms previously made available to Parent;
(p) any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement; and
(q) any Contract that involves a joint venture, the creation of a limited liability company or partnership agreement with any Person, including any Contracts involving any investment of the Company or its Subsidiaries in any other Person.
“NASDAQ” means The NASDAQ Global Select Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.
“Non-Recourse Parent Party” means each current, former, or future equityholder, controlling person, Affiliate, member, manager, general or limited partner, stockholder, incorporator, director, officer, employee, agent, attorney, advisor or other Representative, successor, or assignee of any of the Financing Sources, Financing Source Related Parties, Parent, Merger Sub or the Guarantor (including any Person negotiating or executing this Agreement on behalf of such a party), and any current, former, or future equityholder, controlling person, Affiliate, member, manager, general or limited partner, stockholder, incorporator, director, officer, employee, agent, attorney, advisor or other Representative, successor, or assignee of any of the foregoing.
“Open Source Materials” means any Software that is licensed, provided or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

“Parent Related Parties” means, collectively, the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Financing Source Related Parties, Affiliates (other than Parent, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub, Guarantor or each of their respective Affiliates.
“Permitted Liens” means any of the following: (a) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that attach as a matter of law that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) leases, subleases and licenses (other than capital leases, finance leases and leases underlying sale and leaseback transactions); (d) liens imposed by applicable Law (other than Tax Law); (e) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (g) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (i) non-exclusive licenses under Company Intellectual Property; or (j) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.
“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
“Personal Information” means information identifying an individual that is regulated or protected by one or more applicable federal, state, foreign, or multi-national information privacy or security Laws, including Data Protection Legislation, including, but not limited to, an individual’s name, address, credit or payment card information, bank account number, email address, date of birth, government-issued identifier, social security number, PHI as defined by HIPAA, and “Sensitive Data” as that term is defined in the GDPR and UK GDPR.
“PHSA” means the United States Public Health Service Act.
“Processing” has the meaning ascribed to such term in the GDPR and UK GDPR.
“Product” means any product, service, drug, biologic, medical device, intermediate, component, or accessory designed, procured, developed, manufactured, produced, packaged, labeled, distributed, exported, imported, handled, sold, or promoted by, or on behalf of, the Company or any of its Subsidiaries.
“Registered Intellectual Property” means all United States, international and foreign (a) Patents and Patent applications (including provisional applications) pending as of the date of this Agreement; (b) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks) pending as of the date of this Agreement; (c) registered Copyrights and applications for Copyright registration pending as of the date of this Agreement, and (d) domain names.
“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses, franchises, accreditations, consents, clearances or any other permits granted by any Governmental Authority related to any Product, including import and export authorizations, establishment registrations, product listings, premarket clearances and notifications, premarket approvals, investigational device exemptions, and emergency use authorizations, or that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law or Device Regulatory Law and material to or legally required for the operation of the business of the Company and its Subsidiaries as currently conducted.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration into or through the environment.

“Required Financing Information” means
(a) the audited consolidated balance sheet, statement of cash flows and statement of income (or operations) of the Company as of and for the most recently completed fiscal year ended at least 90 days prior to the Closing Date; and
(b) an unaudited balance sheet and related statements of income (or operations) and cash flows of the company as of the end of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended on or after the most recent financial statements delivered pursuant to the forgoing clause (a) and at least 60 days prior to the Closing Date;
provided that if the Company in good faith reasonably believes that it has delivered the Required Financing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed any such delivery), in which case, the Company shall be deemed to have delivered the Required Financing Information as of the date of delivery of such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financing Information and, within three Business Days after the delivery of such notice to the Parent, the Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financing Information the Company has not delivered), it being understood that delivery of such written notice shall not prejudice the Company’s right to assert that the Required Financing Information has been delivered.
“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under applicable Sanctions Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions list or export-related restricted party, including, without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any Person located, organized, or resident in any country or region that is the subject or target of comprehensive sanctions under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine, collectively, the “Sanctioned Territories”); or (c) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clauses (a) or (b).
“Sanctions Laws” means all applicable U.S. and non-U.S. regulations, statutes, measures, and orders relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the United Kingdom, and the European Union.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission or any successor thereto.
“Securities Act” means the Securities Act of 1933.
“Software” means computer programs and applications (whether in source code, object or executable code form), including firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software implementations of application programming interfaces, software implementations of databases and software development tools.
“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member, or holds more than 50% of the membership interest of such company, and has the power to direct the policies, management and affairs of such company; or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.
“Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account the timing, likelihood of consummation, all legal, regulatory and financing aspects of the proposal and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and is more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, and the Limited Guaranty, made or proposed in writing by Parent prior to the time of such determination that, if accepted by the Company, would be binding upon Parent and Merger Sub). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
“Tax” means any and all United States federal, state and local and non-United States taxes, assessments, charges, duties, fees, levies, and other governmental charges and impositions in the nature of taxes (including, without limitation, taxes based upon or measured by gross receipts, estimated, privilege, fuel, ad valorem, customs, duties, license, environmental, alternative minimum, add-on minimum, utility, windfall profits, franchise, capital stock, real property, personal property, tangible withholding, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, workers’ compensation, value-added, and all other taxes of any kind, whether disputed or not), including any liability for the payment of any such amounts as a result of being a member of any affiliated, combined, consolidated, or unitary tax group (within the meaning of Code Section 1504(a) or any similar provision of local, state, or non-United States Law covering any Tax purpose and any Taxes of any kind) or as a result of being liable for another person’s taxes (whether as a transferee or successor or under any written or unwritten tax sharing agreement, under operation of Law or otherwise), interest additions to tax, or penalties with respect to any of the foregoing.
“Technology” means any algorithms, diagrams, inventions (whether or not patentable), invention disclosures, know-how, and other proprietary information, lab notebooks, prototypes, methods, processes, formulae, compositions, routines, protocols, schematics, specifications, technical data, Software, mask works, user interfaces, databases and data collections, works of authorship, business plans, proposals, designs, customer data, financial information, pricing and cost information, bills of material, reports, performance data, quality data and any other forms of technical information, but, in each case, not the Intellectual Property therein, which is addressed separately.
“Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, other than any Legal Proceedings among the Parties related to this Agreement, the Limited Guaranty or the Commitment Letters.
“Transactional Matters” means, collectively, (a) this Agreement, any agreements or documents executed in connection herewith or contemplated hereby (including the Commitment Letters and the Limited Guaranty), (b) the negotiation, execution or performance of this Agreement, any agreements or documents executed in connection herewith or contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or such documents), (c) any transactions contemplated by this Agreement or any agreements or documents executed in connection herewith or contemplated hereby, (d) any breach, violation or termination of this Agreement (including the failure of any representation and warranty to be true or accurate) or any agreements or documents executed in connection herewith or contemplated hereby, (e) any failure of the transactions contemplated by this Agreement (including the Merger) or any agreements or documents executed in connection herewith or contemplated hereby to be consummated, or (f) any claims or actions under applicable Laws based upon, arising under, out or by reason of, connected with, or related in any manner to any of the foregoing.
“WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local Law, regulation or ordinance.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
AAA	9.10(a)(i)
Advisor	3.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)
Alternative Debt Financing	6.5(a)
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Closing	2.3
COBRA	3.18(f)
Commercial Rules	9.10(a)(i)
Commitment Letters	4.11(a)(ii)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Restricted Stock Consideration	2.8(a)
Company Restricted Stock Unit Consideration	2.8(b)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1
Cut-Off Date	5.3(a)
Data Protection Requirements	3.16(j)(ii)
Debt Commitment Letter	4.11(a)(i)
Debt Financing	4.11(a)(i)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
D&O Insurance	6.10(c)
DTC	2.9(d)
Early ESPP Exercise Date	2.8(f)
Effect	1.1
Effective Time	2.2
Electronic Delivery	9.13
Employee Plans	3.18(a)
Enforceability Limitations	3.2
Enforcement Costs	8.3(e)
Equity Commitment Letter	4.11(a)(ii)
Equity Financing	4.11(a)(ii)
ESPP	2.8(f)
Exchange Fund	2.9(b)
Fair Value	4.13(e)(i)
Fee Letter	4.11(a)(i)
Financing	4.11(a)(ii)

Term	Section Reference
Financing Source Provisions	8.4
Go-Shop Period End Date	5.3(a)
Guarantor	Recitals
Indemnified Persons	6.10(a)
International Employee Plans	3.18(j)
Intervening Event	5.3(e)(i)
IP Contracts	3.16(e)
IT Systems	3.16(j)(i)
KYC Deliverables	6.6(a)(viii)
Lease	3.14(b)
Leased Real Property	3.14(b)
Limited Guaranty	Recitals
Malicious Code	3.16(l)
Marks	1.1
Material Suppliers	1.1
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Non-Employee Holders	2.9(b)
New Plans	6.11(d)
Notice Period	5.3(e)(ii)(3)
Offering Period	2.8(f)
Old Plans	6.11(d)
Option Consideration	2.8(c)
Outside Date	8.1(c)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Account	8.3(b)(ii)
Parent Disclosure Letter	Article IV
Party	Preamble
Parent Termination Fee	8.3(c)
Patents	1.1
Payment Agent	2.9(a)
Payoff Letters	6.6(a)(v)
Permits	3.20
Per Share Price	2.7(a)(ii)
PHI	3.27(e)
Present Fair Salable Value	4.13(e)(ii)
Process Agent	9.10(a)(xiii)
Proxy Statement	6.3(a)
Purchase Period	2.8(f)
Recent SEC Reports	Article III
Representatives	5.3(a)
Required Financing Amount	4.11(c)
Requisite Stockholder Approval	3.4
Surviving Corporation	2.1
Tax Incentive	3.17(i)
Tax Returns	3.17(a)
Trade Control Laws	3.26(a)
Uncertificated Shares	2.9(c)

1.3 Certain Interpretations.
(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation”; and (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall.”
(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.
(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.
(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.
(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The preamble and the recitals set forth at the beginning of this Agreement are incorporated by reference into and made a part of this Agreement.
(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).
(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(n) No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or other document.

(o) The information contained in this Agreement and in the Company Disclosure Letter and the Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.
(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at http://www.intralinks.com or on the SEC EDGAR database prior to the execution and delivery of this Agreement or (ii) sent by email to Parent’s outside counsel listed in Section 9.2 with an email subject line referencing “Prince: Made Available” prior to the execution and delivery of this Agreement.
(r) Any action that the Company Board is authorized to take under this Agreement may be taken by a committee of the Company Board to the extent such committee has been duly authorized to take such action.
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause a certificate of merger in customary form and substance (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3 The Closing. The closing of the Merger will take place at a closing (the “Closing”) to occur at 9:00 a.m., Eastern time, by electronic exchange of documents, on the later of (a) a date which shall be the third Business Day after the satisfaction or waiver in accordance with this Agreement by the Party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the Party having the benefit of the applicable condition) of all conditions at the Closing); or (b) at such other place, date and time as the Company and Parent may agree in writing; provided that in no event will the Closing occur before the sixtieth day following the date hereof.
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws.
(a) Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended (subject to the provisions of Section 6.10(a)) in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that (i) the name of the Surviving Corporation will be the name of the Company, (ii) the certificate of incorporation of the Surviving Company shall omit any provisions of the certificate of incorporation of Merger Sub which named the incorporator or incorporators, the initial board of directors and the original subscribers for shares and (iii) the certificate of incorporation of the Surviving Company shall contain provisions with respect to indemnification, exculpation and advancement of expenses that are identical to the indemnification, exculpation and advancement of expenses provisions set forth in the Charter.
(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
2.6 Directors and Officers.
(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal.
2.7 Effect on Capital Stock.
(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:
  (i) each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;
  (ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares but including each share of Company Restricted Stock) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $33.50, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9(c) (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11) (or, in the case of Company Restricted Stock, in accordance with the provisions, and without duplication, of Section 2.8(a)); and
  (iii) each share of Company Common Stock that is (1) owned by the Company as treasury stock; (2) owned by Parent or Merger Sub; or (3) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend of securities convertible into Company Common Stock), reclassification, combination, or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.
(c) Statutory Rights of Appraisal.
  (i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such shares of

Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9(c) (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).
  (ii) The Company will give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands in respect of Dissenting Company Shares.
2.8 Equity Awards.
(a) Company Restricted Stock. Except as set forth on Section 2.8 of the Company Disclosure Letter, at the Effective Time, each share of Company Restricted Stock outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the Per Share Price (the “Company Restricted Stock Consideration”). The payment of the Company Restricted Stock Consideration will be subject to withholding for all required Taxes.
(b) Company Restricted Stock Units. Except as set forth on Schedule 2.8 of the Company Disclosure Letter, at the Effective Time, each Company Restricted Stock Unit outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) (1) with respect to Company Restricted Stock Units that are only subject to time-vesting requirements, the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit and (2) with respect to Company Restricted Stock Units that are subject to time- and performance-vesting requirements, the total number of shares of Company Common Stock determined to be performance vested with the performance goals deemed achieved at maximum levels and with the remaining time-vesting requirements deemed satisfied (the “Company Restricted Stock Unit Consideration”). The payment of the Company Restricted Stock Unit Consideration will be subject to withholding for all required Taxes.
(c) Company Options. At the Effective Time, each Company Option (or portion thereof) that is outstanding, whether vested or unvested as of immediately prior to the Effective Time and that is an In-the-Money Company Option will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option); multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding anything to the contrary in this Agreement, at the Effective Time all Company Options that are not In-the-Money Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes.
(d) Payment Procedures. Except as set forth on Section 2.8(d) of the Company Disclosure Letter, no later than the second regularly-scheduled payroll cycle of the Surviving Corporation following the Effective Time (or, with respect to any Company Restricted Stock Units that constitute nonqualified deferred compensation subject to (and within the meaning of) Section 409A of the Code, at the earliest practicable time permitted under the applicable Employee Plan or Section 409A of the Code that will not trigger a tax or penalty under Section 409A of the Code), the Company or the Surviving Corporation shall pay to the applicable holders of Company Restricted Stock, Company Restricted Stock Units and In-the-Money Company Options, through its payroll system or payroll provider, as applicable, all amounts required to be paid to such holders in respect of such Company Restricted Stock, Company Restricted Stock Units or In-the-Money Company Options that are cancelled and converted pursuant to Section 2.8(a), Section 2.8(b) and Section 2.8(c), as applicable. All such payments will be less any required withholding Taxes. Notwithstanding the foregoing, in the case of any payment owed to a holder of Company Restricted Stock, Company Restricted Stock Units or In-the-Money Company Options pursuant to Section 2.8(a), Section 2.8(b) or Section 2.8(c), as applicable, who is not a current or former employee of the Company or any of its Subsidiaries, the applicable payments shall be made through the Payment Agent pursuant to Section 2.9. All such payments will be less any required withholding Taxes.
(e) Further Actions. The Company will pass resolutions necessary to effect the cancellation and exchange, as applicable, of Company Restricted Stock, Company Restricted Stock Units and Company Options upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act), and, in exchange for the payment of the consideration provided for under this Section 2.8, terminate all Company Restricted Stock awards, all Company Restricted Stock Units, all Company Options and all Company Stock Plans and (if applicable) the ESPP, as of the Effective Time, and terminate the provisions in any other Employee Plan, Contract or arrangement providing for the issuance or grant or vesting of any other interest in respect of the capital stock of the Company or any of its Subsidiaries as of the Effective Time (but subject to the consummation of the Merger) without any liability to Parent, the Company, and Merger Sub. The Company will ensure that, following the Effective Time, no participant in any Company Stock Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.
(f) Treatment of Employee Stock Purchase Plan. With respect to the Company’s Amended and Restated 2011 Employee Stock Purchase Plan if such plan is approved by the Company’s stockholders at its 2022 annual meeting (the “ESPP”), as soon as practicable following the date of this Agreement, the Company Board will adopt resolutions or take all other actions as may be required to provide that (i) no new participants will commence participation in the ESPP after the date of this Agreement; (ii) no participant in the ESPP will be allowed to increase his or her payroll contribution rate in effect as of the date of this Agreement or make separate non-payroll contributions on or following the date of this Agreement; and (iii) no new Offering Period (as defined in the ESPP) or Purchase Period (as defined in the ESPP) will commence or be extended pursuant to the ESPP, in each case, after the date of this Agreement. With respect to each Offering Period that would otherwise be in effect on the Closing Date, the Company shall take action to provide that such Offering Period shall terminate on the date immediately preceding the Closing Date or any earlier date mutually agreed to in writing between Parent and the Company (any date, the “Early ESPP Exercise Date”). The Company shall take all action to terminate the ESPP no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).
2.9 Exchange of Certificates.
(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.
(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, (i) for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock have become entitled pursuant to Section 2.7, and (ii) for payment to the holders of Company Restricted Stock, Company Restricted Stock Units and/or In-the-Money Company Options pursuant to Section 2.8(a), Section 2.8(b) and/or Section 2.8(c), as applicable, who are not current or former employees of the Company or any of its Subsidiaries (collectively, “Non-Employee Holders”), an amount in cash equal to the aggregate consideration to which such holders of Company Restricted Stock, Company Restricted Stock Units and/or In-the-Money Company Options have become entitled pursuant to Section 2.8(a), Section 2.8(b) and/or Section 2.8(c). Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (1) there are any losses with respect to any investments of the Exchange Fund; (2) the Exchange Fund diminishes or is otherwise for any reason below the level required for the Payment Agent to promptly pay the cash amounts owed pursuant to Section 2.7 and/or the cash amounts owed to Non-Employee Holders pursuant to Section 2.8(a), Section 2.8(b) and/or Section 2.8(c); or (3) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts owed pursuant to Section 2.7 and/or the cash amounts owed to Non-Employee Holders pursuant to Section 2.8(a), Section 2.8(b) and/or Section 2.8(c) for any reason, Parent will, or will cause the Surviving Corporation to, promptly add to, replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments owed pursuant to Section 2.7 and the payments amounts owed to Non-Employee Holders pursuant to Section 2.8(a), Section 2.8(b) and/or Section 2.8(c). Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (1) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares, Owned Company Shares and shares of Company Restricted Stock) (the “Certificates”); and (2) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares, Owned Company Shares and shares of Company Restricted Stock) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11), the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (I) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (II) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.
(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (x)(i) the number of shares of Company Common Stock (other than Owned Company Shares, Company Restricted Stock and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (ii) the Per Share Price plus (y) the aggregate amount in cash owed to Non-Employee Holders pursuant to Section 2.8(a), Section 2.8(b) and Section 2.8(c).
(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.
(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.
2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Restricted Stock, Company Restricted Stock Units or Company Options or any other Person such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Law. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately after the Effective Time will take all such lawful and necessary action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports, filed or furnished with the SEC pursuant to the Exchange Act on or after December 31, 2018 and prior to the date of this Agreement (other than forward-looking disclosures set forth under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk,” it being understood that any factual information contained therein shall not be excluded) (the “Recent SEC Reports”) (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed with respect to a representation or warranty in this Article III only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that it is applicable to representation or warranty; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 3.7(a) or Section 3.7(c)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its properties or assets owned or leased or the nature or the conduct of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified, licensed or in good standing has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Second Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in violation of the Charter or the Bylaws.
3.2 Corporate Power; Enforceability. The execution and delivery of this Agreement by the Company, and assuming receipt of the Requisite Stockholder Approval and that the representations of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, the performance by the Company of its covenants and obligations hereunder (including the consummation of the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company and (ii) subject to the receipt of the Requisite Stockholder Approval and assuming that the representations of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, the performance by the Company of its covenants and obligations hereunder (including the consummation of the Merger). This Agreement has been duly executed and delivered by the Company and the due authorization, execution and, assuming that the representations of Parent and Merger Sub set forth in Section 4.6(b), delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (1) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (2) is subject to general principles of equity (the “Enforceability Limitations”).
3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.
(a) Company Board Approval. The Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved, subject to Section 5.3, to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (such recommendation in this clause (iii), the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.
(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Stifel, Nicolaus & Company, Incorporated (the “Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions and limitations set forth therein, the Per Share Price to be received in the Merger by the holders of shares of Company Common Stock (other than Owned Company Shares or Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).
(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.
3.4 Requisite Stockholder Approval. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.
3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, and, assuming compliance with the matters referred to in Section 3.6 and receipt of the Requisite Stockholder Approval, the performance by the Company of its covenants and obligations hereunder (including the consummation of the Merger) do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming that the representations of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens), or any right of first refusal or forced sale to a third party of, upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or liens that have not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect.
3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company or any Subsidiary thereof (a) in connection with the execution, delivery and performance of this Agreement by the Company or (b) the performance by the Company of its covenants and obligations pursuant to this Agreement (including the consummation of the Merger), except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including the Proxy Statement and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws and Foreign Investment Laws; (iv) compliance with the rules and regulations of NASDAQ; (v) the receipt of Regulatory Authorizations set forth on Schedule 3.6 of the Company Disclosure Letter; (vi) any other actions or filings required solely by reason of the participation of Parent or Merger Sub and (vii) such other Consents the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.
3.7 Company Capitalization.
(a) Capital Stock. The authorized capital stock of the Company consists of (i) 120,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on April 12, 2022 (such time and date, the “Capitalization Date”), (1) 34,576,114 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to the Company Restricted

Stock Units and Company Options, as referred to in clauses (i) and (ii) of Section 3.7(a) and any shares held by the Company as treasury shares, but includes 402,878 shares of Company Restricted Stock); (2) no shares of Company Preferred Stock were issued and outstanding; and (3) the ESPP has not become effective and there are no shares reserved for issuance under the ESPP. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued or granted any Company Securities, other than the issuance of Company Securities upon the exercise or settlement (as applicable) of Company Restricted Stock Units or Company Options outstanding as of the Capitalization Date.
(b) Stock Reservation. As of the Capitalization Date, the Company has reserved 1,785,766 shares of Company Common Stock that remain available for future issuance pursuant to the Company Stock Plans and, if approved by the Company’s stockholders at its 2022 annual meeting, 750,000 shares of Company Common Stock shall be reserved for future issuance pursuant to the ESPP (excluding shares of Company Common Stock subject to outstanding Company Restricted Stock Units and Company Options as of the Capitalization Date, for purposes of this sentence, deducting from shares that remain available for future issuance pursuant to the Company Stock Plans two-and-a-half shares of Company Common Stock for each share of Company Common Stock subject to a Company Restricted Stock Unit (and assuming target-level performance, where applicable) and each outstanding share of Company Restricted Stock and one share of common stock for each share of Company Common Stock subject to a Company Option). As of the Capitalization Date, there were (i) outstanding Company Restricted Stock Units representing the right to receive up to 1,157,685 shares of Company Common Stock (assuming the achievement of all applicable performance goals at maximum levels); (ii) outstanding Company Options to acquire 203,096 shares of Company Common Stock, all of which are In-the-Money Company Options with a weighted average exercise price of $20.68; and (iii) zero shares of Company Common Stock subject to outstanding purchase rights under the ESPP.
(c) Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than the Company Capital Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. As of the date hereof, the Company does not have a stockholder rights plan in effect. The Company does not have any declared, but unpaid, dividends or distributions outstanding with respect to any Company Securities.
(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.
(e) Equity Award Grants. Each Company Option (i) was granted with an exercise price equal to or greater than the fair market value of such underlying Company Security on the date of grant (as determined in accordance with Section 409A of the Code), and (ii) has not had its exercise date or grant date delayed or “back-dated.” Each award of Company Restricted Stock, Company Option and Company Restricted Stock Unit has been issued in compliance in all material respects with the applicable Company Stock Plan under which it was granted and all applicable Laws. Section 3.7(e) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of: (1) each outstanding Company Option, including (A) the name of the holder thereof, (B) the number of shares of Company Common Stock issuable upon exercise of such Company Option, (C) the exercise price with respect thereto, (D) the applicable grant date thereof, (E) the expiration date thereof, (F) the vesting conditions thereto, (G) the Company Stock Plan under which it was issued, and (H) whether such Company Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code; (2) each Company Restricted Stock Unit, including (A) the name of the holder thereof, (B) the total number of shares of Company Common Stock that may be issued pursuant thereto, (C) the applicable grant date thereof, (D) the vesting conditions thereof, and (E) the Company Stock Plan under which it was issued; and (3) each award of Company Restricted Stock, including (A) the name of the holder thereof, (B) the total number of shares of Company Common Stock subject thereto, (C) the applicable grant date thereof, (D) the vesting conditions thereof, (E) the applicable repurchase price, if any, and (F) the Company Stock Plan under which it was issued.
3.8 Subsidiaries.
(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company that is not wholly owned, directly or indirectly, by the Company. Each Subsidiary of the Company (i) is duly incorporated or formed, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company that is not wholly owned, directly or indirectly, by the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.
(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each “significant subsidiary” of the Company, except for director’s qualifying or similar shares described on Section 3.8(b) of the Company Disclosure Letter, is owned, directly or indirectly, by the Company, free and clear of all liens (other than liens securing indebtedness for borrowed money to be discharged at or promptly after Closing) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.
(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any “significant subsidiary” of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any “significant subsidiary” of the Company, or that obligate any “significant subsidiary” of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any “significant subsidiary” of the Company; or (iii) obligations of any “significant subsidiary” of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such “significant subsidiary” to any Person other than the Company or one of its Subsidiaries.
(d) Other Investments. Except for equity interests held in the ordinary course of business as passive investments as part of the Company’s cash management or compensation programs, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person, which securities, interests or investments have a value of at least $1,500,000.

3.9 Company SEC Reports. Since December 31, 2018, the Company has filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished with the SEC, including all exhibits thereto and information incorporated by reference therein, pursuant to applicable laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.
3.10 Company Financial Statements; Internal Controls; Indebtedness.
(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-K or Form 10-Q with respect to any financial statements filed on such form); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any material off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that such system was effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2021. Since December 31, 2021, to the Knowledge of the Company, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and conclude, after such assessment, that such system was effective. Since December 31, 2021, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the

Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (1) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (2) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.
3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP (or notes thereto), other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after the date of the Audited Company Balance Sheet; (d) executory obligations under Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business that do not arise out of any breach or default under such Contract on the part of the Company or any of its Subsidiaries; or (e) that have not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect.
3.12 Absence of Certain Changes.
(a) No Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet through the date hereof, (i) except for events giving rise to and the discussion and negotiation of this Agreement or for actions taken reasonably and in good faith to respond to COVID-19 or COVID-19 Measures, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.
(b) Forbearance. Since the date of the Audited Company Balance Sheet, the Company has not taken any action that would be prohibited by Section 5.2(k)(ii) (compensation and benefits increase), Section 5.2(l) (legal proceedings settlement) and Section 5.2(m) (assets revaluation), if taken or proposed to be taken after the date of this Agreement.
3.13 Material Contracts.
(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date hereof (other than any Material Contracts contemplated by clause (a) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.
(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be valid and binding or in full force and effect that would not have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.
(c) Notices from Material Suppliers and Material Customers. Since the date of the Audited Company Balance Sheet to the date of this Agreement, the Company has not received any notice in writing from any Person indicating that such Person intends to terminate, or not renew, any Material Contract with any Material Supplier or Material Customer, except for such notices to terminate or not renew any Material Contract with any Material Supplier or Material Customer that would not have a Company Material Adverse Effect.
3.14 Real Property.
(a) Owned Real Property. Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the real property owned by the Company or any of its Subsidiaries (such property, the “Owned Real Property”). There are no pending or, to the Knowledge of Company, threatened condemnation proceedings, lawsuits, or administrative actions relating to any Owned Real Property or other matters affecting and adversely impairing the current use, occupancy, or value thereof, except for such proceedings, lawsuits, or administrative actions that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no options or rights of first refusals to purchase or lease the Owned Real Property or any material portion thereof. All mechanical, structural systems and improvements located on the Owned Real Property are in good working order; and the roof, basement and foundation walls of the buildings and improvements located on the Owned Real Property are in good condition and free of leaks and other structure or material defects, including, without limitation, the effects of flooding, subsidence, rising dame, wet or dry rot or any infestation, except for such defects that would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company or one of its Subsidiaries, as applicable, has good and valid title to the Owned Real Property reflected as owned on the most recent financial statements contained in the Company SEC Reports free of any liens (other than Permitted Liens).
(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments, extensions, renewals, guaranties and supplements thereto). With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) to the Knowledge of the Company, there are no disputes with respect to such Lease; (iii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iv) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Lease. The Owned Real Property and the Leased Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company.
3.15 Environmental Matters. Except as set forth in Section 3.15 of the Company Disclosure Letter, (a) the Company is, and since December 31, 2018 has been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all material Permits required pursuant to Environmental Laws for the operation of the business of the Company, including its occupation of the Leased Real Property, (b) there are no Legal Proceedings or orders pending or, to the Knowledge of the Company, threatened against the Company alleging or regarding material violations of or liability under any Environmental Law or relating to Hazardous Materials, (c) the Company does not and has not manufactured, distributed, treated, stored, transported, disposed of, arranged for or permitted the disposal of, Released, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials (including any products containing Hazardous Materials), that has given rise to or would give rise to material liabilities for the Company under Environmental Laws, and (d) the Company has not assumed, provided an indemnity with respect to, or otherwise become subject to any material liability of any other Person relating to Environmental Laws or Hazardous Materials. The Company has furnished to Parent all material, non-privileged environmental, health or safety assessments, audits, reports and any other documents relating to environmental, health or safety matters, relating to the Company or any of its past or current properties, facilities or operations, which are in its possession, custody or control.
3.16 Intellectual Property.
(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been applied for, issued or registered and (i) no Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any Company Registered Intellectual Property remain unresolved as of the date of this Agreement; (ii) the Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices; and (iii) none of the Company Registered Intellectual Property is jointly owned with any third Person.

(b) No Order. No Company Intellectual Property is subject to any contractual commitment, or any Legal Proceeding or outstanding order issued by a Governmental Authority, with respect to the Company restricting in any material respect the use, transfer or licensing thereof by the Company or any of its Subsidiaries of such Company Intellectual Property.
(c) Validity; Absence of Liens. All Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable. No interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is, or has been, pending or to the Knowledge of the Company, threatened in writing against the Company challenging the scope, validity or enforceability of any material Company Registered Intellectual Property. The Company or one of its Subsidiaries exclusively owns each item of Company Intellectual Property free and clear of any liens (other than Permitted Liens).
(d) Sufficiency. (i) The Company or its Subsidiaries own or otherwise have the right to use all Intellectual Property used in, held for use in, or necessary for the conduct the businesses of the Company and its Subsidiaries as currently conducted, including regarding the design, development, license, sale, provision, maintenance, support and use of all Products, in each case, in all material respects and (ii) except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries possess, and own or otherwise have the right to use, all Technology currently used in, held for use in, or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted; provided that nothing in this Section 3.16(d) shall be construed as a representation or warranty that the Company or any of its Subsidiaries has not infringed, misappropriated, or otherwise violated any Intellectual Property.
(e) IP Contracts. Section 3.16(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Contracts to which the Company or any of its Subsidiaries is a party (i) with respect to Company Intellectual Property that is licensed to any third party or for which the Company or any of its Subsidiaries have covenanted not to sue for infringement or misappropriation, other than any (1) non-disclosure agreements and (2) non-exclusive licenses granted by the Company or its Subsidiaries, in each case, entered into in the ordinary course of business; or (ii) pursuant to which a third party has licensed any Intellectual Property to the Company or any of its Subsidiaries that is used in, held for use in or necessary to the operation of the business of the Company or its Subsidiaries, other than any (1) non-disclosure agreements, (2) employee invention assignment agreements and similar agreements with individual independent contractors, in each case, entered into in the ordinary course of business; and (3) non-exclusive licenses of commercially available Technology (including “off-the-shelf” Software and Software as a service or “SaaS”) (all such Contracts, the “IP Contracts”).
(f) No Infringement. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as such business currently is conducted (including the manufacture and sale of the Company’s and its Subsidiaries’ Products) does not infringe, misappropriate or otherwise violate (and has not, since December 31, 2018, infringed, misappropriated, or otherwise violated) the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in any manner that has resulted or could reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole.
(g) No Notice of Infringement. Since December 31, 2018, neither the Company nor any of its Subsidiaries has received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company or any of its Subsidiaries or of the Company’s or any of its Subsidiaries’ Products infringes, misappropriates or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in a manner that has resulted or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.
(h) No Third Person Infringement. Neither the Company nor any of its Subsidiaries has provided any third Person with written notice claiming that such third Person is infringing, misappropriating or otherwise violating any material Company Intellectual Property and the matter remains unresolved as of the date of this Agreement. To the Knowledge of the Company, no such activity has or is occurring that has resulted or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.
(i) Proprietary Information. The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s material confidential information and material trade secrets or any material trade secrets or material confidential information of third Persons provided to the Company or any of its Subsidiaries. Without limiting the foregoing, except as has not resulted or could not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as whole, each of the Company and its Subsidiaries has in place a practice requiring each officer, employee, consultant, individual independent contractor, or other personnel engaged in the development of any Intellectual Property or technology for the Company or its Subsidiaries to execute a proprietary information and confidentiality agreement, which, to the extent permitted by Law, irrevocably and presently assigns ownership of all Intellectual Property developed or created by such personnel for the Company or its Subsidiaries under the applicable agreement to the Company or its Subsidiaries.
(j) Data Security and Privacy.
  (i) The information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases of the Company and its Subsidiaries (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including Personal Information) used in connection with their businesses. The Company and its Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.
  (ii) The Company and each of its Subsidiaries (a) maintain policies and procedures regarding the security and privacy of Personal Information collected by the Company and each of its Subsidiaries that are in compliance in all material respects with Data Protection Legislation, and (b) are, and since December 31, 2018, have been, in compliance in all material respects with such policies and procedures, with all applicable requirements (including notification, consent and transfer requirements) of the Data Protection Legislation (including those relating to the cross-border transfer, handling, or processing of any Personal Information), and with contractual obligations relating to the Processing of Personal Information and applicable industry standards, that are binding on the Company and each of its Subsidiaries (collectively, “Data Protection Requirements”). To the Knowledge of the Company, the Company and its Subsidiaries have obtained written agreements from all subcontractors that Process Personal Information on behalf of the Company and its Subsidiaries that satisfy the requirements of applicable Data Protection Requirements, and to the Knowledge of the Company, no such subcontractor is in material breach of any such agreement. Since December 31, 2018, there have been no material losses or thefts of, unauthorized access to, acquisition of, or unlawful Processing of, or data breaches and security breaches with respect to, Personal Information Processed by or on behalf of the Company or any of its Subsidiaries or IT Systems. Since December 31, 2018, to the Knowledge of the Company and its Subsidiaries have not been required to give notice to any customer, supplier, Governmental Authority, data subject, or other Person of any actual or alleged data security breaches or data security failures or noncompliance pursuant to any applicable Data Protection Requirement. Since December 31, 2018, (A) neither the Company nor any of its Subsidiaries (1) has received any written notice alleging noncompliance by the Company or any of its Subsidiaries with applicable Data Protection Requirements (including any written enforcement notice, deregistration notice or transfer prohibition notice) from any Data Protection Authority or other Person, or (2) is or has been the subject of any written complaint, investigation, inquiry or enforcement proceedings by any Data Protection Authority, Governmental Authority or other Person regarding any offence or alleged offence by the Company or any of its Subsidiaries under Data Protection Legislation, and (B) no such investigation, inquiry or proceedings have been threatened in writing or are pending against the Company or its Subsidiaries.
(k) Source Code. Except as set forth in Section 3.16(k) of the Company Disclosure Letter, the Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies Company Intellectual Property to any Person.
(l) Malicious Code. To the Knowledge of the Company, no IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or facilitate any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). The Company and its Subsidiaries implement industry standard measures that prevent the introduction of Malicious Code into IT Systems, including firewall protections and regular virus scans.

(m) Open Source. Section 3.16(m) of the Company Disclosure Letter sets forth an accurate and complete list of all Open Source Materials included in, combined with, or used in the delivery of material Company Intellectual Property.
(n) Government or University Funding. No funding, facilities, or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Company Intellectual Property. No Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center (i) owns or otherwise holds, or has the right to obtain, any rights to any Company Intellectual Property, (ii) has imposed or purported to impose, or has the right, whether contingent or otherwise, to impose, any obligations or restrictions on the Company and each of its Subsidiaries with respect to the licensing or granting of any Intellectual Property, or (iii) is entitled to receive any royalties or other payments from the Company or its Subsidiaries.
(o) Standards Bodies. The Company and its Subsidiaries are not and have never been a member of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property or to refrain from enforcing any Company Intellectual Property.
3.17 Tax Matters.
(a) Tax Returns. The Company and each of its Subsidiaries have timely filed (taking into account valid extensions) all material United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them, and all such filed Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.
(b) Taxes Paid. The Company and each of its Subsidiaries have timely paid (or withheld, with respect to any employee, shareholder, creditor, and other third Persons (and paid over any amounts withheld to the appropriate Tax authority)) all material amounts of Taxes (whether or not shown as due on any Tax Return) required to be paid or withheld. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.
(c) No Audits. No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress nor have any Tax authorities asserted or proposed in writing any pending audit or examination with respect to Taxes of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such pending audits or other examinations have been threatened or proposed other than in writing. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to any material Tax in that jurisdiction and, to the Knowledge of the Company, no such claim has been made other than in writing.
(d) Spin-offs and Similar Transactions. Neither the Company nor any of its Subsidiaries (nor any predecessor of the Company or any of its Subsidiaries) has constituted either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code or been involved in a transaction governed by a similar provision of state, local, or non-U.S. Law.
(e) No Listed Transaction. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).
(f) Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation with any third party, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law.
(g) Income Inclusion. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a transaction entered into on or prior to the Closing Date; (v) installment sale or open transaction made on or prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
(h) PFIC. No Subsidiary of the Company has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(i) No Special Arrangements. There are no material Tax holidays, concessions, exemptions, incentives, credits, rebates, “tax amnesties,” or formal or informal agreements (including an agreement for the deferred payment of any Tax liability) (any such item, a “Tax Incentive”) with any authority responsible for administering Taxes outside of the United States. All Tax Incentives enjoyed by the Company or any of its Subsidiaries have been in compliance with all applicable Laws and are not subject to reduction, revocation, cancellation, or any other changes (including retroactive changes) in the future, except through published changes to applicable law. No written notice with respect to the Company or any of its Subsidiaries has been received that indicates that any Tax Incentive with respect thereto may be repealed, cancelled, revoked, or required to be returned, and, to the Knowledge of the Company, no such notice or claim has been made other than in writing.
(j) Value-Added Tax (VAT). The Company and each of its Subsidiaries have materially complied with all applicable registration requirements, statutory provisions, rules, regulations, orders, and directions in respect of any value-added Tax, maintains and has obtained full and accurate records, invoices, and other documents appropriate or required for value-added Tax purposes in all material respects, has never been subject to any material interest, forfeiture, surcharge, or penalty related to value-added Tax, and has not been required to make any material adjustments pursuant to the European Union capital goods scheme for value-added Tax purposes.
(k) COVID-19 Tax Measures. The Company and each of its Subsidiaries have (i) complied in all material respects with all applicable Laws if it deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) complied in all material respects with all applicable Laws relating to any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not deferred any material payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with IRS Notice 2020-65 or any U.S. presidential memorandum or executive order and (iv) not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(l) Tax Liens. There are no material liens with respect to Taxes on any of the assets of the Company or its Subsidiaries (other than Permitted Liens).
3.18 Employee Plans.
(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all material Employee Plans. For purposes of this agreement, “Employee Plans” means: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, bonus, phantom stock, restricted stock, restricted stock unit, Company Restricted Stock Unit, Company Option, Company Restricted Stock, stock appreciation right, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control, fringe, welfare or other material benefit or compensation plans, programs, agreements, Contracts, policies or arrangements (whether or not in writing) maintained, sponsored or contributed to or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (1) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (2) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (3) the plan documents (including all amendments thereto) and summary plan descriptions; (4) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (5) any notices from the last three years to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan; and (6) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (B) any document comparable to the determination letter referenced pursuant to clause (2) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment.
(b) Absence of Certain Plans. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has within the past six years maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or otherwise has any current or contingent liability or obligation under or with respect to (including by reason of being treated as a single employer with any other entity under Section 414 of the Code): (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a defined benefit pension plan; or (iv) a plan that is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation (including under Title IV of ERISA) by reason of at any time being considered an ERISA Affiliate of any other Person.
(c) Compliance. Each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and compliance with all applicable Laws, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a current favorable determination or opinion letter from the IRS, and to the Knowledge of the Company nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Plan. With respect to each Employee Plan, all material contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.
(d) Employee Plan Legal Proceedings. There are no material Legal Proceedings or audits pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any administrator or fiduciary of any Employee Plan has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code or any breach of fiduciary duty (as determined under ERISA), in each case applicable to the Company, any of its Subsidiaries or any Employee Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.
(f) No Welfare Benefit Plan. No Employee Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, post-termination or retiree life insurance, health or other welfare benefits to any Person, except as may be required by Section 4980B of the Code or any similar Law (“COBRA”) and for which the recipient pays the entire premium cost. Each of the Company and its Subsidiaries has complied and are in compliance in all material respects with the requirements of COBRA.
(g) No Additional Rights. Neither the execution nor delivery of this Agreement nor the consummation of the Merger will, directly or indirectly, or either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or provision, funding or vesting of, any payment (whether in cash, property or the vesting of property and including any severance, change in control, stay or retention bonus or otherwise), benefit or other right becoming due to any former or current employee, officer, director or individual independent contractor, including under any Employee Plan (including any arrangement that would be an Employee Plan if in effect on the date hereof); (ii) increase any compensation, benefits or other rights otherwise payable or provided to any former or current employee, officer, director or individual independent contractor, including under any Employee Plan (including any arrangement that would be an Employee Plan if in effect on the date hereof); (iii) result in the forfeiture of compensation or benefits by any former or current employee, officer, director or individual independent contractor, including under any Employee Plan (including any arrangement that would be an Employee Plan if in effect on the date hereof); (iv) trigger the funding, setting aside of assets or any other obligation under, or result in the breach or violation of, any Employee Plan (including any arrangement that would be an Employee Plan if in effect on the date hereof); or (v) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time and without liability (other than costs and fees incurred in connection with any such action).
(h) Section 280G. No payment, benefit or other right that will be made or provided in connection with the Merger (whether alone or in conjunction with any other event, whether contingent or otherwise) will result in a parachute payment within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.
(i) Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A of the Code.
(j) International Employee Plans. Each Employee Plan that is subject to the laws of any jurisdiction other than the United States (each, an “International Employee Plan”) has been established, maintained and administered in compliance in all respects with its terms and conditions and with the requirements prescribed by any applicable Laws, except for instances of such noncompliance that would not have a Company Material Adverse Effect. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by applicable Law, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits).
3.19 Labor Matters.
(a) Union Activities. Neither the Company nor any of its Subsidiaries is or has at any time been a party to or bound by any Collective Bargaining Agreement. There are no pending or, to the Knowledge of the Company, threatened activities or proceedings of any labor or trade union to organize or represent any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, work stoppage, material grievance, material labor arbitration, unfair labor practice charge or other material labor dispute against or affecting the Company or any of its Subsidiaries, and no such labor disputes have occurred within the past three years.
(b) Compliance with Labor and Employment Laws. The Company and its Subsidiaries are in compliance and have complied with applicable Laws with respect to labor and employment (including, without limitation, applicable Laws regarding wage and hour requirements (including the classification of individual independent contractors and exempt and non-exempt employees)), terms and conditions of employment, disability rights or benefits, equal opportunity, plant closures and layoffs (including, but not limited to, WARN), affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not have a Company Material Adverse Effect. (i) All individuals who perform or have performed services for the Company or any Subsidiary thereof in the past three years have been properly classified in all respects under applicable Law as employees or individual independent contractors and for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and applicable state Law), (ii) no such individual has been improperly included or excluded from any Employee Plan and (iii) neither the Company nor any Subsidiary thereof has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications, except in the case of (i) and (ii) above, for instances that would not result in material liability to the Company and its Subsidiaries. Except as would not result in material liability to the Company and its Subsidiaries: (A) the Company and its Subsidiaries have timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and individual independent contractors under applicable Law, Employee Plan or Contract; and (B) neither the Company nor its Subsidiaries is liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.
(c) Withholding. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).
(d) During the three (3) years prior to the date of this Agreement, neither the Company nor any Subsidiary thereof has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in WARN).
(e) To the Company’s Knowledge, no executive of the Company or any Subsidiary thereof who is the Chief Executive Officer or reports directly to the Chief Executive Officer has any plans to terminate employment with the Company or such Subsidiary within the next twelve (12) months.
(f) In the past three (3) years, (i) no formal written allegations of sexual harassment have been made through the Company’s internal reporting procedures against any employee at the level of Vice President or above, other than any allegations that the Company or Subsidiary thereof determined, after due inquiry, did not have merit and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of Vice President or above.
3.20 Permits. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all permits, Regulatory Authorizations, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries comply with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.
3.21 Compliance with Laws. Since December 31, 2018, the Company and each of its Subsidiaries has been in compliance with all Laws and orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for any instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.17, Section 3.18(c) and Section 3.19(c); (d) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.18(c); (e) compliance with Laws and orders relating to privacy, data security, or Personal Information, which is exclusively addressed by Section 3.16(j); (f) compliance with labor law matters, which is exclusively addressed by Section 3.19; (g) compliance with Trade Control Laws and the FCPA, which is exclusively addressed by Section 3.26; or (h) compliance with Healthcare Laws and Device Regulatory Laws, which is exclusively addressed by Section 3.27. The Company is not a “TID U.S. business” as defined in the CFIUS regulations at 31 C.F.R. 800.248.
3.22 Legal Proceedings; Orders.
(a) No Legal Proceedings. Since December 31, 2018, there have not been any material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Since December 31, 2018, neither the Company nor any of its Subsidiaries has been subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Merger beyond the Outside Date or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.
3.23 Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that the Company believes is adequate for the operation of the business of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have, individual or in the aggregate, a Company Material Adverse Effect.
3.24 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.25 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.
3.26 Trade Controls; FCPA; Compliance.
(a) Trade Control Laws. Except as set forth in Section 3.26(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries has, within the last five years, (i) conducted its transactions in compliance with all applicable Sanctions Laws, Ex-Im Laws, anti-money laundering Laws and antiboycott requirements (collectively, “Trade Control Laws”), (ii) maintained in place and implemented controls and systems reasonably designated to ensure compliance with applicable Trade Control Laws, (iii) not engaged in any transaction or dealing, direct or indirect, with or involving a Sanctioned Territory or Sanctioned Person, and (iv) not been the subject of enforcement actions by any Governmental Authority or other legal proceedings; received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made voluntary or involuntary disclosure to a Governmental Authority; conducted any internal investigation; or, to the Knowledge of the Company, been the subject of investigations, in each case, with respect to any actual or alleged violations of Trade Control Laws or Anti-Corruption Laws, and has not been notified of any such pending or threatened actions.
(b) Neither the Company nor any Subsidiary, nor any officer or director, nor, to the knowledge of the Company, any employee, agent or other Person acting on behalf of the Company or any Subsidiary is or has been within the past five years (i) a Sanctioned Person, (ii) subject to debarment under any Trade Control Law, (iii) engaged in any transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person, or (iv) otherwise in violation of applicable Trade Control Laws.
(c) Anti-Corruption Laws. During the past five years, none of the Company, any of its Subsidiaries or, any officer, director, or employee, or, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any Subsidiary, has, directly or indirectly, (i) taken any action in furtherance of or that would cause them to be in violation of any provision of Anti-Corruption Laws; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in furtherance of a violation of, or in violation of, Anti-Corruption Laws.

3.27 Healthcare and Device Regulatory Compliance; Product Liability.
(a) The Company and its Subsidiaries are, and since December 31, 2018 to the date hereof have been, in compliance with all applicable Healthcare Laws and Device Regulatory Laws, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2018 to the date hereof, neither the Company nor any of its Subsidiaries has received any written (or to the Knowledge of the Company, oral) notice, including any whistleblower complaint or qui tam suit, from any Governmental Authority or any other Person (i) threatening to withdraw or otherwise contesting the premarket clearance or approval of the uses of, or the labeling or promotion of, any Product, or (ii) otherwise regarding any violation of any applicable Healthcare Laws or Device Regulatory Laws, except as has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2018 to the date hereof, except as has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect (i) neither the Company nor any of its Subsidiaries has received any written adverse inspectional finding, penalty, fine, sanction, assessment, written request for corrective or remedial action, Warning Letter, Untitled Letter, notice of violation written letter, Form FDA-483, clinical hold, or other written determination of noncompliance with any Healthcare Laws or Device Regulatory Laws from any Governmental Authority, and (ii) nor as of the date hereof has any such action been filed or commenced against the Company or any Subsidiary alleging that the Company or any Subsidiary is not in material compliance with Healthcare Laws or Device Regulatory Laws.
(b) Except as would not be, individually or in the aggregate, have a Company Material Adverse Effect, all Products are, and since December 31, 2018 have been, procured, developed, manufactured, produced, packaged, labeled, distributed, imported, exported, handled, sold, and promoted by the Company in compliance with all applicable Healthcare Laws and Device Regulatory Laws. Since December 31, 2018 to the date hereof, except as has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect, there have been no quality, safety, efficacy or performance malfunctions, voluntary or required recalls or market withdrawals, product advisory notices, suspensions, seizures, detentions or import alerts conducted with respect to any Product under Device Regulatory Laws and no such matters are pending. To the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, suspension, field notification, field correction, safety alert or suspension of manufacturing relating to any Product; (ii) a change in the labeling of any Product; or (iii) a termination, seizure or suspension of the marketing or distribution (including for commercial, investigational, or any other use) of any Product, in each case, except as has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect.
(c) To the Knowledge of the Company, since December 31, 2018, neither the Company nor any of its Subsidiaries has made an untrue statement of material facts or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made or required to be made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in FDA Compliance Policy Guide 120.100, or its policy on “Health Fraud – Factors in Considering Regulatory Action,” set forth in FDA Compliance Policy Guide 120.500, or any similar policies.
(d) Except as has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the design, marketing, sale, distribution, development, manufacture and delivery of all Products, and the performance of all services, by the Company and its Subsidiaries, since December 31, 2018, have been in conformity with all applicable Laws, all express and implied warranties and the specifications and standards in any applicable Permit under which such Products are sold or services are provided, and (ii) to the Company’s Knowledge as of the date hereof, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any claim against the Company or any of its Subsidiaries for liability on account of any express or implied warranty to any third party in connection with the Products sold or services provided by the Company.
(e) Except as has not had, or would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s creation, receipt, maintenance, and transmission, use, and disclosure of protected health information regulated by HIPAA (“PHI”) materially complies, and has since December 31, 2018 materially complied, with (x) HIPAA and (y) any contract to which the Company is a party; (ii) the Company has all necessary authority to process the PHI that is processed by or on behalf of the Company and (iii) the Company has entered into HIPAA business associate agreements in all cases required by and in conformity with, HIPAA and the applicable contracts to which the Company is a party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by the Parent and Merger Sub to Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1 Organization; Good Standing.
(a) Parent. Parent (i) is duly incorporated, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(b) Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document. The certificate of incorporation, bylaws or other similar organizational document of Parent and Merger Sub are in full force and effect on the date of this Agreement.
4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement and (b) perform its covenants and obligations hereunder (including by consummating the Merger). The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder (including the consummation of the Merger) have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub or (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder (including the consummation of the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.
4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder (including the consummation of the Merger) do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger beyond the Outside Date or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub or (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement (including the consummation of the Merger), except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws and Foreign Investment Laws; (i); (iv) the receipt of Regulatory Authorizations set forth on Schedule 3.6 of the Company Disclosure Letter; and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger beyond the Outside Date or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger beyond the Outside Date or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger beyond the Outside Date or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the Knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.
4.7 Brokers. Except for Jefferies LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.
4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Limited Guaranty and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.
4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.
4.10 Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company its duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to the Enforceability Limitations. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Limited Guaranty.
4.11 Financing.
(a) Commitment Letters.
  (i) Parent has delivered to the Company as of the date of this Agreement a true and complete copy of (1) an executed debt commitment letter (including all related exhibits, schedules, annexes and term sheets), dated as of the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.5(a), the “Debt Commitment Letter”), from the Financing Sources party thereto, pursuant to which the Financing Sources have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein and (2) the fee letter associated therewith (redacted to omit the fee amounts and other economic terms and the “market flex” provisions thereof, none of which would adversely affect the conditionality or availability of the Debt Financing contemplated thereby or reduce the amount of the Debt

Financing to be less than the Required Financing Amount) (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.5(a), the “Fee Letter”). The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”
  (ii) Parent has delivered to the Company as of the date of this Agreement a true and complete copy of an executed equity commitment letter, dated as of the date of this Agreement (as amended from time to time after the date of this Agreement in compliance with Section 6.5(a), the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) from the Guarantor pursuant to which the Guarantor has agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein. The Equity Commitment Letter provides that (1) the Company is an express third-party beneficiary thereof and is entitled to enforce such agreement, in each case, subject to the terms and conditions thereof, (2) subject in all respects to Section 9.8(b)(i), Parent and Guarantor have waived any defenses to the enforceability of such third-party beneficiary rights and (3) the Company’s prior written consent is required for any amendment of the Equity Commitment Letter or assignment of any commitments thereunder. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to as the “Financing.”
(b) Conditions Precedent. Except as set forth in the copies of the Commitment Letters (or in the unredacted portions of the Fee Letter) delivered to the Company pursuant to Section 4.11(a)(i) and (ii), as of the date of this Agreement, there are no conditions precedent to the obligations of the Financing Sources and the Guarantor to provide the full amount of the Financing. Assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as of the date of this Agreement, Parent does not have any reasonable basis to believe that it or Merger Sub will be unable to satisfy on a timely basis all conditions to be satisfied by it in any of the Commitment Letters at the time it is required to consummate the Closing hereunder, nor does Parent have Knowledge, as of the date of this Agreement, that any of the Financing Sources or the Guarantor will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. Other than the Commitment Letters and the Fee Letter, there are no other contracts, arrangements or understandings entered into by Parent or any of its Affiliates related to the funding or investing, as applicable, of the Financing.
(c) Sufficiency of Financing. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, the net proceeds of the Financing, if funded in accordance with the Commitment Letters, together with cash and cash equivalents of the Company and its Subsidiaries, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment of the Merger consideration contemplated in Article II and any fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with the Merger, in each case at the Closing (such amount, the “Required Financing Amount”).
(d) Validity. As of the date of this Agreement, the Commitment Letters are valid, binding obligations of Merger Sub, and to the Knowledge of Parent, each other party thereto, and in full force and effect, subject to the Enforceability Limitation, and, as of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, neither Parent nor Merger Sub has Knowledge that any event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters. Parent has paid (or caused to be paid) in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters and the Fee Letter on or before the date of this Agreement. As of the date hereof, (i) none of the Commitment Letters has been modified, amended or altered and (ii) none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded.
(e) No Exclusive Arrangements. Except as set forth on Section 4.11(e) of the Parent Disclosure Letter, as of the date of this Agreement, none of Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries.

Notwithstanding anything to the contrary contained herein, the Company agrees that an inaccuracy of the representation and warranty in this Section 4.11 shall not result in the failure of a condition precedent to its obligations under this Agreement if (notwithstanding such inaccuracy) Buyer is willing and able to consummate the transactions contemplated by this Agreement on the Closing Date.
4.12 Stockholder and Management Arrangements. Except as set forth on Section 4.12 of the Parent Disclosure Letter, as of the date of this Agreement, none of Guarantor, Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantor or any of its Affiliates), director, officer, or employee of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to adopt this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, or employee of the Company has agreed to provide, directly or indirectly, any equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.13 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any of their respective Subsidiaries. Each of Parent and Merger Sub is solvent as of the date of this Agreement. On the Closing Date immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger, the Financing being entered into in connection therewith and all related fees and expenses paid in connection therewith) and assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth herein and (ii) the accuracy of the representations and warranties of the Company in Article III in all materials respects:
(a) the Fair Value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis shall be greater than the total amount of their recorded liabilities (determined in accordance with GAAP consistently applied, and including contingent liabilities that would be recorded in accordance with GAAP);
(b) the Present Fair Saleable Value (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis shall be greater than the total amount of their recorded liabilities (determined in accordance with GAAP consistently applied, and including contingent liabilities that would be recorded in accordance with GAAP);
(c) the Surviving Corporation and its Subsidiaries on a consolidated basis shall be able to pay their respective debts and obligations in the ordinary course of business as they become due; and
(d) the Surviving Corporation and its Subsidiaries on a consolidated basis shall have adequate capital to carry on their businesses.
(e) For the purposes of this Section 4.13, the following terms have the following meanings:
  (i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
  (ii) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Surviving Corporation and its Subsidiaries are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
4.14 No Other Negotiations. As of the date of this Agreement, none of Guarantor, Parent, Merger Sub or any of their respective Affiliates own, directly or indirectly, or are involved in substantive negotiations with respect to the acquisition of, any business that would reasonably be deemed to be competitive with the businesses of the Company and its Subsidiaries.

4.15 Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
  (i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
  (ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and
  (iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
  (i) any representation or warranty, express or implied;
  (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by or discussions with the Company’s management or in any other forum or setting; or
  (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, (c) as contemplated by Section 5.2, (d) as required by applicable Law, (e) for any actions or refraining from any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures, or (f) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to (i) use its respective reasonable best efforts to maintain its existence pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, use reasonable best efforts to conduct its business and operations in the ordinary course of business in all material respects consistent with past practice; and (iii) use its respective reasonable best efforts to (1) preserve intact its material business organizations; (2) keep available the services of its current executive officers and key employees; and (3) preserve the current relationships with key customers and suppliers with which the Company or any of its Subsidiaries has material business relations; provided that for the avoidance of doubt, the Company shall not be obligated to take any action that would not be permitted by Section 5.2 and any action permitted by Section 5.2 shall not be deemed a breach of this Section 5.1.
5.2 Forbearance Covenants. Except (v) as expressly contemplated by the terms of this Agreement, (w) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (x) as required by applicable Law (y) for any actions or refraining from any actions taken reasonably and in good faith in response to COVID-19 or COVID-19

Measures or (z) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:
(a) intentionally fail to maintain, let lapse, assign, dispose of, abandon, or exclusively license any material Company Intellectual Property, or grant permission to enter into the public domain any material trade secrets included in the Company Intellectual Property, in each case, other than in the ordinary course of business;
(b) amend the Charter, the Bylaws or any other similar organizational document of the Company or any significant Subsidiary;
(c) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to the Company or any significant Subsidiary;
(d) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (i) for the issuance and sale of shares of Company Common Stock pursuant to the exercise of Company Options or the settlement of Company Restricted Stock Units outstanding as of the Capitalization Date (or issued thereafter without violating this Section 5.2) in accordance with their terms or (ii) in connection with agreements in effect on the date of this Agreement (or entered into thereafter without violating this Section 5.2);
(e) directly or indirectly acquire, repurchase or redeem any securities of the Company or any of its Subsidiaries, except (i) for the acquisition or repurchase of Company Common Stock in connection with any net exercise or net settlement of Company Options or Company Restricted Stock Units, or vesting of Company Restricted Stock, in each case, outstanding as of the Capitalization Date in accordance with their terms or (ii) as required by the terms of any Employee Plan;
(f) (i) split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; or (iii) modify the terms of any shares of the capital stock or other equity or voting interest of the Company or any significant Subsidiary;
(g) (i) incur or assume any indebtedness in respect of borrowed money (including any long-term or short-term debt), or issue any debt securities in excess of $1,000,000, individually or in the aggregate, except (1) borrowings under the Company’s existing credit agreement in the ordinary course of business, (2) for trade payables incurred in the ordinary course of business and (3) for loans or advances to direct or indirect wholly owned U.S. Subsidiaries of the Company; or (ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person with respect to indebtedness for borrowed money, except in the ordinary course of business with respect to obligations of direct or indirect wholly owned U.S. Subsidiaries of the Company;
(h) mortgage or pledge any of its and its Subsidiaries’ material assets or property, tangible or intangible, or create or suffer to exist any material lien thereupon (other than Permitted Liens or any lien consented to by Parent);
(i) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) trade credit and similar loans and advances made to customers and suppliers in the ordinary course of business, (ii) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned U.S. Subsidiaries of the Company or (iii) advances to directors, officers and employees (A) for travel and other business-related expenses or (B) pursuant to any advancement obligations under the Company’s or its Subsidiaries’ organizational documents, in each case of (ii) or (iii)(A), in the ordinary course of business;

(j) acquire, lease, license, sell, abandon, transfer, assign or exchange any assets, tangible or intangible, in each case in excess of $300,000 individually and $1,200,000 in the aggregate, other than (x) the acquisition of inventory, raw materials and other assets used in connection with the design, manufacture, marketing and sale of Products and services by the Company and its Subsidiaries and/or (y) any capital expenditures permitted by (or consented to by Parent) under Section 5.2(o);
(k) except as required by applicable Law or the terms of an existing Employee Plan or as otherwise permitted pursuant to this Agreement (i) enter into, adopt, amend (including accelerating the vesting or time of payment of funding of or waiving any performance or vesting criteria of), modify, trigger an increase in or terminate any bonus, profit sharing, compensation, severance, change in control, retention, termination, option, appreciation right, performance unit, stock equivalent, unit-based, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Plan or employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any former or current director, officer, employee or individual independent contractor in any manner; (ii) increase the compensation or benefits of any former or current director, officer, employee or individual independent contractor, pay any special bonus or special remuneration to any former or current director, officer, employee or individual independent contractor, except in the case of clause (ii) increases in the ordinary course of business for employees below the level of Vice President or individual independent contractors, in either case, with annual cash base compensation of less than $200,000; (iii) enter into any change in control, severance or similar agreement or any retention or similar agreement with any former or current officer, employee, director or individual independent contractor; or (iv) hire or terminate (other than for cause) any director, officer, employee or individual independent contractor (other than the hiring or termination in the ordinary course of business of employees or individual independent contractors, in either case, with annual cash base compensation of not more than $200,000), or otherwise make any change in the key management structure (including each individual with a title of Vice President or above) of the Company or its Subsidiaries, including the hiring of additional officers or the termination of existing officers (other than for cause);
(l) settle or release any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings that is (i) reflected or reserved against in the Audited Company Balance Sheet; (ii) that does not exceed that which is reflected or reserved against in the Audited Company Balance Sheet or any insurance proceeds or for solely out-of-pocket monetary payments of no more than $250,000 individually and $1,000,000 in the aggregate without an admission of fault; or (iii) settled in compliance with Section 6.15;
(m) except as required by applicable Law or GAAP or Regulation S-X of the Exchange Act, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices;
(n) (i) make or change any material Tax election; (ii) settle, consent to or compromise any material Tax claim or assessment or surrender a right to any material Tax refund, offset, or other reduction in liability; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) file an amended income or other material Tax Return; (v) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) with any Governmental Authority regarding any Tax; (vi) change any annual accounting period or adopt or change any method of accounting principles or practices (except as may be required under applicable Law); (vii) fail to pay any material Taxes as they become due and payable; or (viii) seek (or permit any Affiliate to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or defer any amounts pursuant to Section 2302 of the CARES Act;
(o) incur or commit to incur any capital expenditure(s) other than (i) consistent with the capital expenditure budget set forth in Section 5.2(o) of the Company Disclosure Letter; or (ii) to the extent that such capital expenditures do not exceed $500,000 individually or $2,000,000 in the aggregate;
(p) (i) enter into, modify or amend any Contract (other than any Material Contract) that if so entered into, modified or amended as of the date hereof would have been a Material Contract; (ii) enter into, modify, amend or voluntarily terminate any Material Contract, except, in each of case (i) or (ii), in the ordinary course of business, as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Contract in accordance with its terms as in effect on the date of this Agreement; or (iii) waive any material term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries under, or any material liability or obligation owing to the Company or any of its Subsidiaries under, any Material Contract, except in each case in the ordinary course of business (provided, for the avoidance of doubt, that this subsection (p) shall not prohibit any action that is otherwise permitted under any other subsection of Section 5.2);
(q) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee;
(r) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any material joint venture, partnership, limited liability corporation or similar arrangement with any third Person;
(s) enter into any Collective Bargaining Agreement or recognize or certify any labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;
(t) adopt or implement any stockholder rights plan or similar arrangement that would prohibit or prevent the Merger; or
(u) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.
5.3 Go-Shop; No Solicitation.
(a) Go-Shop Period. Notwithstanding Section 5.3(b), during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on the day that is 30 days after the date of the Agreement (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) may (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish public information to any Person and/or furnish to any Person that has entered into an Acceptable Confidentiality Agreement or its Representatives any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person or its Representatives access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal; provided that the Company shall provide access to Parent and Merger Sub of any non-public information that the Company has provided, or that is otherwise provided by or on behalf of the Company or any of its Representatives, to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Merger Sub substantially concurrently with the time it is provided to such Person and, unless otherwise agreed by Parent, in the same manner so provided to such Person; or (iii) participate or engage in discussions or negotiations with any Person that has entered into an Acceptable Confidentiality Agreement or its Representatives with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, in each case subject to the notice requirements of Section 5.3(f). The Company will promptly (and in any event within 24 hours) following the Go-Shop Period End Date provide Parent a list of Excluded Parties, including the identity of each Excluded Party and a copy of the Acquisition Proposal and any related documents (provided that any fee letters that are customarily redacted with respect thereto may be redacted) submitted by such Person and the basis on which the Company Board made the determination that such Excluded Party is an Excluded Party. At any time after the Go-Shop Period End Date and until the date which is five days after the Go-Shop Period End Date (the “Cut-Off Date”), the Company may continue to engage in the activities described in this Section 5.3(a) with respect to, and the restrictions in Section 5.3(b) shall not apply to, any Excluded Party and its Representatives (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the Go-Shop Period End Date.
(b) No Solicitation or Negotiation. Subject to the terms of Section 5.3(c), except for actions permitted under Section 5.3(a) as may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) and its Representatives which actions permitted under Section 5.3(a) shall be permissible until the

Cut-Off Date, after the Go-Shop Period End Date, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will direct its Representatives to, cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person and will, and will direct its Representatives to, (i) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives and financing sources in their capacity as such or in connection with such Acquisition Proposal; and (ii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the terms of Section 5.3(c), except for actions permitted under Section 5.3(a) as may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) and its Representatives which actions permitted under Section 5.3(a) shall be permissible until the Cut-Off Date, after the Go-Shop Period End Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries and its and their respective directors and officers will not, and the Company will not instruct, authorize or knowingly permit any of its or its Subsidiaries’ other respective Representatives to, (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (2) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (3) participate, engage in or continue discussions or negotiations with any Person with respect to an Acquisition Proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3 and clarifying the terms of such Acquisition Proposal or requesting that any Acquisition Proposal made orally be in writing); (4) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”); (6) waive the applicability of all or any portion of any anti-takeover Laws in respect of any Person (other than Parent and its Affiliates); or (7) resolve or agree to take any of the foregoing actions. From the Go-Shop Period End Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement (except to the extent any “fall-away” or similar provision contained in such standstill or confidentiality agreement would cause such failure to enforce, waiver, termination or modification to occur as a result of the Company entering into this Agreement in and of itself) that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, in which case the Company may fail to enforce, waive, terminate or modify such standstill or confidentiality agreement). Without limiting the foregoing, the Company agrees: (x) that any action taken by any director of the Company, any executive officer of the Company or any financial or legal advisor of the Company (in their capacity as such) that, if taken by the Company would constitute a breach of any provision set forth in this Section 5.3(b) shall be deemed to be a breach of this Section 5.3(b) by the Company; and (y) if the Company becomes aware of an action by any Representative of the Company or any Company Subsidiary not described in prior clause (x), that, if taken by the Company, would constitute a breach of any provision set forth in this Section 5.3(b) and the Company does not promptly use its reasonable best efforts to prohibit or terminate such action, then such action shall be deemed to be a breach of this Section 5.3(b) by the Company.
(c) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, except for actions permitted under Section 5.3(a) as may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) and its Representatives which actions permitted under Section 5.3(a) shall be permissible until the Cut-Off Date, after the Go-Shop Period End Date until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their

Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement that has not been withdrawn, or otherwise facilitate or assist such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was not solicited in material breach of Section 5.3(b); provided, however, that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(c) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.
(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date of this Agreement may the Company Board:
  (i) (1) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (2) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (3) fail to publicly reaffirm the Company Board Recommendation following the public disclosure of an Acquisition Proposal (other than an Acquisition Proposal that is a tender or exchange offer, which shall be governed by clause (4)) within five Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (4) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (5) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (1) through (5), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (A) the determination by the Company Board that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal or (B) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e) will, in and of itself, constitute a Company Board Recommendation Change or violate this Section 5.3; or
  (ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:
  (i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal (which, for the avoidance of doubt, is governed exclusively by clause (ii) below), the Company Board may effect a Company Board Recommendation Change in response to any material effect, event, development, occurrence or change in circumstances with respect to the Company that (A) was not known to the Company Board as of the date of this Agreement (or if known to the Company Board as of the date of this Agreement, the consequences of such effect, event, development, occurrence, or change in circumstances event were not reasonably foreseeable by, the Company Board as of the date of this Agreement), and (B) does not relate to any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal (each such event, an “Intervening Event”); provided that “Intervening Event” shall exclude any event, change or development to the extent (i) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries, (ii) relating to changes in the price of the shares of Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (iii) relating to the fact that, in and of itself, the

Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event) or (iv) relating to Parent or any of its Affiliates, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:
    (1) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will describe the applicable Intervening Event in reasonable detail; and
    (2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement (which, if accepted by the Company would be binding on Parent and Merger Sub) so that the Company Board no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; or
  (ii) if the Company has received a bona fide Acquisition Proposal that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (y) authorize and cause the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case, if and only if:
    (1) in the case of a Company Board Recommendation Change, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;
    (2) such Acquisition Proposal was not solicited in material breach of Section 5.3(b);
    (3) (A) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board has (I) received a bona fide Acquisition Proposal that has not been withdrawn; (II) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (III) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will describe the basis for such Company Board Recommendation Change or termination in reasonable detail, including consideration relating thereto and the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of the current drafts of all material documents relating to such Acquisition Proposal (including those relating to the sources of financing therefor)(provided that any fee letters that are customarily redacted with respect thereto may be redacted); and (B) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement (which, if accepted by the Company would be binding on Parent and Merger Sub) so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two Business Days); and
    (4) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).
(f) Notice. From the Go-Shop Period End Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and in any event within 24 hours) notify Parent if any Acquisition Proposal is received by, any non-public information for the purpose of making an

Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, the Company or, to the Knowledge of the Company, any of its Representatives. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals and (ii) if there are no material documents for such Acquisition Proposal, a reasonably detailed summary of the material terms of such Acquisition Proposal and (iii) copies of all material documents relating to such Acquisition Proposal (including any related financing commitments) (provided that any fee letters that are customarily redacted with respect thereto may be redacted). Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.
(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board has determined to make in good faith in order to comply with applicable law, it being understood that any such statement or disclosure made by the Company Board pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e).
(h) Waiver. The Company may waive or fail to enforce any standstill or similar provision in any confidentiality or other agreement it has entered into with any Person, whether prior to or after the date hereof, solely in order to permit non-public Acquisition Proposals to be made to the Company Board (or due to any “fall-away” or similar provision in such confidentiality or other agreement that causes a waiver or failure to enforce to occur as a result of the Company entering into this Agreement in and of itself).
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Action; Efforts.
(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (x) to take (or cause to be taken) all actions; (y) do (or cause to be done) all things; and (z) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using its reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied.
(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, none of Parent, the Company, nor any of their respective Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger.
6.2 Antitrust Filings.
(a) Filing Under the HSR Act and Other Applicable Antitrust Laws and Foreign Investment Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within 10 Business Days following the date of this Agreement; and (ii) file with the appropriate Governmental Authorities the notifications or other appropriate filings set forth on Section 7.1(b) of the Company Disclosure Letter as promptly as practicable after the date of this Agreement. Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use reasonable best efforts to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws or Foreign Investment Laws applicable to the Merger, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.
(b) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries and Affiliates to), subject to any restrictions under applicable Laws, (i) not to effect the acquisition of any interest in any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business if such acquisition would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated hereby as soon as practicable; (ii) promptly notify the other Parties hereto of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other substantive written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (iii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any material, substantive developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iv) not independently participate in any substantive meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis each of the Company, Parent and Merger Sub may redact any information (A) to remove references concerning valuation of the Company, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
6.3 Proxy Statement.
(a)  Proxy Statement. Promptly following the date of this Agreement (but in no event prior to the Business Day immediately following the Cut-Off Date), the Company will prepare (with Parent’s reasonable assistance) and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. The Company may not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel and the Company agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content reasonably satisfactory to Parent. The Company shall use its reasonable best efforts to ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting or filed with the SEC (as applicable) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their affiliates for inclusion or incorporation by reference in the Proxy Statement (which Parent shall ensure satisfies the requirements of clauses (i) and (ii) of the preceding sentence) and (B) Parent, Merger Sub and their respective Affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its affiliates for inclusion or incorporation by reference in the Proxy Statement.
(b)  Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.
(c) Notices. The Company will notify Parent promptly after (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith and without limiting the generality of the undertakings pursuant to this Section 6.3, will (i) promptly provide to Parent copies of all correspondence between the Company and the SEC with respect to the Proxy Statement, (ii) provide Parent, its financial advisors and legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) consider in good faith any comments proposed by Parent, its financial advisors and legal counsel and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement).
(d)  Dissemination of Proxy Statement. Subject to applicable Law, the Company will use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and shall cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.
6.4 Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. Parent and the Company will reasonably cooperate in order for the Company to make the inquiry (i.e., the “broker search”) required by Rule 14a-13(a)(1) under the Exchange Act with respect to the Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will, in coordination with Parent, take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NASDAQ to (i) establish a record date for (and the Company shall not change such record date without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed), (ii) duly call and give notice of a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date of this Agreement, and (iii) convene and hold the Company Stockholders Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting from time to time if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum or to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (provided that, without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) and no such postponement or adjournment shall be, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Parent, for a period exceeding 15 Business Days); (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff or (iii) the Company Board has determined in good faith (after consultation with outside legal counsel) that it would reasonably be expected to be inconsistent with its fiduciary duties not to postpone or adjourn the Company Stockholder Meeting, including in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made publicly available to the Company Stockholders (including in connection with a Company Board Recommendation Change). Unless this Agreement is validly terminated in accordance with Section 8.1, the Company shall submit the adoption of this Agreement to its stockholders at the Company Stockholder Meeting even if the Company Board shall have effected a Company Board Recommendation Change. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement will be the only matter (other than voting on a proposal to adjourn the Company Stockholder Meeting and related procedural matters, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act, and if such meeting is an annual meeting of the stockholders, any customary annual stockholder meeting matters) that the Company will propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting.
6.5 Financing.
(a) No Amendments to Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, or any termination or replacement of, any Commitment Letter or the Fee Letter if such amendment, modification, waiver, termination or replacement would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing below the Required Financing Amount; (ii) impose new or additional conditions to the receipt of the Financing or otherwise expand, adversely amend or adversely modify any of the conditions to the receipt of the Financing; (iii) materially delay or prevent the Closing Date; or (iv) materially and adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Guarantor under the Equity Commitment Letter or the ability of Parent and Merger Sub to enforce their rights under the Debt Commitment Letter (it being understood that inter alia Parent and Merger Sub may: (x) modify pricing and implement or exercise any of the “market flex” provisions exercised by the Financing Sources in accordance with the Debt Commitment Letter and (y) add additional Financing Sources (including in replacement of a Financing Source) of comparable creditworthiness to the Debt Commitment Letter (or all or a portion of the commitments may be assigned to new or existing Financing Sources of comparable creditworthiness) and reallocate commitments or assign or re-assign titles and roles to or among parties to the Debt Commitment Letter). Within two Business Days of receipt, Parent and Merger Sub will provide the Company with copies of any amendment, modification, waiver, termination or replacement of any Commitment Letter or Fee Letter made in accordance with this Section 6.5(a). In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (other than a breach by the Company of this Agreement which prevents the Closing) Parent will use its reasonable best efforts to (A) arrange alternative debt financing (the “Alternative Debt Financing”) from the same or alternative sources in an amount sufficient to pay the Required Financing Amount on terms and conditions taken as a whole (including any “market flex” provisions in the Fee Letter), that are not less favorable to Parent and Merger Sub in the good faith determination of Parent and (B) to obtain one or more new financing commitment letters with respect to such Alternative Debt Financing and Parent shall promptly provide the Company with a copy of such new financing commitment letters with respect to such Alternative Debt Financing (and any fee letter in connection therewith; provided, such fee letter may be redacted in a customary manner to omit the fee amounts, original issue discount, pricing caps and other economic terms and the “market flex” provisions thereof, none of which would adversely affect the conditionality or availability of the Debt Financing contemplated thereby or reduce the amount of the Debt Financing to be less than the Required Financing Amount); provided that in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to pay any fees, taken as a whole, in excess of those contemplated by the Debt Commitment Letter and Fee Letter as in effect on the date hereof (after giving effect to the operation of any “market flex” or similar provisions). Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Commitment Letters as amended, modified, waived or replaced, and any Alternative Debt Financing obtained, in compliance with this Section 6.5 and (2) the “Commitment Letters” and the “Fee Letter” will include such documents as amended, modified, waived or replaced, or any Alternative Debt Financing obtained, in compliance with this Section 6.5. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing, including promptly notifying the Company of the receipt by Parent or Merger Sub of any written notice or other written communication from any Financing Source with respect to any (i) breach or default which would permit any party to a Commitment Letter to terminate or modify its obligations thereunder, (ii) termination or repudiation by any party to a Commitment Letter or (iii) material dispute or disagreement among the parties to any Commitment Letter.
(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Financing on the terms and conditions described in the Commitment Letters and the Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof until the initial funding of the Financing; (ii) negotiate definitive agreements with respect to the Debt Financing on terms and conditions as specified in the Debt Commitment Letters and satisfy on a timely basis all conditions to funding the Financing that are applicable to Parent and Merger Sub in the Commitment Letters and the Fee Letter; (iii) if all of the conditions to the Financing and in Article VII of this Agreement have been satisfied or waived, consummate the Financing to the extent necessary to consummate the Merger at Closing; and (iv) comply with its obligations pursuant to, and enforce, the Commitment Letters.
(c) Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to other than with respect to any Alternative Debt Financing, seek the Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Commitment Letters or to litigate against any Financing Sources or Financing Source Related Parties.
(d) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger at the time contemplated by Section 2.3.
Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of a covenant in this Section 6.5 shall not result in the failure of a condition precedent to its obligations under this Agreement if (notwithstanding such breach) Parent is willing and able to consummate the transactions contemplated by this Agreement on the date the Closing is to occur pursuant to Section 2.3.
6.6 Financing Cooperation.
(a) Cooperation. Prior to the Effective Time, the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts and the Company and each of its Subsidiaries will use their reasonable best efforts to cause their respective Representatives, to assist Parent and Merger Sub in arranging the Debt Financing, including without limitation:
  (i) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;
  (ii) assisting Parent and the Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, lenders presentations and similar documents required in connection with the Debt Financing; and (B) providing financial information reasonably available to the Company as reasonably requested by Parent and Merger Sub for Parent and Merger Sub to prepare forecasts, projections, budgets and other customary forward looking information of the Surviving Corporation for one or more periods following the Closing Date;
  (iii) assisting Parent in connection with the preparation and registration of any guarantee, pledge and security documents, currency or interest hedging arrangements and other definitive financing documents, instruments and certificates as may be reasonably requested by Parent (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing), and otherwise reasonably facilitating the provisions of guarantees, pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

  (iv) furnishing Parent and Merger Sub, as promptly as practicable, with (A) the Required Financing Information and (B) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is of the type and form customarily included in a bank information memoranda;
  (v) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at least three Business Days prior to Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness, in each case (A) as reasonably requested by Parent and (B) in form and substance reasonably satisfactory to Parent and the Financing Sources (collectively, the “Payoff Letters”);
  (vi) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources (A) that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities and (B) as to the accuracy in material respects of the information contained in the marketing materials related to the Debt Financing;
  (vii) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;
  (viii) if requested by Parent at least nine Business Days prior to the Effective Time, promptly (and in any event no later than three Business Days prior to the Effective Time) furnishing Parent with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent relating to applicable “know your customer” and anti-money laundering rules and regulations (collectively, the “KYC Deliverables”);
  (ix) assisting in the backstopping, replacement or cash collateralization of existing letters of credit of the Company and its Subsidiaries; and
  (x) providing Parent with such other information or other assistance contemplated by the Debt Commitment Letter or of the kind that is customarily provided in connection with a syndicated credit facility or that is otherwise reasonably and timely requested by Parent; provided, in no event, shall this clause (ix) require the Company, its Subsidiaries or any of their respective Representatives to take any action or provide any document, certificate or other information that violates the terms of this Agreement or that is inconsistent with the foregoing clauses (i) through (viii).
(b) Obligations of the Company. Nothing in Section 6.6(a) (including for the avoidance of doubt, Section 6.6(a)(vii)) will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is promptly reimbursed pursuant to Section 6.6(e) or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any document or instrument or take any action in pursuit thereof that is effective prior to the Effective Time (other than the customary representation and authorization letters referred to above); (iii) require any director, officer, agent or Representative to execute or deliver any document or instrument (A) other than in such person’s capacity as a director, officer, agent or Representative upon and following the Closing and solely on behalf of the Company or its applicable Subsidiary (and not in any personal capacity); (B) if such person believes in good faith that any representation, warranty or certification contained therein is not true; or (C) if such person believes in good faith that execution or delivery of such document or instrument could result in personal liability; (iv) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (vi) take any action to the extent such action would or could reasonably be expected to cause any condition to Closing to fail to be satisfied or result in a breach of this Agreement by the Company; or (vii) take any action that would conflict with or violate the Company’s or any Subsidiary’s organizational documents or applicable law. In addition, any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. In no event shall the Company Board be required to approve the Debt Financing or any other financing or Contracts related thereto.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos and other trademarks in connection with the Debt Financing so long as such logos (i) are used solely in a manner that does not harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger or such other customary manner that does not violate the terms of the foregoing clause (i).
(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources (including the Financing Source Related Parties) or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality agreements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda or other undertakings reasonably satisfactory to the Company and of which the Company is an express third party beneficiary.
(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including documented and reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.5(a); provided, however, that Parent shall not be responsible for reimbursing any such costs and expenses if such costs and expenses would have been incurred by the Company or its Subsidiaries in the absence of the Debt Financing.
(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including documented and reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except to the extent suffered or incurred as a direct result of the gross negligence or willful misconduct in connection with this Agreement by the Company, its Subsidiaries or their respective Representatives.
(g) No Exclusive Arrangements. Until the Company’s receipt of the Requisite Stockholder Approval, unless approved by the Company Board in advance, in no event will the Guarantor, Parent, Merger Sub or any of their respective Affiliates enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) expressly prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction involving the Company or any of its Subsidiaries or in connection with the Merger.
(h) Determining Compliance. The Company and its Subsidiaries shall be deemed to have complied with their obligations under this Section 6.6 for all purposes of this Agreement, except with respect to any material and willful failure to comply (i) that is the primary cause of Parent’s failure to obtain the Debt Financing and (ii) in respect of which the Parent promptly provided written notice to the Company (specifying in reasonable detail the alleged failure), it being understood and agreed that the delivery of any such written notice shall not prejudice the Company’s right to assert that it has complied with its obligations under this Section 6.6.
6.7 Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.
6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives and the Financing Sources and their respective Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company and solely for the purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that it determines in good faith that (a) any applicable Law (including COVID-19 Measures) or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) such access would unreasonably disrupt the operations of the Company; (c) access to such documents or information would give rise to a waiver of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (d) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (e) access would result in the disclosure of any trade secrets of third Persons; (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; (g) such access would, in light of COVID-19 or COVID-19 Measures, jeopardize the health and safety of any officer or employee of the Company; or (h) such documents or information concern Acquisition Proposals or Acquisition Transactions, which documents or information shall be governed by Section 5.3, or (i) such information or documents relate to the deliberations of the Company Board or any committee thereof with respect to the transactions contemplated hereby or any similar transaction or transactions with any other Person, the entry into this Agreement or any amendment hereto, or any materials provided to the Company Board or any committee thereof in connection therewith; provided that the Company will use its reasonable best efforts to cooperate on utilizing an alternative method of production of all such information in the event any of the foregoing circumstances apply. Nothing in this Section 6.8 will be construed as an independent basis to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives or the Financing Sources or any of the Financing Source Related Parties in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another Person designated in writing by the Company.
6.9 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) Indemnified Persons. From and after the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any and all provisions of any certificate of incorporation, bylaws or other similar organizational documents of the Company or its Subsidiaries and any indemnification agreements between the Company and any of its Subsidiaries and any of their respective current or former directors or officers (and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), (collectively, the “Indemnified Persons”) for any acts or omissions by such Indemnified Persons occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement that have been made available to Parent prior to the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.
(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Person from and against any costs, fees and expenses (including reasonable and documented attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (1) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (2) the Surviving Corporation will (and Parent will cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel in the event that (A) the employment of separate counsel has been previously authorized by the Company, (B) the Indemnified Person shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnified Person in the conduct of any such defense or (C) the Company shall fail to maintain counsel to defend any such Legal Proceeding) as incurred by an Indemnified Person in the defense of such Legal Proceeding within ten (10) Business Days following receipt by the Surviving Corporation of a written request for such advancement, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (3) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person). Notwithstanding the foregoing, in the case of advancement of expenses in connection with the foregoing, any Indemnified Person to whom expenses are advanced must, as a condition to such advancement, (x) provide an undertaking to repay such advances if it is ultimately determined in a final non-appealable judgment that such Indemnified Person is not entitled to indemnification; and (y) cooperate in the defense of any such matter until it is determined that such Indemnified Person is not eligible for indemnification in a final non-appealable judgment.
(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to those of the D&O Insurance; provided that Parent may substitute therefor policies with a substantially comparable insurer (of the same or better credit worthiness and financial capability) of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured thereunder. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the annual premium amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may (and if the Company is unable to purchase such a policy prior to Closing, Parent shall) purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company (or Parent)

purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect for a period of no less than six years after the Effective Time.
(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.
(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at law or in equity).
(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.
(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.11 Employee Matters.
(a) Acknowledgement. Parent hereby acknowledges and agrees that a “Corporate Transaction,” “change of control” (or similar phrase) within the meaning of the Employee Plans will occur as of the Effective Time.
(b) Existing Arrangements. Nothing will prohibit the Surviving Corporation or any of its Affiliates from in any way amending, modifying or terminating any Employee Plans or compensation or severance arrangements in accordance with their terms or if required pursuant to applicable Law.
(c) Employment; Benefits. During the period commencing on the Effective Time and ending on (x) December 31, 2022, if the Effective Time occurs on or before September 30, 2022 or (y) if the Effective Time occurs on or after October 1, 2022, June 30, 2023 (or, if earlier, until the date of termination of the relevant Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide to each Continuing Employee: (i) a base salary or wage rate and short-term cash incentive compensation opportunity that, in each case, is no less favorable than that provided to the Continuing Employee immediately before the Effective Time, (ii) employee benefits (excluding severance, nonqualified deferred compensation, defined benefit pension, retiree welfare benefits, employee stock purchase plan benefits, and equity or equity-based compensation), that are no less favorable, in the aggregate, than those provided to the Continuing Employee immediately before the Effective Time, and (iii) severance benefits that are no less favorable than those provided to such Continuing Employee immediately before the Effective Time pursuant to the Company’s severance plans, guidelines and practices as in effect on the date of this Agreement and that are disclosed on Section 3.18(a) of the Company Disclosure Letter.
(d) New Plans. The Surviving Corporation and its Subsidiaries will (and Parent will use reasonable best efforts to cause the Surviving Corporation and its Subsidiaries to) cause to be granted to each Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting, vacation accrual and severance pay entitlement under the employee benefit plans of Parent or its Subsidiaries (other than equity-based plans, the “New Plans”) in which such Continuing Employee is eligible to participate following the Effective Time, to the same extent such service was recognized under the corresponding Employee Plan prior to the Effective Time, except that such service need not be credited to the extent that it would result in duplication of coverage or compensation or benefits or for any purpose under any equity-based incentive plan. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces in the plan year in which the Closing occurs coverage pursuant to a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”) and to the extent that the applicable waiting period under the Old Plan had been satisfied or waived at or before the Effective Time; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee in the plan year in which the Closing occurs, Parent will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent such waiting periods, exclusions, and requirements were waived under the corresponding Old Plan, and Parent will cause, for the plan year in which the Closing occurs, any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan in which the Effective Time occurs and ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the plan year in which the Closing occurs as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture (except to the extent that such limits or forfeitures applied under the Employee Plans in effect as of the date of this Agreement).
(e) Notices, Consultations and Consents. Prior to the Effective Time, the Company and its Subsidiaries shall provide any required notices to, consult with (if required), and obtain any required consents from, any labor, trade union or employee representative body of employees of the Company or any of its Subsidiaries relating to the consummation of the transactions contemplated by this Agreement. The Company’s obligations contemplated by this Section 6.11 shall be disregarded for purposes of determining whether the conditions to Closing set forth in Article VII have been satisfied unless such breach has been willful.
(f) No Third Party Beneficiary Rights. This Section 6.11 will not be deemed to (i) guarantee employment or service for any period of time for any Continuing Employee or any other Person, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment or service of any Continuing Employee or any other Person at any time and for any or no reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any New Plan, Old Plan, Employee Plan or any other benefit or compensation plan, program, agreement, Contract, policy or arrangement or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit or compensation plan, program, agreement, policy, Contract or arrangement.
6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
6.13 Notification of Certain Matters.
(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement, the Company Disclosure Letter or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement; provided that the Company’s failure to comply with this Section 6.13(a) shall not constitute a breach of this

Section 6.13(a), and shall not provide the Parent and Merger Sub the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).
(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement, the Parent Disclosure Letter or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement; provided that Parent’s failure to comply with this Section 6.13(b) shall not constitute a breach of this Section 6.13(b), and shall not provide the Company the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).
6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons (other than any meeting or call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally); or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating principally to the Merger, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (iii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change or (iv) with respect to any disputes between or among the Parties relating to this Agreement, the Merger or the other transactions contemplated hereby. Notwithstanding the foregoing, after the issuance of any press release or making of any public disclosure or public statement with respect to which the foregoing consultation procedures have been followed, either Party may issue such additional publications or press releases and make such other customary announcements without consulting with any other Party so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other Party had consented (or been consulted) in accordance with the terms of this Section 6.14.
6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice (and use reasonable best efforts to provide such notice within one (1) Business Day) of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.
6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.
6.19 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
6.20 FIRPTA Affidavit. Prior to Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub an affidavit, under penalty of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and Section 1.1445-2(c)(3), together with an executed notice to the IRS reasonably satisfactory to Parent and Merger Sub in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2) and an authorization reasonably satisfactory to Parent and Merger Sub authorizing Parent to provide such affidavit and notice to the IRS on behalf of the Company. The Company’s obligation to deliver the affidavit contemplated by this Section 6.20 shall be disregarded for purposes of determining whether the conditions to Closing set forth in Article VII have been satisfied, and the sole remedy in the absence of such an affidavit, notice to the IRS and authorization being delivered prior to Closing shall be the entitlement of the Payment Agent, Parent, the Company and the Surviving Corporation to deduct and withhold from any cash amount payable pursuant to this Agreement amounts that are required to be deducted or withheld pursuant to applicable Tax Laws in accordance with Section 2.12.
6.21 Stockholder and Management Arrangements. Until the Company’s receipt of the Requisite Stockholder Approval, unless approved by the Company Board in advance, in no event will Guarantor, Parent, Merger Sub or any of their respective Affiliates enter into any Contract, or authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantor or any of its Affiliates), director, officer, or employee of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (ii) such stockholder, director, officer, or employee of the Company other than the Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
6.22 Resignation of Directors. Prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of the Company, effective as of the Effective Time.

6.23 Payoff Letters and KYC. Prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent the Payoff Letters and the KYC Deliverables.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions at and as of the Closing:
(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been received at the Company Stockholder Meeting.
(b) Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act and the other Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.
(c) No Prohibitive Laws or Injunctions. No order or injunction issued by any court of competent jurisdiction in any jurisdiction where the Company or its Subsidiaries has material operations will be in effect, and no Law will have been enacted by any Governmental Authority of competent jurisdiction in any jurisdiction where the Company or its Subsidiaries has material operations after the date hereof, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.
7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
(a) Representations and Warranties.
  (i) Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any “Company Material Adverse Effect,” “in all material respects” or other “materiality” qualifications set forth therein) as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.
  (ii) The representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3(c) (Anti-Takeover Laws), Section 3.7(e) (first sentence only) (Option Grants), Section 3.12(a)(ii) (Absence of Certain Changes) and Section 3.25 (Brokers) that (1) are not qualified by “Company Material Adverse Effect,” “in all material respects” or other materiality qualifications will be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier time, in which case such representation and warranty will be true and correct in all material respects as of such earlier time); and (2) that are qualified by “Company Material Adverse Effect,” “in all material respects” or other “materiality” qualifications will be true and correct in all respects (without disregarding such “Company Material Adverse Effect,” “in all material respects” or other materiality qualifications) as of the Closing as if made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier time, in which case such representation and warranty will be true and correct in all material respects as of such earlier time).
  (iii) The representations and warranties set forth in Section 3.7(a) (Capital Stock) and Section 3.7(b) (Stock Reservation) will be true and correct in all respects as of the date of this Agreement and as of the Closing (in each case (1) without giving effect to any “Company Material Adverse Effect,” “in all material respects” or other “materiality” qualifications set forth therein; and (2) except to the extent that any such representation and warranty expressly speaks as of an earlier time, in which case such representation and warranty will be true and correct as of such earlier time), except where the failure to be so true and correct in all respects would be de minimis relative to the total fully diluted equity capitalization of the Company.
(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of the Agreement that is continuing.
7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Power; Enforceability), Section 4.7 (Brokers), Section 4.10 (Limited Guaranty), Section 4.11 (Financing) and Section 4.13 (Solvency) of this Agreement will be true and correct in all material respects at and as of the date of this Agreement and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular time, which representations will have been true and correct as of such particular time); and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding “in all material respects” or other “materiality” qualifications set forth therein) shall be true in all respects at and as of the date of this Agreement and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular time, which representations will have been true and correct as of such particular time), except in the case of this clause (ii) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis), in each case notwithstanding adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub:
(a)  at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b)  by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any order or injunction issued by any court of competent jurisdiction in any jurisdiction where the Company or its Subsidiaries has material operations will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction in any jurisdiction where the Company or its Subsidiaries has material operations, that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any Law will have been enacted after the date hereof that prohibits, makes illegal, or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party (it being understood that Parent and Merger Sub shall be deemed a single Party for this purpose) that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such order, injunction, action, or Law;
(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 5:00 p.m., Eastern time, on the day that is 180 days after the date hereof (and, if such day is not a Business Day, then the next following Business Day) or such later date or time as agreed to in writing by Parent and the Company (the “Outside Date”); provided that if on the Outside Date (before giving effect to any extension pursuant to this proviso), one or more of the conditions to Closing set forth in (i) Section 7.1(b) or (ii) Section 7.1(c) (to the extent, in the case of Section 7.1(c), the order, injunction or Law relates to any of the matters referenced in Section 7.1(b)) shall not have been satisfied, but all other conditions in Article VII shall have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the Outside Date shall be automatically extended, without the action on the part of the Parties, one time for an additional 90 days (and the last day of such additional 90 day period (and if such last day is not a Business Day, then the next following Business Day) shall then be the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party (it being understood that Parent and Merger Sub shall be deemed a single Party for this purpose) whose failure to fulfill any obligations under this Agreement has been the primary cause of, or primary factor that resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Outside Date; or (B) the failure of the Effective Time to have occurred prior to the Outside Date;
(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;
(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Outside Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such breach has been cured prior to termination (to the extent capable of being cured);
(f) by Parent, prior to obtaining the Requisite Stockholder Approval, if the Company Board has effected a Company Board Recommendation Change;
(g) by the Company (whether prior to or after receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Outside Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if such breach has been cured prior to termination (to the extent capable of being cured);
(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board has authorized the Company to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3(b) with respect to such Superior Proposal; (iv) substantially concurrently with such termination the Company pays, or causes to be paid, the Company Termination Fee due to Parent in accordance with Section 8.3(b) (it being understood that any purported termination of this Agreement pursuant to this Section 8.1(h) shall be null and void if the Company shall not have paid the Company Termination Fee immediately prior to or substantially concurrently with such termination); and (v) promptly after such termination the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal referenced in clause (i); or
(i)  by the Company, at any time prior to the Effective Time and whether prior to or after the receipt of the Requisite Stockholder Approval if (i) the Merger shall not have been consummated on the date upon which Parent is required to consummate the Closing pursuant to Section 2.3; (ii) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing, and (B) as of such time, based on the information then available to the Company, all conditions set forth in Section 7.3 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.3; (iv) the Company has given Parent written notice at least three Business Days prior to such termination stating the

Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Merger; and (v) Parent and Merger Sub fail to consummate the Merger on the later of (x) the expiration of the three Business Day period contemplated by foregoing clause (iv) and (y) the date required pursuant to Section 2.3.
8.2 Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable; provided that, notwithstanding the foregoing, (i) no such termination shall relieve any Party of its obligation to pay the Company Termination Fee or the Parent Termination Fee, if, as and when required pursuant to Section 8.3; (ii) subject to the limitations set forth in Section 8.3, no such termination shall relieve any Party for liability and damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and which, in the case of the Company, may include the benefit of the bargain based on the loss of the economic benefit of the transactions contemplated hereby to the Company Stockholders) for such Party’s willful and material breaches of this Agreement prior to its termination or for fraud; and (iii) Section 4.15, Section 6.6(e), Section 6.6(f), Section 6.14, this Section 8.2, Section 8.3 and Article IX (and the defined terms used therein solely as they relate to such sections) will each survive the termination of this Agreement in accordance with their respective terms. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Limited Guaranty, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3 Fees and Expenses.
(a) General. Except as set forth in this Section 8.3, Section 6.6(e) or Section 6.6(f), all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except for transfer Taxes referred to in Section 2.9(e), Parent or the Surviving Corporation will pay or cause to be paid all stock transfer taxes arising out of the consummation of the Merger.
(b) Company Payments.
  (i) If (I)(1)(A) this Agreement is validly terminated pursuant to Section 8.1(c) (End Date), Section 8.1(d) (Shareholder No Vote) or Section 8.1(e) (Company Breach); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced (or, in the case of termination of this Agreement pursuant to Section 8.1(c) only, a bona fide written Acquisition Proposal for an Acquisition Transaction is communicated to the Company Board) and not withdrawn or otherwise abandoned; and (C) within one year following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d), or Section 8.1(e), as applicable; or (2) (A) this Agreement is validly terminated pursuant to Section 8.1(e) (Company Breach) due to a willful and material breach by the Company of Section 5.3(b); and (B) within one year following the termination of this Agreement described in immediately preceding clause (I)(2)(A); and (II) either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will concurrently with or promptly (and in any event within two Business Days) after entry into such definitive agreement pay, or cause to be paid, to Parent an amount equal to the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

  (ii) If this Agreement is validly terminated pursuant to Section 8.1(f) (Company Board Recommendation Change), then the Company must promptly (and in any event within two Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to the account designated in writing by Parent on Section 8.3(b) of the Parent Disclosure Letter (which account information may be updated by Parent by written notice to the Company from time to time) (the “Parent Account”);
  (iii) If this Agreement is validly terminated pursuant to Section 8.1(h) (Superior Proposal), then the Company must prior to or substantially concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to the Parent Account.
As used herein, “Company Termination Fee” shall mean $39,507,352, except that “Company Termination Fee” shall mean $19,753,676 in the event that this Agreement is terminated by the Company pursuant to Section 8.1(h) (Superior Proposal) on or prior to the Cut-Off Date with respect to the Company entering into an Alternative Acquisition Agreement with a Person or group that is an Excluded Party at the time of such termination.
(c) Parent Payments. If this Agreement is validly terminated by the Company pursuant to Section 8.1(g) (Parent Breach) or Section 8.1(i) (Failure to Close), or either by Parent or the Company pursuant to Section 8.1(c) (End Date) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 8.1(g) (Parent Breach) or Section 8.1(i) (Failure to Close), then Parent must promptly (and in any event within two Business Days) following such termination pay, or cause to be paid to the Company a fee in an amount equal to $79,014,704 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.
(d) Single Payment Only. The Parties acknowledge and agree that in no event will either the Company or the Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e) Payments. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay any amount due pursuant to this Section 8.3 (including any expenses for which Parent is liable pursuant to Section 6.6(e) and Section 6.6(f)), it shall also pay (i) any costs or expenses (including reasonable and documented out-of-pocket fees and expenses of outside counsel) incurred by the other party in connection with enforcing the other party’s rights hereunder and the Limited Guaranty, and (ii) interest on any amount due and unpaid pursuant to this Section 8.3, compounded annually, at the prime lending rate prevailing during such period as published in the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment (any such amounts in clauses (i) and (ii), “Enforcement Costs”); provided that, in no event shall any party be required to pay Enforcement Costs in an aggregate amount exceeding $10,000,000.
(f)  Sole and Exclusive Remedy.
  (i) Notwithstanding anything herein to the contrary, but without limitation to the Company’s right in respect of specific performance pursuant to Section 9.8(b), the indemnification and reimbursement obligations specifically set forth in this Agreement (including Section 6.6(e) and Section 6.6(f)) and the terms of the Equity Commitment Letter and Guaranty and any rights under the Confidentiality Agreement, the Company agrees that, upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent pursuant to this Section 8.3 and such Parent Termination Fee and, any applicable Enforcement Costs and any applicable indemnification and reimbursement obligations specifically set forth in this Agreement (including Section 6.6(e) and Section 6.6(f)) are paid in full, the receipt by the Company of the Parent Termination Fee, any applicable Enforcement Costs and any applicable indemnification and reimbursement obligations specifically set forth in this Agreement (including Section 6.6(e) and Section 6.6(f)) shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company in connection with this Agreement or the transactions contemplated hereby and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent Related Parties or their respective Representatives in connection with the Transactional Matters, including any breach of this Agreement (including any willful breach). Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) and the Parent Termination Fee is payable pursuant to

Section 8.3(c), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.8(b), the sole and exclusive monetary remedies (whether at law, in equity, in contract, in tort or otherwise) against any Parent Related Party for any breach (whether willfully, intentionally, unintentionally or otherwise), loss, damage or failure to perform under (whether willfully, intentionally, unintentionally or otherwise), this Agreement or any certificate or document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be to receive payment of the Parent Termination Fee, and, if applicable, the Enforcement Costs and the indemnification and reimbursement obligations specifically set forth in this Agreement (including Section 6.6(e) and Section 6.6(f)), and upon payment of such amounts, none of the Parent Related Parties shall have further liability or obligation relating to or arising out of this Agreement (whether in equity or at law, in contract, in tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a Party or another Person or otherwise). Each party acknowledges and agrees that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. So long as this Agreement shall not have been terminated, the Company shall be entitled to pursue both a grant of specific performance under Section 9.8(b) and the payment of the Parent Termination Fee and any applicable Enforcement Costs and indemnification and reimbursement obligations specifically set forth in this Agreement (including Section 6.6(e) and Section 6.6(f)), but under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance under Section 9.8(b) requiring Parent to consummate the Merger and payment of the Parent Termination Fee and any applicable Enforcement Costs.
  (ii) Notwithstanding anything herein to the contrary, Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 8.3 and such Company Termination Fee is paid in full, the receipt by Parent of the Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company Related Parties or their respective Representatives in connection with any Transactional Matters, including any breach of this Agreement (including any willful breach). Notwithstanding anything to the contrary in this Agreement, if the Company breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) and the Company Termination Fee is payable pursuant to Section 8.3(b), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.8(b), the sole and exclusive monetary remedies (whether at law, in equity, in contract, in tort or otherwise) against any Company Related Party for any breach (whether willfully, intentionally, unintentionally or otherwise), loss, damage or failure to perform under (whether willfully, intentionally, unintentionally or otherwise), this Agreement or any certificate or document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be to receive payment of the Company Termination Fee, and, if applicable, the Enforcement Costs and the indemnification and reimbursement obligations specifically set forth in this Agreement, and upon payment of such amounts, none of the Company Related Parties shall have further liability or obligation relating to or arising out of this Agreement (whether in equity or at law, in contract, in tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a Party or another Person or otherwise). Each party acknowledges and agrees that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(g) Non-Recourse Parent Party. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may only be enforced against the named parties, and in no event shall the Company or any Company Related Parties, seek or obtain, nor will they permit any of their respective Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award (whether in contract, tort, equity, law or granted by statute, and whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) against any Non-Recourse Parent Party relating to or arising out of any Transactional Matters, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Limited Guaranty and the Equity Commitment Letter.
8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this

Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, any amendments, modifications or alterations of the provisions relating to the Financing Sources and/or the Financing Source Related Parties set forth in Section 8.3(f), Section 8.3(g), Section 8.6, Section 9.3, Section 9.6, Section 9.10(b), Section 9.11 and this Section 8.4 (and the defined terms used therein solely as they relate to such sections) to the extent adversely affecting any of the Financing Sources and/or the Financing Source Related Parties (to such extent, the “Financing Source Provisions”), shall not be effective with respect to such affected Financing Sources unless the affected Financing Sources provide their prior written consent to such amendment, modification or alteration.
8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
8.6 No Liability of Financing Sources. None of the Financing Sources or Financing Source Related Parties will have any liability to the Company, any Company Stockholders or any of their respective Affiliates, for any reason, including relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or otherwise in connection with the obligations of the Financing Sources, whether at law or equity, in contract, in tort or otherwise, and none of the Company, the Company Stockholders or any of their respective Affiliates will have any rights or claims against any of the Financing Sources or Financing Source Related Parties hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company, any Company Stockholders (to the extent such Persons shall be direct or indirect equityholders of the Company after the Effective Time) and its Affiliates against the Financing Sources after the Effective Time under the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.
9.2 Notices. All notices or communications hereunder must be in writing and shall be deemed to have been delivered and received: (a) if delivered in person or commercial delivery service (with a written or electronic confirmation of delivery), on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent; provided, that no “bounce back” or automated non-delivery message is obtained or (c) if by certified or registered mail (return receipt requested), on the third Business Day after the mailing thereof, in each case to the intended recipient as set forth below:
(a)	if to Parent or Merger Sub to:

Prince Parent Inc.
c/o ArchiMed SAS
9 Rue des Cuirassiers
69003 Lyon France
Attn: General Counsel
E-mail: ntus@archimed.group

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
500 Montgomery Street
Suite 2000
San Francisco, California 94111
Attn: Luke J. Bergstrom; Bret J. Stancil; Danny Nordstrom
E-mail: luke.bergstrom@lw.com; bret.stancil@lw.com; danny.nordstrom@lw.com

(b)	if to the Company (prior to the Effective Time) to:

Natus Medical Incorporated
3150 Pleasant View Road
Middleton, WI 53562
Attn: General Counsel
E-mail: douglas.balog@natus.com

With copies (which will not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attn: Paul S. Scrivano
E-mail: paul.scrivano@davispolk.com

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Evan Rosen
E-mail: evan.rosen@davispolk.com
From time to time, any Party may provide notice to the other Parties of a change in its address through a notice given in accordance with this Section 9.2.
9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantor pursuant to the Limited Guaranty; or (ii) impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Common Stock, Company Restricted Stock Units and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.
9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Guarantor and the Company have previously executed a Confidentiality Agreement, dated February 25, 2022 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and

Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if Parent and Merger Sub were parties thereto. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Limited Guaranty and the Commitment Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
9.6 Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; (b) the rights of the Parent Related Parties, the Company Related Parties and Non-Recourse Parent Parties under Section 8.3; and (c) from and after the Effective Time, the rights of the holders of shares of Company Common Stock (including shares of Company Restricted Stock), Company Restricted Stock Units and Company Options to receive the merger consideration set forth in Article II. The Financing Source Provisions will inure to the benefit of the Financing Sources, the Financing Source Related Parties and each and their respective successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources, the Financing Source Related Parties and their respective successors and assigns).
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8 Remedies.
(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company and Parent may each pursue both a grant of specific performance and monetary damages (including the payment of the Parent Termination Fee or Company Termination Fee, as applicable), under no circumstances will the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and all or any portion of the Parent Termination Fee or Company Termination Fee, as applicable).
(b) Specific Performance.
  (i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the Company shall have the right to an injunction or specific performance to cause the Equity Financing to be funded and to cause Parent and Merger Sub to consummate the Merger if and only if (1) all conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing was required to have occurred pursuant to Section 2.3, (2) the Debt Financing (or any alternative financing) has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof at the Closing if the Equity Financing is funded to fund the Merger at the Closing, and (3) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing is funded and Parent and Merger Sub comply with their obligations hereunder, then the Company is ready, willing and able to, and will take such actions as are within its control, to consummate the Closing pursuant to Article II.
  (ii) Subject to Section 9.8(b)(i), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
9.9 Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
9.10 Consent to Jurisdiction; Arbitration; Venue.
(a) Arbitration of Disputes.
  (i) Any controversy or claim arising out of or relating to this Agreement, the Merger, the Equity Commitment Letter or the Limited Guaranty or the breach thereof, including whether a dispute is subject to arbitration, shall be determined by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Mediation Procedures (“Commercial Rules”), including, if appropriate, the Procedures for Large, Complex Commercial Disputes and the International Commercial Arbitration Supplementary Procedures.
  (ii) There shall be three arbitrators. The parties agree that one arbitrator shall be appointed by each Party (with Parent and Merger Sub being treated as a single party for purposes of this Section 9.10) within ten days of receipt by respondent of the Request for Arbitration or in default thereof appointed by the AAA in accordance with its Commercial Rules, and the third presiding arbitrator shall be appointed by agreement of the two party-appointed arbitrators within 14 days of the appointment of the second arbitrator or, in default of such agreement, by the AAA in accordance with its Commercial Rules.
  (iii) Arbitration may be commenced by any Party by giving written notice to the other Party and to the AAA pursuant to its Commercial Rules. Within five days of such notice, the Party demanding arbitration shall appoint its arbitrator. The remaining two arbitrators shall be appointed in accordance with Section 9.10(a)(ii).
  (iv) Each arbitrator, including the jointly appointed arbitrator, shall be impartial and shall be a retired Delaware Chancery Court judge or Delaware Supreme Court justice, or, if not reasonably available, shall otherwise be an attorney licensed to practice law in a U.S. state and knowledgeable about and experienced with the law of Delaware and have had at least 15 years of legal experience in the area of mergers and acquisitions.
  (v) The arbitration panel is not authorized to, and shall not, conduct class-action lawsuits, class-wide arbitrations, private attorney-general actions, or any other proceeding where someone acts in a representative capacity.
  (vi) The seat or place of the arbitration shall be Wilmington, Delaware. All arbitration proceedings shall be conducted in English. The panel may conduct proceedings in other locations if necessary for the taking of evidence.

  (vii) In connection with any arbitration proceeding hereunder, the arbitration panel shall allow reasonable requests for the production of documents relevant to the dispute and permit the taking of depositions limited to not more than ten persons on each side and for not more than 70 hours in total for each side. The panel may seek to compel the production of evidence from non-Parties.
  (viii) The arbitration panel is authorized to award monetary damages and to grant specific performance of this Agreement and other injunctive or equitable relief, including interim, temporary and/or permanent relief pending the final award. The arbitration panel shall have no authority to award punitive damages.
  (ix) The Parties shall bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the arbitral panel and the costs of administration.
  (x) The arbitral award shall be final and non-appealable and may be enforced in any court of competent jurisdiction, including courts in the jurisdiction where each of Parent and/or its Subsidiaries or their respective Affiliates (including the Guarantor) is organized. The Parties covenant and agree that they will cooperate with any effort to enforce a final, non-appealable arbitral award.
  (xi) EACH OF PARENT, MERGER SUB AND THE COMPANY IRREVOCABLY WAIVES ANY OBJECTIONS OR IMMUNITIES TO THE ARBITRATION AND JURISDICTION PROVIDED IN THIS SECTION 9.10 TO WHICH IT MAY OTHERWISE BE ENTITLED OR BECOME ENTITLED (INCLUDING SOVEREIGN IMMUNITY, IMMUNITY TO PRE-JUDGMENT ATTACHMENT, POST-JUDGMENT ATTACHMENT AND EXECUTION) IN ANY ARBITRATION, LEGAL SUIT, ACTION OR PROCEEDING AGAINST IT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHICH IS INSTITUTED IN ANY SUCH ARBITRATION OR COURT. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN ACCORDANCE WITH, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE.
  (xii) With respect to any matter not subject to arbitration under this Section 9.10 of the Agreement, as determined by an arbitral panel pursuant to this Section 9.10, each Party hereby irrevocably consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in New Castle County, and if such court does not have jurisdiction, the United States District Court sitting in Wilmington, Delaware, and if such court does not have jurisdiction, the Delaware Superior Court in New Castle County, and waives any objection to personal jurisdiction of and venue in such court with respect to such proceeding and any claim that such forum is inconvenient.
  (xiii) EACH OF PARENT AND MERGER SUB HEREBY IRREVOCABLY DESIGNATES COGENCY GLOBAL INC. (F/K/A NATIONAL CORPORATE RESEARCH, LTD.) (IN SUCH CAPACITY THE “PROCESS AGENT”), WITH AN OFFICE AT 850 NEW BURTON ROAD, STE 201, DOVER, DE 19904, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
  (xiv) The arbitration panel shall, and the Parties shall use their respective reasonable best efforts to cause the arbitration panel to, deliver an arbitral award within 45 days of the appointment of the third arbitrator.
  (xv) Any Party may apply to any court of competent jurisdiction to enforce an arbitration order. This Agreement evidences a transaction involving interstate commerce and the enforcement of this Agreement’s arbitration provision and the confirmation of any award issued to either party by reason of arbitration is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
(b) Jurisdiction for Financing Sources and Financing Source Related Parties. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources and/or Financing Source Related Parties arising out of, or relating to, the Merger, the Debt Financing, any applicable debt commitment letter or credit agreement to which Parent or any of its Affiliates is a party or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.
9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE LIMITED GUARANTY, THE COMMITMENT LETTERS, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES AND/OR FINANCING SOURCE RELATED PARTIES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
9.13 Counterparts; Electronic Signatures. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or electronic signature (e.g., DocuSign or similar electronic means) (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the party’s intent or the effectiveness of such signature. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
PRINCE PARENT INC.

By:	/s/ Justin Bateman
Name: Justin Bateman
Title: President
PRINCE MERGERCO INC.

By:	/s/ Justin Bateman
Name: Justin Bateman
Title: President
[Signature Page to Agreement and Plan of Merger]

NATUS MEDICAL INCORPORATED

By:	/s/ Thomas J. Sullivan
Name:Thomas J. Sullivan
Title: President & CEO
[Signature Page to Agreement and Plan of Merger]

Annex B

April 17, 2022
Board of Directors
Natus Medical Incorporated
3150 Pleasant View Road
Middleton, WI 53562
Members of the Board:
Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Natus Medical Incorporated (the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Prince Parent Inc. (the “Parent”) and Prince Mergerco Inc., a wholly-owned subsidiary of the Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, and each issued and outstanding share of common stock, $0.001 par value per share, of the Company (the “Shares”) (other than Owned Company Shares and Dissenting Company Shares (each as defined in the Merger Agreement) (the “Excluded Shares”)) will be converted into the right to receive $33.50 in cash, without interest thereon (the “Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).
The Board of Directors of the Company (the “Board”) has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, as of the date of this opinion, to the holders of Shares, other than Excluded Shares, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement (the “Opinion”).
In rendering our Opinion, we have, among other things:
(i)
discussed the Merger and related matters with the Company’s management and counsel and reviewed the financial terms of the Merger contained in a draft dated April 16, 2022 of the Merger Agreement (the “Draft Merger Agreement”);

(ii)	reviewed the audited consolidated financial statements of the Company contained in its Annual Reports on Form 10-K for the three years ended December 31, 2021;
(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company;
(iv)
reviewed and discussed with the Company’s management certain non-publicly available information concerning the Company, including without limitation internal financial analyses, financial projections, reports and other information prepared by its management, including without limitation the Company’s strategic plan (the “Company Strategic Plan”), utilized by us pursuant to instructions from the Company, and held discussions with the Company’s senior management regarding recent developments;

(v)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;
(vi)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;
(vii)	participated in certain discussions and negotiations between representatives of the Company and the Parent;
(viii)	reviewed the reported prices and trading activity of the equity securities of the Company;
(ix)	reviewed and analyzed, based on the Company Strategic Plan, the cash flows generated by the Company to determine the present value of those discounted cash flows;

Board of Directors – Natus Medical Incorporated
April 17, 2022

(x)	considered the results of our efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a merger or other transaction with the Company;
(xi)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and
(xii)
taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Company’s industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company (including without limitation the financial forecasts contained in the Company Strategic Plan and the price to be received for certain assets (the “Specified Assets”) assumed to be divested in the Company Strategic Plan), we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasted or projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, including, without limitation, assumptions regarding the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic and the conflict in Ukraine. Accordingly, actual results could vary significantly from those set forth in such forecasted or projected financial information. Stifel has relied on this forecasted or projected information, including without limitation estimates of the management of the Company of the price to be received for the Specified Assets, without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel expresses no opinion as to any such forecasted or projected information or any other estimates or the assumptions on which they were made.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial information made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of the Company’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.
We have assumed that the definitive Merger Agreement will not differ materially from the Draft Merger Agreement. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement without any waiver of material terms or conditions by the Company or any other party and without any anti-dilution or other adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

Board of Directors – Natus Medical Incorporated
April 17, 2022

Our Opinion is limited to whether the Merger Consideration is fair to the holders of Shares (other than Excluded Shares), from a financial point of view, and does not address any other terms, aspects or implications of the Merger including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the legal, financial reporting, tax, accounting or regulatory consequences of the Merger on the Company or the holders of Shares; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities or otherwise; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether the Parent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration to the holders of Shares at the closing of the Merger; or (vi) the treatment of, or effect of the Merger on, Company Restricted Stock, Company Restricted Stock Units or Company Options (each as defined in the Merger Agreement). Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s securities will trade following public announcement of the Merger.
Our Opinion is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Further, as the Board is aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Parent or the Merger. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote or otherwise act on the Merger or any other matter or to any shareholder of the Company as to how any such shareholder should act with respect to the Merger or any other matter, including without limitation how to vote at any shareholders’ meeting at which the Merger is considered, or whether or not to enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.
We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or the Parent or any other party.
Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this

Board of Directors – Natus Medical Incorporated
April 17, 2022

Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to the Parent or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of the Company and the Parent or its affiliates and may at any time hold a long or short position in such securities.
Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Shares, other than Excluded Shares, in the Merger pursuant to the Merger Agreement is fair to such holders of Shares, from a financial point of view.
Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Annex C
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION
NATUS MEDICAL INCORPORATED
Proxy for Special Meeting of Stockholders on [ ], 2022
Solicited on Behalf of the Board of Directors
The undersigned, revoking all proxies heretofore given by the undersigned, hereby appoints Thomas J. Sullivan, with full power of substitution, as proxy to vote all the shares of Company Common Stock which the undersigned would be entitled to vote if personally present at, and to act for the undersigned at, the Special Meeting of Stockholders of Natus Medical Incorporated (the “Company Stockholder Meeting”), to be held on [ ], 2022 at [ ] Eastern Time via live webcast on the Internet at www.virtualshareholdermeeting.com/NTUS2022SM (or any alternate location and/or by means of communication determined by or on behalf of the Board of Directors) or at any adjournments or postponements thereof on the matters indicated on the reverse side of this proxy.
When properly executed, this proxy will be voted in accordance with the instructions on the reverse side. If this proxy is signed and returned to Natus but no instructions are specified, it will be voted (i) “FOR” Proposals 1, 2 and 3, and (ii) in the discretion of the persons named above (or their substitutes) upon such other matters as may come before the Company Stockholder Meeting including any adjournment or postponement thereof, in accordance with their judgment.
This proxy confers discretionary authority on the persons named above (or their substitutes) to vote in accordance with their judgment on any other business which may properly come before the Company Stockholder Meeting, including any adjournment or postponement thereof.
The undersigned acknowledges receipt with this proxy of the accompanying Notice of Company Stockholder Meeting and proxy statement.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
(Continued and to be signed on the reverse side.)
PLEASE SIGN AND DATE THIS PROXY CARD
Natus Medical Incorporated
The Board of Directors recommends you vote FOR Proposals 1, 2 & 3
1.
To approve and adopt the Agreement and Plan of Merger, made and entered into as of April 17, 2022 as amended from time to time (as so amended from time to time, the “Merger Agreement”), by and among Natus, Prince Parent Inc. (“Parent”), and Prince Mergerco Inc. (“Merger Sub”), pursuant to which, Merger Sub will be merged with and into Natus and Natus will continue as the surviving corporation of the merger and a wholly owned subsidiary of Parent (the “Merger”);

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.
To approve the adjournment of the Company Stockholder Meeting from time to time, if necessary or appropriate, as determined in good faith by the Board of Directors, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholder Meeting; and

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To approve, by non-binding, advisory vote, certain compensation that will or may become payable by Natus to its named executive officers in connection with the Merger.
☐ FOR	☐ AGAINST	☐ ABSTAIN

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION
Signature of Stockholder
Signature, if held jointly (Title)
Date: , 2022

Note: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.